Filed Pursuant to Rule 424(b)(1)
Registration Nos. 333-237328 and 333-237500

PROSPECTUS

35,290,000

Units consisting of
Common Shares or
Pre-Funded Warrants to Purchase Common Shares and
Class D Warrants to Purchase Common Shares

Seanergy Maritime Holdings Corp.

We are offering 35,290,000 units consisting of one common share and one Class D Warrant to purchase one common share. Each Class D Warrant will be immediately exercisable at an exercise price of $0.17 per share (or 100% of the price of each unit sold in this offering) and expire five years after the issuance date.

We are also offering to each purchaser, with respect to the purchase of units that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding common shares immediately following the consummation of this offering, the opportunity to purchase units including one pre-funded warrant in lieu of one common share in the unit. Subject to limited exceptions, a holder of pre-funded warrants will not have the right to exercise any portion of its pre-funded warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, such limit may be increased to up to 9.99%) of the number of common shares outstanding immediately after giving effect to such exercise. Each pre-funded warrant will be exercisable for one common share. The purchase price of each unit including a pre-funded warrant will be equal to the price per unit including one common share, minus $0.01, and the remaining exercise price of each pre-funded warrant will equal $0.01 per share. The pre-funded warrants will be immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full. For each unit including a pre-funded warrant we sell (without regard to any limitation on exercise set forth therein), the number of units including a common share we are offering will be decreased on a one-for-one basis.

The common shares and pre-funded warrants, if any, can each be purchased in this offering only with the accompanying Class D Warrant (other than pursuant to the option of the representative of the underwriters to purchase additional securities) as part of a unit, but the components of the units will immediately separate upon issuance.

Our common shares are listed on the Nasdaq Capital Market under the symbol “SHIP”. On March 31, 2020, the last reported sale price of our common shares on the Nasdaq Capital Market was $0.15 per share. We intend to apply to list the Class D Warrants offered hereby on the Nasdaq Capital Market. No assurance can be given that our application will be approved.

There is currently no established trading market for the units, pre-funded warrants, or Class D Warrants. We intend to apply for the listing of the Class D Warrants on the Nasdaq Capital Market but not for the units or pre-funded warrants.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 11 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

	Per Unit	Per Pre-Funded Unit	Total
Public offering price	$0.17	$0.16	$5,898,300
Underwriters fees and commissions(1)	$0.0119	$0.0119	$419,951
Proceeds to the Company, before expenses	$0.1581	$0.1481	$5,478,349
(1)	We have agreed to issue a warrant to the representative of the underwriters and to reimburse the underwriters for expenses incurred by them in an amount not to exceed $75,000. We refer you to the section entitled “Underwriting” of this prospectus for additional information regarding total compensation and other items of value payable to the underwriters.

We have granted the representative of the underwriters an option for a period of up to 45 days to purchase up to 5,293,500 additional common shares and/or pre-funded warrants and/or 5,293,500 additional Class D Warrants.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the units to purchasers in the offering is expected to be made on or about April 2, 2020.

Maxim Group LLC

The date of this prospectus is March 31, 2020.

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ABOUT THIS PROSPECTUS

You should rely only on the information contained and incorporated by reference into this prospectus and in any free writing prospectus that we authorize to be distributed to you. We have not, and the underwriters have not, authorized anyone to provide you with additional or different information or to make representations other than those contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This document may only be used where it is legal to sell these securities. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer is not permitted.

We obtained certain statistical data, market data and other industry data and forecasts used or incorporated by reference into this prospectus from publicly available information. While we believe that the statistical data, industry data, forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain certain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding our or our management’s expectations, hopes, beliefs, intentions or strategies regarding the future and other statements that are other than statements of historical fact. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “may”, “might”, “plan”, “possible”, “potential”, “predict”, “project”, “should”, “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements in this prospectus and the documents incorporated by reference into this prospectus are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies that are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections. As a result, you are cautioned not to rely on any forward-looking statements.

Many of these statements are based on our assumptions about factors that are beyond our ability to control or predict and are subject to risks and uncertainties that are described more fully in the section herein entitled “Risk Factors”. Any of these factors or a combination of these factors could materially affect our future results of operations and the ultimate accuracy of the forward-looking statements. In addition to these important factors and matters discussed elsewhere herein and in the documents incorporated by reference herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include, among other things:

•	changes in shipping industry trends, including charter rates, vessel values and factors affecting vessel supply and demand;
•	changes in seaborne and other transportation patterns;
•	changes in the supply of or demand for dry bulk commodities, including dry bulk commodities carried by sea, generally or in particular regions;
•	changes in the number of newbuildings under construction in the dry bulk shipping industry;
•	changes in the useful lives and the value of our vessels and the related impact on our compliance with loan covenants;
•	the aging of our fleet and increases in operating costs;
•	changes in our ability to complete future, pending or recent acquisitions or dispositions;
•	our ability to achieve successful utilization of our expanded fleet;
•	changes to our financial condition and liquidity, including our ability to pay amounts that we owe and obtain additional financing to fund capital expenditures, acquisitions and other general corporate activities;
•	risks related to our business strategy, areas of possible expansion or expected capital spending or operating expenses;
•	changes in our ability to leverage the relationships and reputation in the dry bulk shipping industry of V.Ships Limited, or V.Ships, our technical manager, and Fidelity Marine Inc., or Fidelity, our commercial manager;
•	changes in the availability of crew, number of off-hire days, classification survey requirements and insurance costs for the vessels in our fleet;
•	changes in our relationships with our contract counterparties, including the failure of any of our contract counterparties to comply with their agreements with us;
•	loss of our customers, charters or vessels;
•	damage to our vessels;

•	potential liability from future litigation and incidents involving our vessels;
•	our future operating or financial results;
•	acts of terrorism, other hostilities, pandemics or other calamities (including, without limitation, the worldwide novel coronavirus outbreak of 2020);
•	changes in global and regional economic and political conditions;
•	changes in governmental rules and regulations or actions taken by regulatory authorities, particularly with respect to the dry bulk shipping industry;
•	our ability to continue as a going concern; and
•	other factors listed from time to time in registration statements, reports or other materials that we have filed with or furnished to the U.S. Securities and Exchange Commission, or the Commission, including our most recent annual report on Form 20-F, which is incorporated by reference into this prospectus.

Should one or more of the foregoing risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable laws. If one or more forward-looking statements are updated, no inference should be drawn that additional updates will be made with respect to those or other forward-looking statements.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Republic of the Marshall Islands and our principal executive offices are located outside the United States. Certain of our directors and officers reside outside the United States. In addition, substantially all of our assets and the assets of certain of our directors and officers are located outside the United States. As a result, it may not be possible for you to serve legal process within the United States upon us or any of these persons. It may also not be possible for you to enforce, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.

Furthermore, there is substantial doubt that courts in jurisdictions outside of the U.S. (i) would enforce judgments of U.S. courts obtained in actions against us or our directors or officers based upon the civil liability provisions of applicable U.S. federal and state securities laws or (ii) would enforce, in original actions, liabilities against us or our directors or officers based on those laws.

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PROSPECTUS SUMMARY

This summary highlights certain information that appears elsewhere in this prospectus or in documents incorporated by reference herein, and this summary is qualified in its entirety by that more detailed information. This summary may not contain all of the information that may be important to you. We urge you to carefully read this entire prospectus and the documents incorporated by reference herein. As an investor or prospective investor, you should also review carefully the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus and in our Annual Report on Form 20-F for the year ended December 31, 2019.

Unless the context otherwise requires, as used in this prospectus, the terms “Company”, “Seanergy”, “we”, “us” and “our” refer to Seanergy Maritime Holdings Corp. and all of its subsidiaries, and “Seanergy Maritime Holdings Corp.” refers only to Seanergy Maritime Holdings Corp. and not to its subsidiaries. We use the term deadweight ton, or dwt, in describing the size of our vessels. Dwt, expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry. Unless otherwise indicated, all references in this prospectus to “$” or “dollars” are to U.S. dollars, and financial information presented in this prospectus is derived from the financial statements incorporated by reference in this prospectus that were prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.

Overview

We are Seanergy Maritime Holdings Corp., an international shipping company specializing in the worldwide seaborne transportation of dry bulk commodities, primarily iron ore and coal. Our fleet currently consists of ten modern-design Capesize vessels. We are the only pure-play Capesize shipping company listed in the U.S. capital markets. We believe we have established a reputation in the international dry bulk shipping industry for operating and maintaining vessels with high standards of performance, reliability and safety. Our management team is comprised of executives with extensive experience operating large and diversified fleets, who have strong relationships to a growing number of international charterers.

We manage our vessels’ operations, insurances, claims and bunkering and have the general supervision of our third-party technical and commercial managers. Pursuant to technical management agreements with our vessel owning or operating subsidiaries, V.Ships, an independent third party, provides technical management for our vessels that includes general administrative and support services, such as crewing and other technical management, accounting related to vessels and provisions. Fidelity, an independent third party, provides exclusive commercial management services for all of the vessels in our fleet pursuant to a commercial management agreement with Seanergy Management Corp., or Seanergy Management, our wholly-owned ship managing subsidiary. Seanergy Management provides us with certain other management services.

Our Fleet

As of the date of this prospectus, we operate a fleet of ten Capesize vessels, with a cargo-carrying capacity of approximately 1,748,581 dwt and an average age of 11 years. We are the only pure-play Capesize shipping company listed in the U.S. capital markets.

The following table lists the vessels in our fleet as of the date of this prospectus:

Vessel Name	Year Built	Dwt	Flag	Yard	Type of Employment
Fellowship	2010	179,701	MI	Daewoo	Spot
Championship(1)	2011	179,238	MI	Sungdong	T/C Index Linked(2)
Partnership	2012	179,213	MI	Hyundai	T/C Index Linked(3)
Knightship(4)	2010	178,978	LIB	Hyundai	Spot
Lordship	2010	178,838	LIB	Hyundai	T/C Index Linked(5)
Gloriuship	2004	171,314	MI	Hyundai	T/C Index Linked(6)
Leadership	2001	171,199	BA	Koyo-Imabari	Spot
Geniuship	2010	170,058	MI	Sungdong	Spot
Premiership	2010	170,024	IoM	Sungdong	T/C Index Linked(7)
Squireship	2010	170,018	LIB	Sungdong	T/C Index Linked(8)
(1)	In November 2018, we entered into a financing arrangement with Cargill according to which this vessel was sold and leased back on a bareboat basis from Cargill for a five-year-period. We have a purchase obligation at the end of the five-year period and we further have the option to repurchase the vessel at any time during the bareboat charter.

(2)	This vessel is being chartered by Cargill. The vessel was delivered to the charterer on November 7, 2018 for a period of employment of 60 months, with an additional period of 24 to 27 months at the charterer’s option. The net daily charter hire is calculated at an index linked rate based on the five T/C routes of the Baltic Capesize Index, or BCI TCE plus a gross daily scrubber premium of $1,740. In addition, the time charter provides us with the option to convert the index linked rate to a fixed rate for a period of between three and 12 months priced at the then prevailing Capesize Forward Freight Agreement rate, or FFA, for the selected period.
(3)	This vessel is being chartered by a major European utility and energy company and was delivered to the charterer on September 11, 2019, for a period of minimum 33 to maximum 37 months with an optional period of about 11 to maximum 13 months. The net daily charter hire is calculated at an index linked rate based on the BCI TCE. In addition, the time charter provides us an option for any period of time during the hire to be converted into a fixed rate time charter, between three months and 12 months, with a rate corresponding to the prevailing value of the respective Capesize FFA.
(4)	In June 2018, we entered into a financing arrangement with AVIC International Leasing Co., Ltd., or AVIC, according to which this vessel was sold and leased back on a bareboat basis from AVIC’s affiliate, Hanchen Limited, or Hanchen, for an eight-year period. We have a purchase obligation at the end of the eight-year period and we further have the option to repurchase the vessel at any time following the second anniversary of delivery under the bareboat charter.
(5)	This vessel is being chartered by a major European utility and energy company and was delivered to the charterer on August 4, 2019, for a period of minimum 33 to maximum 37 months with an optional period of about 11 to maximum 13 months. The net daily charter hire is calculated at an index linked rate based on the BCI TCE plus a net daily scrubber premium of $3,735. In addition, the time charter provides us an option for any period of time during the hire to be converted into a fixed rate time charter, between three months and 12 months, with a rate corresponding to the prevailing value of the respective Capesize FFA.
(6)	This vessel is being chartered by a dry bulk charter operator and was delivered to the charterer on December 19, 2019, for a period of minimum four to maximum seven months. The net daily charter hire is calculated at an index linked rate based on BCI TCE.
(7)	This vessel is being chartered by a major commodity trading company and was delivered to the charterer on November 29, 2019 for a period of minimum 36 to maximum 42 months with two optional periods of about 11 to maximum 13 months. The net daily charter hire is calculated at an index linked rate based on BCI TCE plus a gross daily scrubber premium of $2,163.
(8)	This vessel is being chartered by a major commodity trading company and was delivered to the charterer on December 19, 2019 for a period of minimum 36 to maximum 42 months with two optional periods of about 11 to maximum 13 months. The net daily charter hire is calculated at an index linked rate based on the BCI TCE plus a gross daily scrubber premium of $2,163.

Key to Flags:
BA – Bahamas, IoM – Isle of Man, LIB – Liberia, MI – Marshall Islands.

Experienced Management

Our leadership has considerable shipping industry expertise. Mr. Tsantanis, our Chairman and Chief Executive Officer, brings more than 22 years of experience in shipping and finance and has held senior management positions in prominent shipping companies prior to leading our Company. Mr. Gyftakis, our Chief Financial Officer, has more than 14 years of experience in senior positions in the shipping finance industry. Our Chief Operations Officer, Chief Technical Officer and General Counsel have a combined experience of 57 years in senior positions in the shipping industry.

Our Business Strategy

We currently operate a fleet of ten Capesize vessels. We intend to continue to review the market in order to identify potential acquisition targets which will be accretive to our earnings per share. Our acquisition strategy focuses on newbuilding or secondhand Capesize dry bulk vessels, although we may acquire vessels in other sectors which we believe offer attractive investment opportunities. Our business strategy is centered on managing our fleet in accordance with world-class standards to produce strong cash flows and to further expand our fleet to build our position as a reliable provider of international seaborne transportation services for dry bulk commodities.

Our Fleet Composition

Focus on Capesize Vessels. Our fleet currently consists of ten modern-design Capesize vessels. We are the only pure-play Capesize shipping company listed in the U.S. capital markets. We expect our focus on a single type of vessel within the dry bulk space to result in superior operational efficiency and commercial performance in this market. We believe, further, that our focus on the Capesize market will attract a broad shareholder base aiming to gain direct exposure to the favorable fundamentals of iron ore and coal transportation, while minimizing their exposure to the rest of the dry bulk market that may be influenced by a much wider range of commodities. We believe our modern-design vessels, which were built at reputable Korean and Japanese shipyards, are preferred by charterers over older vessels since they require lower maintenance and typically have lower operating expenses.

Expanding Our Fleet Through Opportunistic Acquisitions and Disposals. We currently view the Capesize vessel class as providing the highest long-term returns in the dry bulk space given existing vessel price levels. In evaluating acquisitions, we consider and analyze, among other things, our expectation of fundamental developments in the dry bulk shipping industry sector, the level of liquidity in the resale and charter market, the vessel condition and technical specifications, the expected remaining useful life, as well as the overall strategic positioning of our fleet and customers. For vessels acquired with charters attached, we also consider the credit quality of the charterer and the duration and terms of the contracts in place. Based on our successful track record, commercial expertise and reputation in the marketplace as well as our transparent and public corporate structure, we believe that we are well-positioned to source off-market opportunities to acquire secondhand vessels. As a result, our Company may be able to acquire vessels on more favorable terms than what would be obtained without access to such opportunities.

Commercial Partnerships with First Class Dry Bulk Charterers. A significant part of our Fleet is deployed on long term time-charters with reputable charterers comprising international commodities’ trading companies, utilities companies and large-scale operators. We believe all our charterers are considered leading names in the dry bulk space. The underlying vessels have been fitted with Exhaust Gas Cleaning Systems under a joint investment scheme with the respective charterers. We believe that this attests to the close working relationship that our Company has developed with these charterers and our strong reputation as a shipowner. Moreover, we believe that the structures of these time-charters provide for direct exposure in favorable movements in the freight rates and that the increased utilization achieved by the subject vessels on the back of these period employment arrangements, shall prove to be beneficial to our financial performance.

Assembling a Modern-design Capesize Fleet with Critical Mass. In today’s competitive world, shipping companies with larger fleets can benefit from economies of scale by reducing operating expenses per vessel due to volume price discounting; larger fleets are also preferred by the charterers as they can benefit from such economies of scale themselves. More importantly, shipping companies with larger fleets have better access to financing on competitive terms from shipping banks and lessors, as well as from institutional investors and the capital markets.

Our Fleet Deployment

Revenue Upside Potential through Spot Market Exposure. We believe our current fleet is positioned to capture increasing vessel revenues because of an expected upward trend in spot charter rates. As of the date of this prospectus, more than half of our fleet is employed under index-linked time charters and the rest in the spot market, which allows us to benefit from spot market improvements. The annual average of the 5 T/C routes of the BCI, increased significantly in 2019 by 144% from the low level of $7,388 per day in 2016 to $18,025 per day in 2019. Despite the seasonal softening seen in earnings in the first quarter of 2020 due to the adverse weather conditions in Brazil and Australia which are the main iron-ore exporting hubs, and the limited importing activity from China due to the novel coronavirus, we expect to see the continued influence of the positive trend established in the previous three years. The average daily BCI TCE of the last fifteen years from January 2005 until December 2019 is $34,082. As spot charter rates move toward long-term average levels, we may shift towards employing a greater proportion of our fleet under long term fixed-rate contracts in order to minimize downside risk. However, because the spot market is volatile, there can be no assurance that the recent improvements in the dry bulk charter market will continue.

Access to Attractive Chartering Opportunities. Our senior management in combination with Fidelity, our commercial manager, has established strong relationships with international miners, charterers and brokers. We believe that these relationships should provide us with access to attractive chartering opportunities. Furthermore, we aim to maintain our fleet at a level that meets or exceeds stringent industry standards as we believe that owning a modern and well-maintained fleet provides us with a competitive advantage in securing favorable employment. It should be noted that despite our management team’s deep industry experience and high-quality fleet, we expect the daily rates obtained on future time and spot charters to still be subject to market fluctuations. As a demonstration of our ability to source attractive employment opportunities, five of our vessels are under long-term T/Cs with durations of three to five years. As part of the agreements, the charterers covered part of the costs for the installation of exhaust gas cleaning systems, or scrubbers, on our vessels to ensure compliance with the IMO Global Sulphur Cap rules which went into effect on January 1, 2020.

Efficient IMO 2020 Strategy and Implementation: Effective January 1, 2020, IMO regulations require vessels comply with a new global cap on the sulfur in fuel oil used on board of 0.5%, down from the previous cap of 3.5%. Shipowners may comply with this regulation by (i) using 0.5% sulfur fuels on board, which are available at a higher cost; (ii) installing “scrubbers” for cleaning of the exhaust gas; or (iii) retrofitting vessels to be powered by liquefied natural gas (LNG), which may not be a viable option due to the lack of supply network and high costs involved in this process. We have installed scrubbers on 50% of our current fleet in cooperation with first-class time charterers who currently employ the vessels on time charters. As part of these agreements, the charterers covered the installation costs and we are entitled to a profit sharing. We believe that the willingness of our charterers to invest in our vessels is a testament to the attractive employment opportunities enjoyed by our fleet. Furthermore, we made timely preparations for the remaining 50% of our fleet to burn low sulfur fuel (0.5% or 0.1%). All engineering officers, engineering crew and deck officers employed on our vessels have been training and have completed a certain e-module regarding the use of low sulfur fuels. In addition, ship specific implementation plans were developed, aiming to safeguard the smooth transition with the usage of compliant fuels for such vessels that will not be equipped with scrubbers.

Environmental, Social, Governance, or ESG, Practices: We actively manage a broad range of ESG initiatives, taking into consideration their expected impact on the sustainability of our business over time, and the potential impact of our business on society and the environment. As far as the environmental aspects are concerned, in 2019 we implemented technical and operational measures that will result in energy savings and a reduced carbon footprint for our vessels. Scrubber installations, Existing Vessel Design Index, or EVDI, upgrades, and Energy Saving Device and Propulsion Efficiency Devices installations, weather routing, slow steaming, ballast and trim optimization during the ballast voyage legs and frequent propeller and hull cleaning policy constitute examples of the environmental practices we have adopted. Moreover, we pay considerable attention to our human resources both on our vessels and ashore, proven by a variety of practices, including gender discrimination elimination, performance KPIs, worldwide training and medical insurance.

Our Management Structure

Cost Efficient External Commercial and Technical Management. We manage our vessels’ operations, insurance policies and bunkering and have the general supervision of our third-party technical and commercial managers.

V.Ships, an independent third party, provides technical management for our vessels that includes general administrative and support services, such as crewing and other technical management, accounting related to vessels and provisions.

Seanergy Management has entered into a commercial management agreement with Fidelity, an independent third party, pursuant to which Fidelity provides commercial management services for all of the vessels in our fleet. Fidelity serves as commercial broker for Capesize vessels exclusively to us.

Seanergy Management also provides certain administrative, financial and managerial services to our vessel-owning subsidiaries.

Leverage Manager’s Industry Reputation. We believe that our commercial manager’s and management team’s reputations within the shipping industry and our relationship with many of the leading global charterers, commodity traders and industrial users provide us with numerous benefits that are key to our growth and success. Our commercial manager’s strong track record of high-quality and efficient operations has allowed us to successfully satisfy the operational, safety, environmental and technical vetting criteria of many of the world’s major charterers, including among others Rio Tinto Group, BHP Billiton, Trafigura Group, Glencore Plc, Uniper SE, Cargill, Oldendorff, and Fortescue Metals Group.

Our Borrowing Activities

We currently have six senior secured loan facilities with commercial lenders with an aggregate outstanding balance of $140.4 million, two junior secured loan facilities and one unsecured loan facility with Jelco Delta Holding Corp., or Jelco, a company affiliated with Claudia Restis, who is our principal shareholder (and who we refer to herein as our Sponsor), with an outstanding balance of $23.4 million as of the date of this prospectus and two sale and leaseback financing agreements, with unrelated third parties, with an outstanding balance of $40.3 million as of the date of this prospectus. We also have two convertible notes and one revolving convertible note with Jelco, with an aggregate outstanding balance of $38.7 million as of the date of this prospectus.

For more information regarding our current loan facilities, please see “Item 5. Operating and Financial Review and Prospects – B. Liquidity and Capital Resources – Loan Arrangements” in our Annual Report.

Corporate Information

We were incorporated under the laws of the Republic of the Marshall Islands on January 4, 2008, originally under the name Seanergy Merger Corp., as a wholly-owned subsidiary of Seanergy Maritime Corp. We changed our name to Seanergy Maritime Holdings Corp. on July 11, 2008. Our registered office is located at Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960. Our registered agent in the Republic of the Marshall Islands is: The Trust Company of the Marshall Islands, Inc., Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960. Our principal executive office is located at 154 Vouliagmenis Avenue, 166 74 Glyfada, Athens, Greece. Our principal executive office telephone number is +30 213 0181507. Our corporate website address is www.seanergymaritime.com. The information contained on our website does not constitute part of this prospectus. The SEC maintains a website that contains reports, proxy and information statements, and other information that we file electronically at www.sec.gov.

THE OFFERING

Common shares presently outstanding
29,399,939 common shares (1)
Securities offered by us
35,290,000 units.

Each Class D Warrant will have an exercise price of $0.17 per share, will be exercisable upon issuance and will expire five years from issuance.

We are also offering to each purchaser, with respect to the purchase of units that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding common shares immediately following the consummation of this offering, the opportunity to purchase units including one pre-funded warrant in lieu of one common share in the unit. Subject to limited exceptions, a holder of pre-funded warrants will not have the right to exercise any portion of its pre-funded warrant if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, such limit may be increased to up to 9.99%) of the number of common shares outstanding immediately after giving effect to such exercise. Each pre-funded warrant will be exercisable for one common share. The purchase price of each unit including a pre-funded warrant will be equal to the price per unit including one common share, minus $0.01, and the remaining exercise price of each pre-funded warrant will equal $0.01 per share. The pre-funded warrants will be immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full.

Common shares to be outstanding immediately after this offering
64,689,939 common shares (69,983,439 common shares if the representative exercises its option to purchase additional common shares in full), assuming no exercise of outstanding Class D Warrants and Representative’s Warrant. (1)
Over-Allotment Option
We have granted the representative of the underwriters an option for a period of up to 45 days to purchase up to 5,293,500 additional common shares and/or pre-funded warrants and/or 5,293,500 additional Class D Warrants.
Use of proceeds
We estimate that we will receive net proceeds of approximately $5.1 million, and approximately $5.9 million if the representative exercises its option to purchase additional securities in full, after deducting underwriting discounts and commissions and estimated expenses payable by us.

We intend to use all of the net proceeds of this offering for general corporate purposes which may include, among other things, prepaying debt or partially funding the acquisition of modern Capesize dry bulk vessels in accordance with our growth strategy. There is no intention to repay related party indebtedness with the net proceeds of this offering. However, we do not currently have definitive plans for any debt prepayments nor have we identified any potential acquisitions, and we can provide no assurance that we will be able to complete any debt prepayment or the acquisition of any vessel that we are able to identify. See "Use of Proceeds".

Risk factors
Investing in our securities involves a high degree of risk. See “Risk Factors” below, beginning on page 9, and in our Annual Report on Form 20-F for the year ended December 31, 2019, which is incorporated by reference herein, to read about the risks you should consider before investing in our securities.
Listing
Our common shares, Class A Warrants, and Class B Warrants are listed on the Nasdaq Capital Market under the symbols “SHIP”, “SHIPW”, and “SHIPZ”, respectively. We intend to apply to list the Class D Warrants offered hereunder on the Nasdaq Capital Market.
Lock-up agreements
We, all of our executive officers and directors, and certain affiliates have entered into lock-up agreements with the underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of the representatives to the underwriters, offer, sell, contract to sell or otherwise dispose of or hedge common shares or securities convertible into or exchangeable for common shares, subject to certain exceptions. These restrictions will be in effect for a period of 120 days after the date of the closing of this offering.
(1)	Excludes:
•	common shares issuable upon exercise of the warrants to be issued to the investors and the Representative in connection with this offering;
•	common shares issuable upon exercise of the representative’s option to purchase additional securities to cover over-allotments;
•	766,666 common shares issuable upon the exercise of outstanding Class A warrants at an exercise price of $30.00 per share, which warrants trade on the Nasdaq Capital Market under the ticker symbol “SHIPW” and expire in December 2021;
•	4,830,000 common shares issuable upon the exercise of outstanding Class B warrants at an exercise price of $1.00 per share, which warrants trade on the Nasdaq Capital Market under the ticker symbol “SHIPZ” and expire in May 2022;
•	1,823,529 common shares issuable upon the exercise of the Class B warrants issued to Jelco pursuant to a Securities Purchase Agreement dated May 9, 2019 between Jelco and the Company;
•	210,000 common shares issuable upon the exercise of one warrant at an exercise price of $1.00, which warrant expires in May 2022; and
•	2,867,776 shares issuable upon exercise of convertible notes comprised of 281,481 common shares issuable upon exercise of a conversion option pursuant to the convertible note, dated March 12, 2015, as amended, that we issued to Jelco, 1,567,777 common shares issuable upon exercise of a conversion option pursuant to the revolving convertible note, dated September 7, 2015, as amended, that we issued to Jelco, and 1,018,518 common shares issuable upon exercise of a conversion option pursuant to the convertible note, dated September 27, 2017, as amended, that we issued to Jelco.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The information set forth below should be read in conjunction with "Capitalization" and our audited consolidated financial statements and related notes incorporated by reference herein.

We derived the following consolidated financial data for the years ended as of December 31, 2019 and 2018 and the three years then ended from our audited consolidated financial statements, as presented in our most recent annual report on Form 20-F, which is incorporated by reference in this prospectus.

On January 7, 2016, we effected a 1-for-5 reverse split of our common stock. The reverse stock split became effective and our common stock began trading on a split-adjusted basis on the NASDAQ Capital Market at the opening of trading on January 8, 2016. On March 19, 2019, we effected a 1-for-15 reverse split of our common stock. The reverse stock split became effective and our common stock began trading on a split-adjusted basis on the NASDAQ Capital Market at the opening of trading on March 20, 2019. As a result of these reverse stock splits, there was no change in the number of authorized shares or the par value of our common stock. All share and per share amounts disclosed herein give effect to these reverse stock splits retroactively, for all periods presented.

Based on our audited consolidated financial statements:

(Amounts in the tables below are in thousands of U.S. dollars, except for share and per share data.)

	Year Ended December 31,
	2019	2018	2017	2016	2015
Statement of Income Data:
Vessel revenue, net	86,499	91,520	74,834	34,662	11,223
Voyage expenses	(36,641)	(40,184)	(34,949)	(21,008)	(7,496)
Vessel operating expenses	(18,980)	(20,742)	(19,598)	(14,251)	(5,639)
Management fees	(989)	(1,042)	(1,016)	(895)	(336)
General and administration expenses	(5,989)	(6,500)	(5,081)	(4,134)	(2,804)
General and administration expenses - related party	—	—	—	—	(70)
Loss on bad debts	—	—	—	—	(30)
Amortization of deferred dry-docking costs	(844)	(634)	(870)	(556)	(38)
Depreciation	(11,016)	(10,876)	(10,518)	(8,531)	(1,865)
Impairment loss	—	(7,267)	—	—	—
Operating income / (loss)	12,040	4,275	2,802	(14,713)	(7,055)
Interest and finance costs	(15,216)	(16,415)	(12,277)	(7,235)	(1,460)
Interest and finance costs - related party	(8,629)	(8,881)	(5,122)	(2,616)	(399)
Gain on debt refinancing	—	—	11,392	—	—
Interest and other income	213	83	47	20	—
Foreign currency exchange losses, net	(52)	(104)	(77)	(45)	(42)
Total other expenses, net	(23,684)	(25,317)	(6,037)	(9,876)	(1,901)
Net loss before taxes	(11,644)	(21,042)	(3,235)	(24,589)	(8,956)
Income taxes	(54)	(16)	—	(34)	—
Net loss	(11,698)	(21,058)	(3,235)	(24,623)	(8,956)
Net loss per common share
Basic and diluted	(0.76)	(8.40)	(1.35)	(17.97)	(12.47)
Weighted average common shares outstanding
Basic and diluted	15,332,755	2,507,087	2,389,719	1,370,200	718,226

	As of December 31,
	2019	2018	2017	2016	2015
Balance Sheet Data:
Total current assets	21,927	16,883	19,498	22,329	8,278
Vessels, net	253,781	243,214	254,730	232,109	199,840
Total assets	282,551	267,562	275,705	257,534	209,352
Total current liabilities, including current portion of long-term debt and other financial liabilities	237,281	36,263	34,460	21,230	9,250
Total liabilities	252,693	246,259	234,392	226,702	186,068
Common stock	3	—	—	—	—
Total stockholders’ equity	29,858	21,303	41,313	30,832	23,284
Shares issued and outstanding as at December 31,	26,900,050	2,666,223	2,465,289	2,271,480	1,301,494
	Year Ended December 31,
	2019	2018	2017	2016	2015
Cash Flow Data:
Net cash provided by (used in) operating activities	13,108	5,723	2,782	(15,339)	(4,737)
Net cash used in investing activities	(12,349)	(8,827)	(32,992)	(40,779)	(201,684)
Net cash provided by (used in) financing activities	6,351	(491)	25,341	68,672	206,902
Net increase / (decrease) in cash and cash equivalents and restricted cash	7,110	(3,595)	(4,869)	12,554	481

Performance Indicators

The figures shown below are non-GAAP statistical ratios used by management to measure performance of our vessels. For the "Fleet Data" figures, there are no comparable U.S. GAAP measures.

	Year Ended December 31,
	2019	2018	2017
Fleet Data:
Ownership days(1)	3,650	3,931	3,864
Available days(2)	3,417	3,918	3,851
Operating days(3)	3,393	3,902	3,837
Fleet utilization(4)	93%	99%	99%

Average Daily Results:
TCE rate(5)	$14,694	$13,156	$10,395
Daily Vessel Operating Expenses(6)	$5,172	$5,198	$4,985
1)	Ownership days are the total number of calendar days in a period during which we owned or chartered in on bareboat basis each vessel in our fleet. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses recorded during that period.
2)	Available days are the number of ownership days less the aggregate number of days that our vessels are off-hire due to major repairs, dry-dockings, lay-up or special or intermediate surveys. The shipping industry uses available days to measure the aggregate number of days in a period during which vessels are available to generate revenues. During the year ended December 31, 2019, we incurred 233 off-hire days for five scheduled dry-dockings and scrubber installation on five of our vessels. During the year ended December 31, 2018, we incurred 13 off-hire days for one vessel drydocking. During the year ended December 31, 2017, we incurred 13 off-hire days for one vessel drydocking.
3)	Operating days are the number of available days in a period less the aggregate number of days that our vessels are off-hire due to unforeseen circumstances. Operating days include the days that our vessels are in ballast voyages without having fixed their next employment. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels could actually generate revenues. During the year ended December 31, 2019, we incurred 24 off-hire days due to unforeseen circumstances. During the year ended December 31, 2018, we incurred 16 off-hires days due to other unforeseen circumstances. During the year ended December 31, 2017, we incurred 13 off-hires days due to other unforeseen circumstances.

4)	Fleet utilization is the percentage of time that our vessels were generating revenues and is determined by dividing operating days by ownership days for the relevant period.
5)	Time Charter Equivalent, or TCE rate is defined as our net revenue less voyage expenses during a period divided by the number of our operating days during the period. Voyage expenses include port charges, bunker expenses, canal charges and other commissions. We include TCE rate, a non-GAAP measure, as we believe it provides additional meaningful information in conjunction with net revenues from vessels, the most directly comparable U.S. GAAP measure, because it assists our management in making decisions regarding the deployment and use of our vessels and in evaluating their financial performance. Our calculation of TCE rate may not be comparable to that reported by other companies. The following table reconciles our net revenues to TCE rate.
	Year Ended December 31,
(In thousands of US Dollars, except operating days and TCE rate)	2019	2018	2017
Net revenues from vessels	$86,499	$91,520	$74,834
Voyage expenses	(36,341)	(40,184)	(34,949)
Net operating revenues	$49,858	$51,336	$39,885
Operating days	3,393	3,902	3,837
Daily time charter equivalent rate	$14,694	$13,156	$10,395
6)	Vessel operating expenses include crew costs, provisions, deck and engine stores, lubricants, insurance, maintenance and repairs. Daily Vessel Operating Expenses are calculated by dividing vessel operating expenses by ownership days for the relevant time periods. We include Daily Vessel Operating Expenses, a non-GAAP measure, as we believe it provides additional meaningful information in conjunction with vessel operating expenses, the most directly comparable U.S. GAAP measure, because it assists our management in making decisions regarding the deployment and use of our vessels and in evaluating their financial performance. Our calculation of Daily Vessel Operating Expenses may not be comparable to that reported by other companies. The following table reconciles our vessel operating expenses to Daily Vessel Operating Expenses.
(In thousands of US Dollars, except ownership days and Daily Vessel Operating Expenses)	Year Ended December 31,
	2019	2018	2017
Vessel operating expenses	$18,980	$20,742	$19,598
Less: Pre-delivery expenses	(104)	(309)	(337)
Vessel operating expenses before pre-delivery expenses	18,876	20,433	19,261
Ownership days	3,650	3,931	3,864
Daily Vessel Operating Expenses	$5,172	$5,198	$4,985
	Year Ended December 31,
	2019	2018	2017
Net loss	$(11,698)	$(21,058)	$(3,235)
Add: Net interest and finance cost	23,632	25,213	17,352
Add: Taxes	54	16	—
Add: Depreciation and amortization	11,860	11,510	11,388
EBITDA	23,848	15,681	25,505
1.	Earnings before interest, taxes, depreciation and amortization, or "EBITDA", represents the sum of net income/(loss), interest and finance costs, interest income, depreciation and amortization and, if any, income taxes during a period. EBITDA is not a recognized measurement under U.S. GAAP. EBITDA is presented as we believe that this measure is useful to investors as a widely used means of evaluating operating profitability. EBITDA as presented here may not be comparable to similarly titled measures presented by other companies. This non-GAAP measure should not be considered in isolation from, as a substitute for, or superior to, financial measures prepared in accordance with U.S. GAAP.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding to invest in our securities, you should carefully consider the risks described below and all of the other information contained or incorporated by reference into this prospectus. These risks and uncertainties are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occurs, our business, financial condition, results of operations and future growth prospects could be materially adversely affected. In that case, you may lose all or part of your investment in the securities.

Risks Relating to Our Industry

The market values of our vessels may decrease, which could limit the amount of funds that we can borrow or trigger certain financial covenants under our loan agreements, and we may incur an impairment or, if we sell vessels following a decline in their market value, a loss.

The fair market values of our vessels are related to prevailing freight charter rates. While the fair market value of vessels and the freight charter market have a very close relationship as the charter market moves from trough to peak, the time lag between the effect of charter rates on market values of ships can vary. A decrease in the market value of our vessels could require us to raise additional capital in order to remain compliant with our loan covenants and could result in the loss of our vessels (including, through foreclosure by our lenders) and adversely affect our earnings and financial condition.

The fair market value of our vessels may increase or decrease, and we expect the market values to fluctuate depending on a number of factors including:

•	prevailing level of charter rates;
•	general economic and market conditions affecting the shipping industry, including changes in global dry cargo commodity supply;
•	types and sizes of vessels;
•	number of newbuilding deliveries;
•	number of vessels scrapped or otherwise removed from the world fleet;
•	changes in environmental and other regulations that may limit the useful life of vessels;
•	decreased costs and increases in use of other modes of transportation;
•	cost of newbuildings or secondhand vessel acquisitions;
•	governmental and other regulations;
•	technological advances; and
•	the cost of retrofitting or modifying existing ships to respond to technological advances in vessel design or equipment, changes in applicable environmental or other regulations or standards, or otherwise.

In addition, as vessels grow older, they generally decline in value. If the fair market value of our vessels declines, we may not be in compliance with certain covenants in our loan agreements, and our lenders could accelerate our indebtedness or require us to pay down our indebtedness to a level where we are again in compliance with our loan covenants. If any of our loans are accelerated, we may not be able to refinance our debt or obtain additional funding. We expect that we will enter into more loan agreements in connection with our future acquisitions of vessels. For more information regarding our current loan facilities, please see “Item 5. Operating and Financial Review and Prospects – B. Liquidity and Capital Resources – Loan Arrangements – Credit Facilities” in our Annual Report.

In addition, if vessel values decline, we may have to record an impairment adjustment in our financial statements, which could adversely affect our financial results. Furthermore, if we sell one or more of our vessels at a time when vessel prices have fallen, the sale price may be less than the vessel’s carrying value on our consolidated financial statements, resulting in a loss on sale or an impairment loss being recognized, leading to a reduction in earnings.

Charter hire rates for dry bulk vessels are volatile and have declined significantly since their historic highs and may remain at low levels or decrease in the future, which may adversely affect our earnings, revenue and profitability and our ability to comply with our loan covenants.

The downturn in recent years in the dry bulk charter market, from which we derive substantially all of our revenues, has affected the dry bulk shipping industry and has harmed our business. The Baltic Dry Index, or BDI, declined from a high of 11,793 in May 2008 to a low of 290 in February 10, 2016, which represents a decline of 98%. In 2019, the BDI ranged from a low of 595 on February 11, 2019 to a high of 2,518 on September 4, 2019, and during 2020 the BDI has ranged from a high of 976 on January 2, 2020 to a low of 411 on February 10, 2020.

The decline and volatility in charter rates has been due to various factors, including the over-supply of dry bulk vessels, the lack of trade financing for purchases of commodities carried by sea, which resulted in a significant decline in cargo shipments, and trade disruptions caused by natural or other disasters, such as those that resulted from the dam collapse in Brazil in 2019 and the recent worldwide outbreak of the novel coronavirus infection. Dry bulk charter rates remain at depressed levels and may decline further. These circumstances have had adverse consequences from time to time for dry bulk shipping, including, among other developments:

•	decrease in available financing for vessels;
•	no active secondhand market for the sale of vessels;
•	charterers seeking to renegotiate the rates for existing time charters;
•	widespread loan covenant defaults in the dry bulk shipping industry due to the substantial decrease in vessel values; and
•	declaration of bankruptcy by some operators, charterers and vessel owners.

The degree of charter hire rate volatility among different types of dry bulk vessels has varied widely. If we enter into a charter when charter hire rates are low, our revenues and earnings will be adversely affected and we may not be able to successfully charter our vessels at rates sufficient to allow us to operate our business profitably or meet our obligations. Further, if low charter rates in the dry bulk market continue or decline further for any significant period, this could have an adverse effect on our vessel values and ability to comply with the financial covenants in our loan agreements. In such a situation, unless our lenders were willing to provide waivers of covenant compliance or modifications to our covenants, our lenders could accelerate our debt and we could face the loss of our vessels.

The novel coronavirus global pandemic, or other epidemics, could decrease the demand and supply for the raw materials we transport and the rates that we are paid to carry them.

The World Health Organization has declared the outbreak of a novel coronavirus (COVID-19) a global pandemic. The measures taken by governments worldwide in response to the outbreak, which included numerous factory closures and restrictions on travel, as well as potential labor shortages resulting from the outbreak, are expected to slow down production of goods worldwide and decrease the amount of goods exported and imported worldwide. Some experts fear that the economic consequences of the novel coronavirus could cause a recession that outlives the pandemic.

Besides reducing demand for cargo, the novel coronavirus pandemic may functionally reduce the amount of cargo that we and our competitors are able to move because countries worldwide have imposed quarantine checks on arriving vessels, which have caused delays in loading and delivery of cargoes. It is also possible that our charterers may try to invoke force majeure clauses as a result of such delays or other disruptions. Delays have also been reported at Chinese shipyards for newbuildings, drydocks and other works.

Although it is too early to assess the full impact of the novel coronavirus pandemic on global markets, and particularly on the shipping industry, the pandemic is expected to add further pressure to shipping freight rates. Further depressed rates could have a material adverse impact on our business, financial condition, results of operations, and cash flows. We note that future impacts may take some time to materialize and may not be fully reflected in the results for the year ending December 31, 2020.

We are mostly dependent on spot or index-linked charters and any decrease in spot charter rates or indexes in the future may adversely affect our earnings.

We currently operate four of our vessels in the spot market, exposing us to fluctuations in spot market charter rates. The other six are employed on time charters whose daily rates are linked to the Baltic Capesize Index, or BCI. Furthermore, we may employ any additional vessels that we may acquire in the spot market or on index-linked time charters.

Although the number of vessels in our fleet that participate in the spot market or have index-linked charters will vary from time to time, we anticipate that a significant portion of our fleet will be affected by the spot market or the BCI. As a result, our financial performance will be significantly affected by conditions in the dry bulk spot market or the BCI and only our vessels that would operate under fixed-rate time charters would, during the period in which such vessels operate under such time charters, provide a fixed source of revenue to us.

Historically, spot charter rates and dry bulk charter indices have been volatile as a result of the many conditions and factors that can affect the price, supply of and demand for dry bulk capacity. The successful operation of our vessels in the competitive spot charter market depends upon, among other things, obtaining profitable spot charters and minimizing, to the extent possible, time spent waiting for charters and time spent traveling unladen to pick up cargo. The spot market is very volatile and, in the past, there have been periods when spot rates have declined below the operating cost of vessels. If future spot charter rates or the BCI decline, then we may be unable to operate our vessels trading in the spot market or on BCI-linked charters profitably or to meet our other obligations, including payments on indebtedness. Furthermore, as charter rates for spot charters are fixed for a single voyage, which may last up to several weeks, during periods in which spot charter rates are rising, we will generally experience delays in realizing the benefits from such increases.

An over-supply of dry bulk vessel capacity may prolong or further depress the current low charter rates and, in turn, adversely affect our profitability.

The market supply of dry bulk vessels had increased due to the high level of new deliveries in the last years. Dry bulk newbuildings were delivered in significant numbers starting at the beginning of 2006 and continued to be delivered in significant numbers through 2017. In addition, the dry bulk newbuilding orderbook, which extends to 2023, equaled approximately 6.61% of the existing world dry bulk fleet as of February 14, 2020, according to Clarksons Research, and the orderbook may increase further in proportion to the existing fleet. Even though the overall level of the orderbook has declined over the past years, an over-supply of dry bulk vessel capacity could prolong the period during which low charter rates prevail. Factors that influence the supply of vessel capacity include:

•	number of new vessel deliveries;
•	scrapping rate of older vessels;
•	vessel casualties;
•	price of steel;
•	number of vessels that are out of service;
•	changes in environmental and other regulations that may limit the useful life of vessels; and
•	port or canal congestion.

If dry bulk vessel capacity increases but the demand for vessel capacity does not increase or increases at a slower rate, charter rates could materially decline, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

If economic conditions throughout the world decline, it will negatively impact our results of operations, financial condition and cash flows, and could cause the market price of our common shares to decline.

The world economy is facing a number of actual and potential challenges, including current trade tension between the United States and China, political instability in the Middle East and the South China Sea region and other geographic countries and areas, geopolitical events such as the withdrawal of the U.K. from the European Union, or Brexit, protests in Hong Kong, terrorist or other attacks, war (or threatened war) or international hostilities, such as those between the

United States and North Korea or Iran, and epidemics or pandemics, such as the on-going novel coronavirus outbreak. Such events may contribute to economic instability in global financial markets or cause a decrease in worldwide demand for certain goods and, thus, shipping. We cannot predict how long current market conditions will last.

The European Union, or EU, and other parts of the world were recently in a recession and uncertainty surrounds the potential for continued economic growth. Moreover, there is uncertainty related to certain European member countries’ ability to refinance their sovereign debt, including Greece, despite the country’s return to the sovereign debt markets in 2019. As a result, the credit markets in the United States and Europe have experienced significant contraction, deleveraging and reduced liquidity, and the U.S. federal and state governments and European authorities have implemented a broad variety of governmental action and new regulation of the financial markets and may implement additional regulations in the future. As a result, global economic conditions and global financial markets have been, and continue to be, volatile. Further, credit markets and the debt and equity capital markets have been distressed and the uncertainty surrounding the future of the global credit markets has resulted in reduced access to credit worldwide.

In addition, the recent economic slowdown in the Asia Pacific region, particularly in China, may exacerbate the effect of the weak economic trends in the rest of the world. Before the global economic financial crisis that began in 2008, China had one of the world’s fastest growing economies in terms of gross domestic product, or GDP, which had a significant impact on shipping demand. The quarterly year-over-year growth rate of China’s GDP was approximately 6.1% for the year ended December 31, 2019, decreasing from 6.6% in 2018 and continuing to remain below pre-2008 levels. It is possible that China and other countries in the Asia Pacific region will continue to experience slowed or even negative economic growth in the near future. Moreover, the current economic slowdown in the economies of the EU and in certain Asian countries may further adversely affect economic growth in China and elsewhere. Our results of operations and ability to grow our fleet could be impeded by a continuing or worsening economic downturn in any of these countries or geographic regions.

Furthermore, governments may turn to trade barriers to protect their domestic industries against foreign imports, thereby depressing shipping demand. In particular, as indicated, the United States is seeking to implement more protective trade measures. The current U.S. President was elected on a platform promoting trade protectionism. The outcome of the 2016 presidential election has, thus, created significant uncertainty about the future relationship between the United States and China and other exporting countries with respect to trade policies, treaties, government regulations and tariffs. On January 23, 2017, the U.S. President signed an executive order withdrawing the United States from the Trans-Pacific Partnership, a global trade agreement intended to include the United States, Canada, Mexico, Peru and a number of Asian countries. In March 2018, the U.S. President announced tariffs on imported steel and aluminum into the United States, which were recently expanded to include certain products made of steel and aluminum, that could have a negative impact on international trade generally. In addition, beginning in 2019, the United States imposed sanctions against the Government of Venezuela and its state-owned oil subsidiary, which had an effect on Venezuela’s oil output and in turn affected global oil supply. Protectionist developments, or the perception that they may occur, may have a material adverse effect on global economic conditions, and may significantly reduce global trade. Moreover, increasing trade protectionism may cause an increase in (i) the cost of goods exported from regions globally, particularly the Asia-Pacific region, (ii) the length of time required to transport goods and (iii) the risks associated with exporting goods. Such increases may further reduce the quantity of goods to be shipped, shipping time schedules, voyage costs and other associated costs, which could have an adverse impact on our charterers’ business, operating results and financial condition and could thereby affect their ability to make timely charter hire payments to us and to renew and increase the number of their time charters with us. This could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We face risks attendant to the trends in the global economy, such as changes in interest rates, instability in the banking and securities markets around the world, the risk of sovereign defaults, reduced levels of growth, and trade protectionism, among other factors. Major market disruptions and the current adverse changes in market conditions and regulatory climate worldwide may adversely affect our business or impair our ability to borrow under our loan agreements or any future financial arrangements. We cannot predict how long the current market conditions will last. However, these recent and developing economic and governmental factors, together with depressed charter rates and vessel values, may have a material adverse effect on our results of operations, financial condition or cash flows and the trading price of our common stock. In the absence of available financing, we may also be unable to complete vessel acquisitions, take advantage of business opportunities or respond to competitive pressures.

Risks associated with operating ocean-going vessels could affect our business and reputation, which could adversely affect our revenues and expenses.

The operation of an ocean-going vessel carries inherent risks. These risks include the possibility of:

•	crew strikes and/or boycotts;
•	the damage or destruction of vessels due to marine disaster;
•	piracy or other detentions;
•	environmental accidents;
•	cargo and property losses or damage; and
•	business interruptions caused by mechanical failure, human error, war, terrorism, pandemics or other calamities, political action in various countries, labor strikes or adverse weather conditions.

Any of these circumstances or events could increase our costs or lower our revenues. Such circumstances could result in death or injury to persons, loss of property or environmental damage, delays in the delivery of cargo, loss of revenues from or termination of charter contracts, governmental fines, penalties or restrictions on conducting business, litigation with our employees, customers or third parties, higher insurance rates, and damage to our reputation and customer relationships generally. Although we maintain hull and machinery and war risks insurance, as well as protection and indemnity insurance, which may cover certain risks of loss resulting from such occurrences, our insurance coverage may be subject to deductibles, caps or not cover such losses and any of these circumstances or events could increase our costs or lower our revenues. The involvement of our vessels in an environmental disaster may harm our reputation as a safe and reliable vessel owner and operator. Any of these results could have a material adverse effect on business, results of operations and financial condition, as well as our cash flows.

Rising fuel prices may adversely affect our profits.

The cost of fuel is a significant factor in negotiating charter rates. As a result, an increase in the price of fuel may adversely affect our profitability. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by members of the Organization of the Petroleum Exporting Countries and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns and regulations. Furthermore, fuel may become much more expensive in the future, including as a result of the imposition of recent sulfur oxide emissions limits in January 2020 under new regulations adopted by the International Maritime Organization, or the IMO, which may reduce the profitability and competitiveness of our business versus other forms of transportation, such as truck or rail.

Upon redelivery of vessels at the end of a period of time or voyage time charter, we may be obligated to repurchase bunkers on board at prevailing market prices, which could be materially higher than fuel prices at the inception of the charter period. In addition, fuel is a significant, if not the largest, expense that we would incur with respect to vessels operating on voyage charter.

A number of our vessels are chartered on the spot charter market, either through trip charter contracts or voyage charter contracts. Voyage charter contracts generally provide that the vessel owner bears the cost of fuel in the form of bunkers, which is a material operating expense. We do not intend to hedge our fuel costs, and, therefore, an increase in the price of fuel may affect in a negative way our profitability and our cash flows.

Our revenues are subject to seasonal fluctuations, which could affect our operating results and ability to service our debt or pay dividends.

We operate our vessels in markets that have historically exhibited seasonal variations in demand and, as a result, in charter hire rates. This seasonality may result in quarter-to-quarter volatility in our operating results. The dry bulk shipping market is typically stronger in the fall and winter months in anticipation of increased consumption of coal and other raw materials in the northern hemisphere during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel schedules and supplies of certain commodities. As a result, our revenues may be weaker during the fiscal quarters ending June 30 and September 30, and, conversely, our revenues may be stronger in fiscal quarters ending December 31 and March 31. This seasonality should not affect our operating results if our vessels are employed on period time charters, but because our vessels are employed in the spot market or on index-linked charters, seasonality may materially affect our operating results and our ability to pay dividends, if any, in the future.

Environmental, social and governance matters may impact our business and reputation.

In addition to the importance of their financial performance, companies are increasingly being judged by their performance on a variety of environmental, social and governance matters, or ESG, which are considered to contribute to the long-term sustainability of companies’ performance.

A variety of organizations measure the performance of companies on such ESG topics, and the results of these assessments are widely publicized. In addition, investment in funds that specialize in companies that perform well in such assessments are increasingly popular, and major institutional investors have publicly emphasized the importance of such ESG measures to their investment decisions. Topics taken into account in such assessments include, among others, the company’s efforts and impacts on climate change and human rights, ethics and compliance with law, and the role of the company’s board of directors in supervising various sustainability issues.

We actively manage a broad range of such ESG matters, taking into consideration their expected impact on the sustainability of our business over time, and the potential impact of our business on society and the environment. As far as the environmental aspect is concerned, in 2019 we implemented technical and operational measures that will result in energy savings and a reduced carbon footprint for our vessels. Scrubber installations, Existing Vessel Design Index, or EVDI, upgrades, and Energy Saving Device installations constitute examples of the environmental practices we have adopted. However, in light of investors’ increased focus on ESG matters, there can be no certainty that we will manage such issues successfully, or that we will successfully meet society’s expectations as to our proper role. Any failure or perceived failure by us in this regard could have a material adverse effect on our reputation and on our business, share price, financial condition, or results of operations, including the sustainability of our business over time.

Our vessels may call on ports located in or may operate in countries that are subject to restrictions imposed by the United States, the European Union or other governments that could result in fines or other penalties imposed on us and may adversely affect our reputation and the market price of our common stock.

During the year ended December 31, 2019 and as of the date of this prospectus, none of our vessels called on ports located in countries subject to comprehensive sanctions and embargoes imposed by the U.S. government or countries identified by the U.S. government or other authorities as state sponsors of terrorism; however, our vessels may call on ports in these countries from time to time in the future on our charterers’ instructions. The U.S. sanctions and embargo laws and regulations vary in their application, as they do not all apply to the same covered persons or proscribe the same activities, and such sanctions and embargo laws and regulations may be amended or strengthened over time.

We believe that we are currently in compliance with all applicable sanctions and embargo laws and regulations. In order to maintain compliance, we monitor and review the movement of our vessels on a daily basis.

We endeavor to provide that all or most of our future charters include provisions and trade exclusion clauses prohibiting the vessels from calling on ports where there is an existing U.S. embargo. Furthermore, as of the date hereof, neither the Company nor its subsidiaries have entered into or have any plans to enter into, directly or indirectly, any contracts, agreements or other arrangements with the governments of Iran, Syria, North Korea, Cuba, or any entities controlled by the governments of these countries.

Due to the nature of our business and the evolving nature of the foregoing sanctions and embargo laws and regulations, there can be no assurance that we will be in compliance at all times in the future, particularly as the scope of certain laws may be unclear and may be subject to changing interpretations. Any such violation could result in fines, penalties or other sanctions that could severely impact our ability to access U.S. capital markets and conduct our business, and could result in some investors deciding, or being required, to divest their interest, or refrain from investing, in us. In addition, certain institutional investors may have investment policies or restrictions that prevent them from holding securities of companies that have contracts with countries identified by the U.S. government as state sponsors of terrorism. The determination by these investors not to invest in, or to divest from, our common stock may adversely affect the price at which our common stock trades. Moreover, our charterers may violate applicable sanctions and embargo laws and regulations as a result of actions that do not involve us or our vessels, and those violations could in turn negatively affect our reputation. In addition, our reputation and the market for our securities may be adversely affected if we engage in certain other activities, such as entering into charters with individuals or entities in countries subject to U.S. sanctions and embargo laws that are not controlled by the governments of those countries, or engaging in operations associated with those countries pursuant to contracts with third parties that are unrelated to those countries or entities controlled by their governments.

Sulfur regulations to reduce air pollution from ships have required retrofitting of vessels and may cause us to incur significant costs.

Effective January 1, 2020, IMO regulations require vessels comply with a new global cap on the sulfur in fuel oil used on board of 0.5%, down from the previous cap of 3.5%. The interpretation of “fuel oil used on board” includes use in main engine, auxiliary engines and boilers. Shipowners may comply with this regulation by (i) using 0.5% sulfur fuels on board, which are available at a higher cost; (ii) installing “scrubbers” for cleaning of the exhaust gas; or (iii) retrofitting vessels to be powered by liquefied natural gas (LNG), which may not be a viable option due to the lack of supply network and high costs involved in this process. We have installed scrubbers on 50% of our current fleet in cooperation with first-class time charterers who currently employ the vessels on time charters. As part of these agreements, the charterers covered the installation costs. Furthermore, we have made necessary preparations for the remaining 50% of our fleet to burn low sulfur fuel (0.5% or 0.1%). All engineering officers, engineering crew and deck officers employed on our vessels beginning January 1, 2020 are required to undergo training and complete a certain e-module regarding the use of low sulfur fuels. We have further developed ship specific implementation plans for safeguarding the smooth transition with the usage of compliant fuels for such vessels that will not be equipped with scrubbers. Costs of ongoing compliance may have a material adverse effect on our future performance, results of operations, cash flows and financial position. See Item 4. “Information on the Company—B. Business Overview— Environmental and Other Regulations—The International Maritime Organization” in our Annual Report.

We are subject to regulation and liability under environmental laws that could require significant expenditures and affect our cash flows and net income.

Our business and the operation of our vessels are materially affected by government regulation in the form of international conventions, national, state and local laws and regulations in force in the jurisdictions in which the vessels operate, as well as in the country or countries of their registration, including those governing oil spills, discharges to air and water, ballast water management, and the handling and disposal of hazardous substances and wastes. These requirements include, but are not limited to, EU regulations, the U.S. Oil Pollution Act of 1990, or OPA, the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, or CERCLA, the U.S. Clean Air Act, including its amendments of 1977 and 1990, or the CAA, the U.S. Clean Water Act, or the CWA, the U.S. Maritime Transportation Security Act of 2002, or the MTSA, and regulations of the IMO, including, but not limited to, the International Convention on Civil Liability for Oil Pollution Damage of 1969, as from time to time amended and generally referred to as CLC, the IMO International Convention for the Prevention of Pollution from Ships of 1973, as from time to time amended and generally referred to as MARPOL, including the designation of emission control areas, or ECAs, thereunder, the IMO International Convention for the Safety of Life at Sea of 1974, as from time to time amended and generally referred to as SOLAS, the IMO International Convention on Load Lines of 1966, as from time to time amended and generally referred to as the LL Convention, the International Convention on Civil Liability for Bunker Oil Pollution Damage, generally referred to as the Bunker Convention, the IMO’s International Management Code for the Safe Operation of Ships and for Pollution Prevention, generally referred to as the ISM Code, the International Convention for the Control and Management of Ships’ Ballast Water and Sediments, generally referred to as the BWM Convention, and the International Ship and Port Facility Security Code, or ISPS.

We may also incur additional costs in order to comply with other existing and future regulatory obligations, including, but not limited to, costs relating to the 0.5% sulfur cap on marine fuels, air emissions including greenhouse gases, the management of ballast water, maintenance and inspection, development and implementation of emergency procedures and insurance coverage or other financial assurance of our ability to address pollution incidents. These costs could have a material adverse effect on our business, results of operations, cash flows and financial condition and our available cash. Because such conventions, laws and regulations are often revised, we cannot predict the ultimate cost of complying with such conventions, laws and regulations or the impact thereof on the resale price or useful life of vessels we may acquire in the future. Additional conventions, laws and regulations may be adopted which could limit our ability to do business or increase the cost of our doing business and which may materially adversely affect our operations.

Regulations relating to ballast water discharge may adversely affect our revenues and profitability.

The IMO has imposed updated guidelines for ballast water management systems specifying the maximum amount of viable organisms allowed to be discharged from a vessel’s ballast water. Depending on the date of the IOPP renewal survey, existing vessels constructed before September 8, 2017 must comply with the updated D-2 standard on or after September 8, 2019. For most vessels, compliance with the D-2 standard will involve installing on-board systems to treat ballast water and eliminate unwanted organisms. Ships constructed on or after September 8, 2017 are to comply with the D-2 standards on or after September 8, 2017. Vessels are required to meet the discharge standard D-2 by installing an approved Ballast Water Management System (or BWMS). Pursuant to the BWM Convention amendments that entered into force in October 2019, BWMSs installed on or after October 28, 2020 shall be approved in accordance with BWMS Code, while BWMSs installed before October 23, 2020 must be approved taking into account guidelines developed by the IMO or the BWMS Code. Ships sailing in U.S. waters are required to employ a type-approved BWMS which is compliant with USCG regulations. The USCG has approved a number of BWMS. Currently three of our vessels comply with the updated guidelines and we have made arrangements for the installation of ballast water treatment systems in another five of our vessels, prior to the respective compliance deadlines. The costs of compliance may be substantial and affect our profitability.

Furthermore, United States regulations are currently changing. Although the 2013 Vessel General Permit, or VGP, program and U.S. National Invasive Species Act, or NISA, are currently in effect to regulate ballast discharge, exchange and installation, the Vessel Incidental Discharge Act, or VIDA, which was signed into law on December 4, 2018, requires that the U.S. Coast Guard develop implementation, compliance, and enforcement regulations regarding ballast water within two years. The new regulations could require the installation of new equipment, which may cause us to incur substantial costs. VIDA requires the EPA to develop performance standards for incidental discharges, and requires the Coast Guard to develop regulations within two years of the EPA’s promulgation of standards. Under VIDA, all provisions of the Vessel General Permit remain in force and effect as currently written until the Coast Guard regulations are published.

Increased inspection procedures, tighter import and export controls and new security regulations could increase costs and disrupt our business.

International shipping is subject to security and customs inspection and related procedures in countries of origin, destination and trans-shipment points. Since the events of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security, such as the MTSA. These security procedures can result in delays in the loading, discharging or trans-shipment and the levying of customs duties, fines or other penalties against exporters or importers and, in some cases, vessels. Future changes to the existing security procedures may be implemented that could affect the dry bulk sector. These changes have the potential to impose additional financial and legal obligations on vessels and, in certain cases, to render the shipment of certain types of goods uneconomical or impractical. These additional costs could reduce the volume of goods shipped, resulting in a decreased demand for vessels and have a negative impact on our business, revenues and customer relations.

Acts of piracy on ocean-going vessels have increased in frequency, which could adversely affect our business.

Acts of piracy have historically affected ocean-going vessels trading in regions of the world such as the South China Sea, Strait of Malacca, Arabian Sea, Red Sea, Gulf of Aden off the coast of Somalia, Indian Ocean and Gulf of Guinea. Sea piracy incidents continue to occur, particularly in the South China Sea, the Indian Ocean, in the Gulf of Guinea and the Strait of Malacca, with dry bulk vessels particularly vulnerable to such attacks. If piracy attacks result in regions in which our vessels are deployed being characterized as “war risk” zones by insurers, as the Gulf of Aden temporarily was in May 2008, or if our vessels are deployed in Joint War Committee “war and strikes” listed areas, premiums payable for insurance coverage could increase significantly and such insurance coverage may be more difficult to obtain. In addition, crew and security equipment costs, including costs which may be incurred to employ onboard security armed guards, could increase in such circumstances. Furthermore, while we believe the charterer remains liable for charter payments when a vessel is seized by pirates, the charterer may dispute this and withhold charter hire until the vessel is released. A charterer may also claim that a vessel seized by pirates was not “on-hire” for a certain number of days and is therefore entitled to cancel the charterparty, a claim that we would dispute. We may not be adequately insured to cover losses from these incidents, which could have a material adverse effect on us. In addition, any detention hijacking as a result of an act of piracy against our vessels, or an increase in cost, or unavailability, of insurance for our vessels could have a material adverse impact on our business, financial condition and results of operations.

The operation of dry bulk vessels has specific operational risks.

The operation of dry bulk vessels has certain unique risks. With a dry bulk vessel, the cargo itself and its interaction with the vessel can be an operational risk. By their nature, dry bulk cargoes are often heavy, dense, easily shifted, and react badly to water exposure. In addition, dry bulk vessels are often subjected to battering treatment during discharging operations with grabs, jackhammers (to pry encrusted cargoes out of the hold) and small bulldozers. This treatment may cause damage to the vessel. Vessels damaged due to treatment during discharging procedures may affect a vessel’s seaworthiness while at sea. Hull fractures in dry bulk vessels may lead to the flooding of the vessels’ holds. If a dry bulk vessel suffers flooding in its forward holds, the bulk cargo may become so dense and waterlogged that its pressure may buckle the vessel’s bulkheads, leading to the loss of a vessel. If we are unable to adequately maintain our vessels, we may be unable to prevent these events. Any of these circumstances or events could negatively impact our business, financial condition, and results of operations.

If any of our vessels fails to maintain its class certification or fails any annual survey, intermediate survey, or special survey, or if any scheduled class survey takes longer or is more expensive than anticipated, this could have a material adverse impact on our financial condition and results of operations.

The hull and machinery of every commercial vessel must be certified by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and the SOLAS.

A vessel must undergo annual, intermediate and special surveys. The vessel’s machinery may be on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. At the beginning, in between and in the end of this cycle, every vessel is required to undergo inspection of her underwater parts that usually includes dry-docking. These surveys and dry-dockings can be costly and can result in delays in returning a vessel to operation.

If any vessel does not maintain its class, the vessel will not be allowed to carry cargo between ports and cannot be employed or insured. Any such inability to carry cargo or be employed, or any related violation of our loan covenants, could have a material adverse impact on our financial condition and results of operations.

Because seafaring employees we employ are covered by industry-wide collective bargaining agreements, failure of industry groups to renew those agreements may disrupt our operations and adversely affect our earnings.

We employ a large number of seafarers. All the seafarers employed on the vessels in our fleet are covered by industry-wide collective bargaining agreements that set basic standards. We cannot assure you that these agreements will be renewed as necessary or will prevent labor interruptions. Any labor interruptions could disrupt our operations and harm our financial performance.

Maritime claimants could arrest or attach one or more of our vessels, which could interrupt our cash flows.

Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lien holder may enforce its lien by arresting a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels could interrupt our cash flow and require us to pay large sums of funds to have the arrest lifted, which would have a material adverse effect on our financial condition and results of operations.

In addition, in some jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest both the vessel which is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. Claimants could try to assert “sister ship” liability against one of our vessels for claims relating to another of our vessels.

Governments could requisition our vessels during a period of war or emergency, which could negatively impact our business, financial condition, results of operations, and available cash.

A government could requisition for title or hire one or more of our vessels. Requisition for title occurs when a government takes control of a vessel and becomes the owner. Also, a government could requisition a vessel for hire. Requisition for hire occurs when a government takes control of a vessel and effectively becomes the charterer at dictated charter rates. Generally, requisitions occur during a period of war or emergency. Government requisition of one or more of our vessels could have a material adverse effect on our financial condition and results of operations.

The shipping industry has inherent operational risks that may not be adequately covered by our insurances. Further, because we obtain some of our insurances through protection and indemnity associations, we may also be retrospectively subject to calls or premiums in amounts based not only on our own claim records, but also on the claim records of all other members of the protection and indemnity associations.

We procure insurance for our fleet against risks commonly insured against by vessel owners and operators. Our current insurances include hull and machinery insurance, war risks insurance, demurrage and defense insurance and protection and indemnity insurance (which includes environmental damage and pollution insurance). We do not expect to maintain for our vessels insurance against loss of hire, which covers business interruptions that result from the loss of use of a vessel. We may not be adequately insured against all risks or our insurers may not pay a particular claim. Even if our insurance coverage is adequate to cover our losses, we may not be able to timely obtain a replacement vessel in the event of a loss. Furthermore, in the future, we may not be able to obtain adequate insurance coverage at reasonable rates for our fleet. Our insurance policies also contain deductibles, limitations and exclusions which, although we believe are standard in the shipping industry, may nevertheless increase our costs. If our insurances are not enough to cover claims that may arise, the deficiency may have a material adverse effect on our financial condition and results of operations. We may also be retrospectively subject to calls, or premiums, in amounts based not only on our own claim records but also the claim records of all other members of the protection and indemnity associations through which we receive indemnity insurance coverage for tort liability, including pollution-related liability. Our payment of these calls could result in significant expenses to us.

Risks Relating to Our Company

We have depended on an entity affiliated with our principal shareholder for financing.

We have relied on Jelco for funding for vessel acquisitions and general corporate purposes during 2015 through 2019. This has included convertible notes and loan facilities, as further described under “Item 5. Operating and Financial Review and Prospects – B. Liquidity and Capital Resources – Loan Arrangements” in our Annual Report. We cannot assure you that in the future we will be able to rely on Jelco for financing on similar terms or at all. Any inability to secure financing in the future from Jelco could negatively affect our liquidity position and ability to fund our ongoing operations.

Substantial debt levels could limit our flexibility to obtain additional financing and pursue other business opportunities.

As of December 31, 2019, we had $209.9 million of outstanding debt, excluding unamortized financing fees and the convertible notes issued to Jelco. Moreover, we anticipate that we will incur significant future indebtedness in connection with the acquisition of additional vessels, although there can be no assurance that we will be successful in identifying further vessels or securing such debt financing. Significant levels of debt could have important consequences to us, including the following:

•	our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired, or such financing may be unavailable on favorable terms, or at all;
•	we may need to use a substantial portion of our cash from operations to make principal and interest payments on our bank debt and financing liabilities, reducing the funds that would otherwise be available for operations, future business opportunities and any future dividends to our shareholders;
•	our debt level could make us more vulnerable to competitive pressures or a downturn in our business or the economy generally than our competitors with less debt; and
•	our debt level may limit our flexibility in responding to changing business and economic conditions.

Our ability to service our indebtedness will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control, as well as the interest rates applicable to our outstanding indebtedness. If our operating income is not sufficient to service our indebtedness, we will be forced to take actions, such as reducing or delaying our business activities, acquisitions, investments or capital expenditures, selling assets, restructuring or refinancing our debt or seeking additional equity capital. We may not be able to effect any of these remedies on satisfactory terms, or at all. In addition, a lack of liquidity in the debt and equity markets could hinder our ability to refinance our debt or obtain additional financing on favorable terms in the future. For more information regarding our current loan arrangements, please see “Item 5. Operating and Financial Review and Prospects – B. Liquidity and Capital Resources – Loan Arrangements” in our Annual Report.

Our loan agreements and other financing arrangements contain, and we expect that other future loan agreements and financing arrangements will contain, restrictive covenants that may limit our liquidity and corporate activities, which could limit our operational flexibility and have an adverse effect on our financial condition and results of operations. In addition, because of the presence of cross-default provisions in our loan agreements and financing arrangements, a default by us under one loan could lead to defaults under multiple loans.

Our loan agreements and other financial arrangements contain, and we expect that other future loan agreements and financing arrangements will contain, customary covenants and event of default clauses, financial covenants, restrictive covenants and performance requirements, which may affect operational and financial flexibility. Such restrictions could affect, and in many respects limit or prohibit, among other things, our ability to pay dividends, incur additional indebtedness, create liens, sell assets, or engage in mergers or acquisitions. These restrictions could limit our ability to plan for or react to market conditions or meet extraordinary capital needs or otherwise restrict corporate activities. There can be no assurance that such restrictions will not adversely affect our ability to finance our future operations or capital needs.

As a result of these restrictions, we may need to seek permission from our lenders and other financing counterparties in order to engage in some corporate actions. Our lenders’ and other financing counterparties’ interests may be different from ours and we may not be able to obtain their permission when needed. This may prevent us from taking actions that we believe are in our best interests, which may adversely impact our revenues, results of operations and financial condition.

A failure by us to meet our payment and other obligations, including our financial covenants and any security coverage requirements, could lead to defaults under our financing arrangements. Likewise, a decrease in vessel values or adverse market conditions could cause us to breach our financial covenants or security requirements (the market values of dry bulk vessels have generally experienced high volatility). In the event of a default that we cannot remedy, our lenders and other financing counterparties could then accelerate their indebtedness and foreclose on the respective vessels in our fleet. The loss of any of our vessels could have a material adverse effect on our business, results of operations and financial condition.

In the recent past, we obtained waivers and deferrals of most major financial covenants under our loan facilities with our lenders until the second quarter of 2019. Between March and August 2019, we entered into supplemental agreements with certain of our lenders to amend the applicable thresholds of certain financial covenants of our credit facilities until the later of maturity or June 2020. Furthermore, in February 2020, we received approval from the credit committee of one of our lenders to, inter alia, extend the maturities and cancel certain of our corporate covenants under the credit facilities entered into in March 2015 and in November 2015. As of the date of this prospectus we have completed the documentation regarding the amendment of the credit facility entered into in March 2015, and the amendment of the credit facility entered into in November 2015 is subject to completion of definitive documentation. However, there can be no assurance that we will obtain similar waivers and deferrals from our lenders in the future, if needed, as we have obtained in the past. As of the date of our Annual Report, we were in breach of the security cover ratio covenant under our loan facility with Hamburg Commercial Bank AG, which breach has now been remedied. We are currently in compliance with all applicable financial covenants under our existing loan facilities. For more information regarding our current loan facilities, see please see “Item 5. Operating and Financial Review and Prospects – B. Liquidity and Capital Resources – Loan Arrangements” in our Annual Report.

Because of the presence of cross-default provisions in our loan agreements, a default by us under a loan and the refusal of any one lender to grant or extend a waiver could result in the acceleration of our indebtedness under our other loans. A cross-default provision means that if we default on one loan, we would then default on our other loans containing a cross-default provision.

Our independent auditors have expressed doubt about our ability to continue as a going concern. The existence of such report may adversely affect our stock price, our business relationships and our ability to raise capital. There is no assurance that we will not receive a similar report for the year ending December 31, 2020.

Our financial statements have been prepared assuming that we will continue as a going concern and do not include any adjustments that might be necessary if we are unable to continue as a going concern. Accordingly, the financial statements did not include any adjustments that might result in the event we are unable to continue as a going concern. However, there are material uncertainties related to events or conditions which raise substantial doubt on our ability to continue as a going concern and, therefore, we may be unable to realize our assets and discharge our liabilities in the normal course of business. Our independent registered public accounting firm, Ernst & Young (Hellas) Certified Auditors Accountants S.A., or EY, has issued their opinion with an explanatory paragraph in connection with our audited financial statements included in our annual report that expresses substantial doubt about our ability to continue as a going concern.

Based on our cash flow projections, cash on hand and cash provided by operating activities might not be sufficient to cover the liquidity needs that become due in the twelve-month period ending following the issuance of our financial statements for the year ended December 31, 2019, primarily scheduled interest payments, installments and balloon payments on certain of our debt facilities and other financing arrangements. We plan to settle the loan interest and scheduled loan repayments with cash on hand and cash expected to be generated from operations. Concerning the final balloon payments, we are exploring, on an ongoing basis, several alternatives, including refinancing the existing facilities and extending the respective maturities, issuing additional debt or equity securities, entering into restructuring transactions or a combination of the foregoing. In addition, we could consider the sale of some of the collateral vessels to free-up liquidity and support the refinancing of the remaining units by reducing the overall indebtedness. In the event that none of the above materialize, we could consider the sale of all the underlying collaterals (i.e., four vessels) and repay in full the loans under consideration. These alternatives are supported by the fair market valuation of the vessels, as assessed by third party valuators, which cover sufficiently the underlying loans. In this case we would continue to operate with a reduced fleet which would have no impact on our financial standing. In February 2020, we received approval from the credit committee of one of our lenders to, inter alia, extend the maturities and cancel certain of our corporate covenants applying on the credit facilities entered into in March 2015 and in November 2015. This approval is subject to completion of definitive documentation and as of the date of this prospectus we have completed the documentation of the credit facility entered into in March 2015.

However, we cannot provide any assurance that we will in fact generate sufficient revenue and operating cash flow or otherwise cover our liquidity needs that become due in the twelve-month period ending following the issuance of our financial statements for the year ended December 31, 2019. Accordingly, there can be no assurance that our independent registered public accounting firm’s report on our future financial statements for any future period will not include a similar explanatory paragraph. Our independent registered public accounting firm’s expression of such doubt or our inability to overcome the factors leading to such doubt could have a material adverse effect on our stock price, our business relationships and ability to raise capital and therefore could have a material adverse effect on our business and financial prospects.

If we fail to manage our planned growth properly, we may not be able to successfully expand our market share.

Our fleet currently consists of ten Capesize vessels, and we may acquire additional vessels in the future. Our ability to manage our growth will primarily depend on our ability to:

•	generate excess cash flow so that we can invest without jeopardizing our ability to cover current and foreseeable working capital needs, including debt service;
•	finance our operations, through equity offerings or otherwise, for our existing and new operations;
•	locate and acquire suitable vessels;
•	identify and consummate acquisitions or joint ventures;
•	integrate any acquired businesses or vessels successfully with our existing operations;
•	hire, train and retain qualified personnel and crew to manage and operate our growing business and fleet; and
•	expand our customer base.

Growing any business by acquisitions presents numerous risks such as obtaining acquisition financing on acceptable terms or at all, undisclosed liabilities and obligations, difficulty in obtaining additional qualified personnel, managing relationships with customers and suppliers and integrating newly acquired operations into existing infrastructures. We may not be successful in executing our growth plans and we may incur significant additional expenses and losses in connection therewith.

Purchasing and operating secondhand vessels, such as our current fleet, may result in increased operating costs and vessel off-hire, which could adversely affect our financial condition and results of operations.

All ten of the vessels in our fleet are secondhand vessels. Our inspection of these or other secondhand vessels prior to purchase does not provide us with the same knowledge about their condition and the cost of any required or anticipated repairs that we would have had if these vessels had been built for and operated exclusively by us. We have not received in the past, and do not expect to receive in the future, the benefit of warranties on any secondhand vessels we acquire.

As the vessels in our fleet or other secondhand vessels we may acquire age, they may become less fuel efficient and costlier to maintain and will not be as advanced as recently constructed vessels due to improvements in design, technology and engineering, including improvements required to comply with government regulations. Rates for cargo insurance, paid by charterers, also increase with the age of a vessel, making older vessels less desirable to charterers.

In addition, charterers actively discriminate against hiring older vessels. Rightship, the ship vetting service founded by Rio Tinto and BHP-Billiton, has become a major vetting service in the dry bulk shipping industry, which ranks the suitability of vessels based on a scale of one to five stars. There are carriers that may not charter a vessel that Rightship has vetted with fewer than three stars. Therefore, a potentially deteriorated star rating for our vessels may affect their commercial operation and profitability and vessels in our fleet with lower ratings may experience challenges in securing charters. Effective as of January 1, 2018, Rightship’s age trigger for a dry cargo inspection for vessels over 8,000 dwt changed from 18 years to 14 years, after which an annual acceptable Rightship inspection will be required. Rightship may downgrade any vessel over 18 years of age that has not completed a satisfactory inspection by Rightship, in the same manner as any other vessel over 14 years of age, to two stars, which significantly decreases its chances of entering into a charter. Therefore, one of our dry bulk carriers is 19 years of age, we may not be able to operate this vessel profitably during the remainder of its useful life. All of the vessels in our fleet have five-star risk ratings from Rightship.

Governmental regulations, safety or other equipment standards related to the age or condition of vessels may require expenditures for alterations, or the addition of new equipment, to our vessels and may restrict the type of activities in which the vessels may engage. As our vessels age, market conditions may not justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives.

In addition, unless we maintain cash reserves for vessel replacement, we may be unable to replace the vessels in our fleet upon the expiration of their useful lives. We estimate the useful life of our vessels to be 25 years from the date of initial delivery from the shipyard. Our cash flows and income are dependent on the revenues we earn by chartering our vessels to customers. If we are unable to replace the vessels in our fleet upon the expiration of their useful lives, our business, financial condition and results of operations will be materially adversely affected. Any reserves set aside for vessel replacement would not be available for other cash needs or dividends.

Newbuilding projects are subject to risks that could cause delays.

We may enter into newbuilding contracts in connection with our vessel acquisition strategy. Newbuilding construction projects are subject to risks of delay inherent in any large construction project from numerous factors, including shortages of equipment, materials or skilled labor, unscheduled delays in the delivery of ordered materials and equipment or shipyard construction, failure of equipment to meet quality and/or performance standards, financial or operating difficulties experienced by equipment vendors or the shipyard, unanticipated actual or purported change orders, inability to obtain required permits or approvals, design or engineering changes and work stoppages and other labor disputes, adverse weather conditions or any other events of force majeure. A shipyard’s failure to deliver a vessel on time may result in the delay of revenue from the vessel. Any such failure or delay could have a material adverse effect on our operating results.

We may acquire additional vessels, and if those vessels are not delivered on time or are delivered with significant defects, our earnings and financial condition could suffer.

We may acquire further vessels in the future. The delivery of these vessels could be delayed, or certain events may arise which could result in us not taking delivery of a vessel, such as a total loss of a vessel, a constructive loss of a vessel, or substantial damage to a vessel prior to delivery. A delay in the delivery of any vessels to us, the failure of the contract counterparty to deliver a vessel at all, or us not taking delivery of a vessel could cause us to breach our obligations under a related time charter or could otherwise adversely affect our financial condition and results of operations. In addition, the delivery of any vessel with substantial defects could have similar consequences.

If volatility in the London InterBank Offered Rate, or LIBOR, occurs, or if LIBOR is replaced as the reference rate under our debt obligations, it could affect our profitability, earnings and cash flow.

LIBOR has historically been volatile, with the spread between LIBOR and the prime lending rate widening significantly at times. These conditions are the result of the disruptions in the international credit markets. Because the interest rates borne by our outstanding indebtedness fluctuate with changes in LIBOR, if such volatility were to occur in future, or if LIBOR is replaced as the reference rate under our debt obligations, it could affect the amount of interest payable on our debt which, in turn, could have an adverse effect on our profitability, earnings and cash flow.

On July 27, 2017, the UK Financial Conduct Authority announced that it would phase-out LIBOR by the end of 2021. As a result, lenders have insisted on provisions that entitle the lenders, in their discretion, to replace published LIBOR as the basis for the interest calculation with their cost-of-funds rate. Certain of our existing financing arrangements, provide for the use of replacement rates if LIBOR is discontinued. We are in the process of evaluating the impact of LIBOR discontinuation on us. While we cannot predict the effect of the potential changes to LIBOR or the establishment and use of alternative rates or benchmarks, the interest payable on our debt could be subject to volatility and our lending costs could increase, which would have an adverse effect on our profitability, earnings and cash flow.

The failure of our counterparties to meet their obligations under our charter agreements could cause us to suffer losses or otherwise adversely affect our business.

The ability and willingness of each of our counterparties to perform its obligations under charter agreements with us will depend on a number of factors that are beyond our control and may include, among other things, general economic conditions, the condition of the dry bulk shipping industry and the industries in which our counterparties operate and the overall financial condition of the counterparties. From time to time, those counterparties may account for a significant amount of our chartering activity and revenues. In addition, in challenging market conditions, there have been reports of charterers renegotiating their charters or defaulting on their obligations under charter agreements, and so our customers may fail to pay charter hire or attempt to renegotiate charter rates. Should a counterparty fail to honor its obligations under agreements with us, it may be difficult to secure substitute employment for such vessel, and any new charter arrangements we secure in the spot market or on time charters could be at lower rates. If our charterers fail to meet their obligations to us or attempt to renegotiate our charter agreements, we could suffer significant losses, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Rising crew costs may adversely affect our profits.

Crew costs are expected to be a significant expense for us. Recently, the limited supply of and increased demand for highly skilled and qualified crew, due to the increase in the size of the global shipping fleet, has created upward pressure on crewing costs. Increases in crew costs may adversely affect our profitability if we are not able to increase our rates.

We may not be able to attract and retain key management personnel and other employees in the shipping industry, which may negatively affect the effectiveness of our management and our results of operations.

Our success will depend to a significant extent upon the abilities and efforts of our management team, including our ability to retain key members of our management team and the ability of our management to recruit and hire suitable employees. The loss of any of these individuals could adversely affect our business prospects and financial condition. Difficulty in hiring and retaining personnel could adversely affect our results of operations.

Our vessels may suffer damage, and we may face unexpected repair costs, which could adversely affect our cash flow and financial condition.

If our vessels suffer damage, they may need to be repaired at a shipyard facility. The costs of repairs are unpredictable and can be substantial. The loss of earnings while our vessels are being repaired and repositioned, as well as the actual cost of these repairs, would decrease our earnings and reduce the amount of any dividends in the future. We may not have insurance that is sufficient to cover all or any of these costs or losses and may have to pay repair costs not covered by our insurance.

We are exposed to U.S. dollar and foreign currency fluctuations and devaluations that could harm our reported revenue and results of operations.

We generate all of our revenues and incur the majority of our operating expenses in U.S. dollars, but we currently incur many of our general and administration expenses in currencies other than the U.S. dollar, primarily the euro. Because such portion of our expenses is incurred in currencies other than the U.S. dollar, our expenses may from time to time increase relative to our revenues as a result of fluctuations in exchange rates, particularly between the U.S. dollar and the euro, which could affect the amount of net income that we report in future periods. We may use financial derivatives to operationally hedge some of our currency exposure. Our use of financial derivatives involves certain risks, including the risk that losses on a hedged position could exceed the nominal amount invested in the instrument and the risk that the counterparty to the derivative transaction may be unable or unwilling to satisfy its contractual obligations, which could have an adverse effect on our results.

We maintain cash with a limited number of financial institutions including financial institutions that may be located in Greece, which will subject us to credit risk.

We maintain all of our cash with a limited number of financial institutions, including institutions that are located in Greece. These financial institutions located in Greece may be subsidiaries of international banks or Greek financial institutions. Economic conditions in Greece have been, and continue to be, uncertain as a result of recent sovereign weakness. Although Moody’s Investor Services Inc. upgraded the bank financial strength ratings, as well as the deposit and debt ratings, of several Greek banks in July 2019 to reflect improving prospects, the stand-alone financial strength of the banks and the anticipated additional pressures stemming from the legacy of the country’s multi-year debt crisis continue to create challenging economic prospects.

We are a holding company and we depend on the ability of our subsidiaries to distribute funds to us in order to satisfy financial obligations or to pay dividends.

We are a holding company and our subsidiaries, which are all wholly-owned by us either directly or indirectly, conduct all of our operations and own all of our operating assets. We have no significant assets other than the equity interests in our wholly-owned subsidiaries. As a result, our ability to make dividend payments depends on our subsidiaries and their ability to distribute funds to us. The ability of a subsidiary to make these distributions could be affected by the covenants in our loan agreements, a claim or other action by a third party, including a creditor, and the laws of Bermuda, the British Virgin Islands, Hong Kong, Liberia, Malta and the Republic of the Marshall Islands, where our vessel-owning subsidiaries are incorporated, which regulate the payment of dividends by companies. If we are unable to obtain funds from our subsidiaries, we may not be able to satisfy our financial obligations.

In the highly competitive international shipping industry, we may not be able to compete for charters with new entrants or established companies with greater resources, which may adversely affect our results of operations.

We employ our vessels in a highly competitive market that is capital intensive and highly fragmented. Competition arises primarily from other vessel owners, some of whom have substantially greater resources than we do. Competition for the transportation of dry bulk cargoes by sea is intense and depends on price, location, size, age, condition and the acceptability of the vessel and its operators to the charterers. Due in part to the highly fragmented market, competitors with greater resources could enter the dry bulk shipping industry and operate larger fleets through consolidations or acquisitions and may be able to offer lower charter rates and higher quality vessels than we are able to offer. Although we believe that no single competitor has a dominant position in the markets in which we compete, we are aware that certain competitors may be able to devote greater financial and other resources to their activities than we can, resulting in a significant competitive threat to us. We cannot give assurances that we will continue to compete successfully with our competitors or that these factors will not erode our competitive position in the future.

Due to our limited fleet diversification, adverse developments in the maritime dry bulk shipping industry would adversely affect our business, financial condition, and operating results.

We depend primarily on the transportation of dry bulk commodities. Our relative lack of diversification could make us vulnerable to adverse developments in the maritime dry bulk shipping industry, which would have a significantly greater impact on our business, financial condition and operating results than it would if we maintained more diverse assets or lines of business.

We may be subject to litigation that, if not resolved in our favor and not sufficiently insured against, could have a material adverse effect on us.

We may be, from time to time, involved in various litigation matters. These matters may include, among other things, contract disputes, personal injury claims, environmental claims or proceedings, asbestos and other toxic tort claims, employment matters, governmental claims for taxes or duties, and other litigation that arises in the ordinary course of our business. Although we intend to defend these matters vigorously, we cannot predict with certainty the outcome or effect of any claim or other litigation matter, and the ultimate outcome of any litigation or the potential costs to resolve them may have a material adverse effect on us. Insurance may not be applicable or sufficient in all cases or insurers may not remain solvent, which may have a material adverse effect on our financial condition.

Because we obtain some of our insurances through protection and indemnity associations, we may also be retrospectively subject to calls or premiums in amounts based not only on our own claim records, but also on the claim records of all other members of the protection and indemnity associations.

We may be retrospectively subject to calls, or premiums, in amounts based not only on our claim records but also on the claim records of all other members of the protection and indemnity associations through which we receive insurance coverage for tort liability, including pollution-related liability. Our payment of these calls could result in significant expenses to us, which could have a material adverse effect on our business, results of operations and financial condition and our ability to pay dividends in the future.

Failure to comply with the U.S. Foreign Corrupt Practices Act of 1977, or FCPA, could result in fines, criminal penalties, and an adverse effect on our business.

We operate throughout the world, including countries with a reputation for corruption. We are committed to doing business in accordance with applicable anti-corruption laws and have adopted a code of business conduct and ethics which is consistent and in full compliance with the FCPA. We are subject, however, to the risk that we, our affiliated entities or our or their respective officers, directors, employees and agents may take action determined to be in violation of such anti-corruption laws, including the FCPA. Any such violation could result in substantial fines, sanctions, civil and/or criminal penalties, curtailment of operations in certain jurisdictions, and might adversely affect our business, results of operations or financial condition. In addition, actual or alleged violations could damage our reputation and ability to do business. Furthermore, detecting, investigating, and resolving actual or alleged violations is expensive and can consume significant time and attention of our senior management.

We depend on our commercial and technical managers to operate our business and our business could be harmed if our managers fail to perform their services satisfactorily.

Pursuant to our management agreements, V.Ships provides us with technical, general administrative and support services (including vessel maintenance, crewing, purchasing, shipyard supervision, assistance with regulatory compliance, accounting related to vessels and provisions). Fidelity provides us with commercial management services for our vessels and Seanergy Management provides us with certain other management services. Our operational success depends significantly upon V.Ships’, Fidelity’s and Seanergy Management’s satisfactory performance of these services. Our business would be harmed if V.Ships, Fidelity or Seanergy Management failed to perform these services satisfactorily. In addition, if our management agreements with any of V.Ships, Fidelity or Seanergy Management were to be terminated or if their terms were to be altered, our business could be adversely affected, as we may not be able to immediately replace such services, and even if replacement services were immediately available, the terms offered could be less favorable than those under our existing management agreements.

Our ability to compete for and enter into new period time and spot charters and to expand our relationships with our existing charterers will depend largely on our relationship with our commercial manager, Fidelity, and its reputation and relationships in the shipping industry. If Fidelity suffers material damage to its reputation or relationships, it may harm our ability to:

•	renew existing charters upon their expiration;
•	obtain new charters;
•	obtain financing on commercially acceptable terms;
•	maintain satisfactory relationships with our charterers and suppliers; and
•	successfully execute our business strategies.

If our ability to do any of the things described above is impaired, it could have a material adverse effect on our business, financial condition and results of operations.

Our managers are each privately held companies and there is little or no publicly available information about them.

The ability of V.Ships, Fidelity and Seanergy Management to render management services will depend in part on their own financial strength. Circumstances beyond our control could impair their financial strength, and because each is a privately held company, information about their financial strength is not available. As a result, we and our shareholders might have little advance warning of financial or other problems affecting them even though their financial or other problems could have a material adverse effect on us.

Management fees will be payable to our technical manager regardless of our profitability, which could have a material adverse effect on our business, financial condition and results of operations.

Pursuant to our technical management agreements with V.Ships, we paid a monthly fee of $8,240 per vessel in 2019 and we have been paying a monthly fee of about $8,488 per vessel starting January 1, 2020 in exchange for V.Ships’ provision of technical, support and administrative services. The management fees do not cover expenses such as voyage expenses, vessel operating expenses, maintenance expenses and crewing costs, for which we reimburse the technical manager. The management fees are payable whether or not our vessels are employed and regardless of our profitability, and we have no ability to require our technical managers to reduce the management fees if our profitability decreases, which could have a material adverse effect on our business, financial condition and results of operations.

The majority of the members of our shipping committee are appointees nominated by Jelco, which could create conflicts of interest detrimental to us.

Our board of directors has created a shipping committee, which has been delegated exclusive authority to consider and vote upon all matters involving shipping and vessel finance, subject to certain limitations. Jelco has the right to appoint two of the three members of the shipping committee and as a result effectively controls all decisions with respect to our shipping operations that do not involve a transaction with our Sponsor. Mr. Stamatios Tsantanis, Ms. Christina Anagnostara and Mr. Elias Culucundis currently serve on our shipping committee.

We may be classified as a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. holders of our common stock.

A foreign corporation will be treated as a “passive foreign investment company”, or PFIC, for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of “passive income” or (2) at least 50% of the average value of the corporation’s assets produce or are held for the production of those types of “passive income”. For purposes of these tests, “passive income” includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income”. U.S. shareholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

Based upon our current and anticipated method of operations, we do not believe that we should be a PFIC with respect to our 2019 taxable year, and we do not expect to become a PFIC in any future taxable year. In this regard, we intend to treat our gross income from time charters as active services income, rather than rental income. Accordingly, our income from our time chartering activities should not constitute “passive income”, and the assets that we own and operate in connection with the production of that income should not constitute passive assets. There is substantial legal authority supporting this position including case law and U.S. Internal Revenue Service, or IRS, pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, it should be noted that there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes. Accordingly, no assurance can be given that the IRS or a court of law will accept this position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. Moreover, no assurance can be given that we would not constitute a PFIC for any future taxable year if the nature and extent of our operations change.

If the IRS were to find that we are or have been a PFIC for any taxable year, our U.S. shareholders would face adverse U.S. federal income tax consequences and certain information reporting requirements. Under the PFIC rules, unless those shareholders make an election available under the United States Internal Revenue Code of 1986 as amended, or the Code (which election could itself have adverse consequences for such shareholders), such shareholders would be liable to pay U.S. federal income tax at the then prevailing income tax rates on ordinary income plus interest upon excess distributions and upon any gain from the disposition of their shares of our common stock, as if the excess distribution or gain had been recognized ratably over the shareholder’s holding period of the shares of our common stock. Similar consequences would apply to holders of our warrants. See “Item 10.E. Tax Considerations – U.S. Federal Income Tax Consequences – U.S. Federal Income Taxation of U.S. Holders - Passive Foreign Investment Company Rules” in our Annual Report for a more comprehensive discussion of the U.S. federal income tax consequences to U.S. shareholders if we are treated as a PFIC.

We may have to pay tax on U.S. source income, which would reduce our earnings.

Under the Code, 50% of the gross shipping income of a vessel-owning or chartering corporation, such as us and our subsidiaries, that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States, exclusive of certain U.S. territories and possessions, “U.S. source gross shipping income” may be subject to a 4% U.S. federal income tax without allowance for deduction, unless that corporation qualifies for exemption from tax under Section 883 of the Code and the applicable Treasury Regulations promulgated thereunder.

We did not qualify for exemption from the 4% tax under Section 883 for our 2019 taxable year as we did not satisfy one of the ownership tests described in “Tax Considerations – United States Federal Income Tax Consequences – Exemption of Operating Income from United States Federal Income Taxation” in this prospectus, for such taxable year. The ownership tests require us, inter alia, to establish or substantiate sufficient ownership of our common shares by one or more “qualified” shareholders. For our 2019 taxable year, we had U.S. source gross shipping income, on which we were subject to a U.S federal tax of $147,548. Some of our charterparties contain clauses that permit us to seek reimbursement from charterers of any U.S. tax paid. We have sought reimbursement and have secured payment from all of our charterers for the 2019 taxable year.

Due to the factual nature of the issues involved, and given that we are currently not eligible for the exemption from tax under Section 883 of the Code, we can give no assurances on the tax-exempt status of ourselves or that of any of our subsidiaries for our 2020 or subsequent taxable year. If we or our subsidiaries continue not to be entitled to exemption under Section 883, we or our subsidiaries will continue to be subject to the 4% U.S. federal income tax on 50% of any shipping income such companies derive that is attributable to the transport of cargoes to or from the United States. This tax is a cost, which, if unreimbursed, has a negative effect on our business and results in decreased earnings available for distribution to our shareholders.

We may be subject to tax in the jurisdictions in which we or our vessel-owning subsidiaries are incorporated or operate.

In addition to the tax consequences discussed herein, we may be subject to tax in one or more other jurisdictions where we or our vessel-owning subsidiaries are incorporated or conduct activities. We are subject to a corporate flat tax for our subsidiaries in Malta for the period from January 1, 2019 to December 31, 2019 and could be subject to additional taxation in the future in Malta or other jurisdictions where our subsidiaries are incorporated or do business. The amount of any such tax imposed upon our operations or on our subsidiaries’ operations may be material and could have an adverse effect on our earnings.

We are a “foreign private issuer”, which could make our common stock less attractive to some investors or otherwise harm our stock price.

We are a “foreign private issuer”, as such term is defined in Rule 405 under the Securities Act. As a “foreign private issuer” the rules governing the information that we disclose differ from those governing U.S. corporations pursuant to the Exchange Act. We are not required to file quarterly reports on Form 10-Q or provide current reports on Form 8-K disclosing significant events within four days of their occurrence. In addition, our officers and directors are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchase and sales of our securities. Our exemption from the rules of Section 16 of the Exchange Act regarding sales of common stock by insiders means that you will have less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act. Moreover, we are exempt from the proxy rules, and proxy statements that we distribute will not be subject to review by the Commission. Accordingly, there may be less publicly available information concerning us than there is for other U.S. public companies. These factors could make our common stock less attractive to some investors or otherwise harm our stock price.

As a Marshall Islands corporation with principal executive offices in Greece, and also having subsidiaries in the Republic of the Marshall Islands and other offshore jurisdictions such as Liberia, Bermuda and the British Virgin Islands, our operations may be subject to economic substance requirements.

In December 2017, following an assessment of the tax policies of various countries by the Code of Conduct Group for Business Taxation of the European Union, or the COCG, the Council of the European Union, or the Council, approved and published Council conclusions containing a list of “non-cooperative jurisdictions” for tax purposes, the 2017 Conclusions. In March 2019, the Council adopted a revised list of non-cooperative jurisdictions, the 2019 Conclusions. In the 2019 Conclusions, the Republic of the Marshall Islands, among others, was placed by the E.U. on its list of non-cooperative jurisdictions for tax purposes for failing to implement certain commitments previously made to the E.U. by the agreed deadline. However, it was announced by the Council in October 2019 that the Marshall Islands had been removed from the list of non-cooperative tax jurisdictions. E.U. member states have agreed upon a set of measures, which they can choose to apply against the listed countries, including increased monitoring and audits, withholding taxes, special documentation requirements and anti-abuse provisions. The European Commission has stated it will continue to support member states’ efforts to develop a more coordinated approach to sanctions for the listed countries. E.U. legislation prohibits E.U. funds from being channeled or transited through entities in non-cooperative jurisdictions.

We are a Marshall Islands corporation with principal executive offices in Greece. Several of our subsidiaries are organized in the Republic of the Marshall Islands, Liberia, Bermuda and the British Virgin Islands. The Marshall Islands have enacted economic substance regulations with which we are obligated to comply. The Marshall Islands economic substance regulations require certain entities that carry out particular activities to comply with a three-part economic substance test whereby the entity must show that it (i) is directed and managed in the Marshall Islands in relation to that relevant activity, (ii) carries out core income-generating activity in relation to that relevant activity in the Marshall Islands (although it is being understood and acknowledged by the regulators that income-generated activities for shipping companies will generally occur in international waters) and (iii) having regard to the level of relevant activity carried out in the Marshall Islands has (a) an adequate amount of expenditures in the Marshall Islands, (b) adequate physical presence in the Marshall Islands and (c) an adequate number of qualified employees in the Marshall Islands. Bermuda and the British Virgin Islands have enacted similar legislation.

If we fail to comply with our obligations under such legislation or any similar law applicable to us in any other jurisdictions, we could be subject to financial penalties and spontaneous disclosure of information to foreign tax officials, or could be struck from the register of companies, in related jurisdictions. Any of the foregoing could be disruptive to our business and could have a material adverse effect on our business, financial conditions and operating results.

We do not know (i) if the E.U. will add the Marshall Islands, Liberia, Bermuda or the British Virgin Islands to the list of non-cooperative jurisdictions, (ii) how quickly the E.U. would react to any changes in legislation of the relevant jurisdictions, or (iii) how E.U. banks or other counterparties will react while we or any of our subsidiaries remain as entities organized and existing under the laws of listed countries. The effect of the E.U. list of non-cooperative jurisdictions, and any noncompliance by us with any legislation adopted by applicable countries to achieve removal from the list, including economic substance regulations, could have a material adverse effect on our business, financial conditions and operating results.

The Public Company Accounting Oversight Board inspection of our independent accounting firm, could lead to adverse findings in our auditors’ reports and challenges to the accuracy of our published audited consolidated financial statements.

Auditors of U.S. public companies are required by law to undergo periodic Public Company Accounting Oversight Board, or PCAOB, inspections that assess their compliance with U.S. law and professional standards in connection with performance of audits of financial statements filed with the SEC. For several years certain European Union countries, including Greece, did not permit the PCAOB to conduct inspections of accounting firms established and operating in such European Union countries, even if they were part of major international firms. Accordingly, unlike for most U.S. public companies, the PCAOB was prevented from evaluating our auditor’s performance of audits and its quality control procedures, and, unlike stockholders of most U.S. public companies, we and our stockholders were deprived of the possible benefits of such inspections. Since 2015, Greece agreed to allow the PCAOB to conduct inspections of accounting firms operating in Greece. In the future, such PCAOB inspections could result in findings in our auditors’ quality control procedures, question the validity of the auditor’s reports on our published consolidated financial statements and the effectiveness of our internal control over financial reporting, and cast doubt upon the accuracy of our published audited financial statements.

We conduct business in China, where the legal system is not fully developed and has inherent uncertainties that could limit the legal protections available to us.

Some of our vessels may be chartered to Chinese customers and from time to time on our charterers’ instructions, our vessels may call on Chinese ports. Such charters and voyages may be subject to regulations in China that may require us to incur new or additional compliance or other administrative costs and may require that we pay to the Chinese government new taxes or other fees. Applicable laws and regulations in China may not be well publicized and may not be known to us or our charterers in advance of us or our charterers becoming subject to them, and the implementation of such laws and regulations may be inconsistent. Changes in Chinese laws and regulations, including with regards to tax matters, or changes in their implementation by local authorities, could affect our vessels if chartered to Chinese customers as well as our vessels calling to Chinese ports and could have a material adverse impact on our business, financial conditions and results of operations.

Changing laws and evolving reporting requirements could have an adverse effect on our business.

Changing laws, regulations and standards relating to reporting requirements, including the European Union General Data Protection Regulation, or GDPR, may create additional compliance requirements for us. To maintain high standards of corporate governance and public disclosure, we have invested in, and continue to invest in, reasonably necessary resources to comply with evolving standards.

GDPR broadens the scope of personal privacy laws to protect the rights of European Union citizens and requires organizations to report on data breaches within 72 hours and be bound by more stringent rules for obtaining the consent of individuals on how their data can be used. Non-compliance with GDPR may expose entities to significant fines or other regulatory claims which could have an adverse effect on our business, and results of operations.

A cyber-attack could materially disrupt our business.

We rely on information technology systems and networks in our operations and administration of our business. Our business operations could be targeted by individuals or groups seeking to sabotage or disrupt our information technology systems and networks, or to steal data. A successful cyber-attack could materially disrupt our operations, including the safety of our operations, or lead to unauthorized release of information or alteration of information in our systems. Any such attack or other breach of our information technology systems could have a material adverse effect on our business and results of operations. In addition, the unavailability of the information systems or the failure of these systems to perform as anticipated for any reason could disrupt our business and could result in decreased performance and increased operating costs, causing our business and results of operations to suffer. Any significant interruption or failure of our information systems or any significant breach of security could adversely affect our business and results of operations.

The smuggling of drugs or other contraband onto our vessels may lead to governmental claims against us.

We expect that our vessels will call in ports in South America and other areas where smugglers attempt to hide drugs and other contraband on vessels, with or without the knowledge of crew members. Under some jurisdictions, vessels used for the conveyance of illegal drugs could subject the vessels to forfeiture to the government of such jurisdiction. To the extent our vessels are found with contraband, whether inside or attached to the hull of our vessel and whether with or without the knowledge of any member of our crew, we may face reputational damage and governmental or other regulatory claims or penalties which could have an adverse effect on our business, results of operations, cash flows and financial condition, as well as our ability to maintain cash flows, including cash available for distributions to pay dividends to our common shareholders. Under some jurisdictions, vessels used for the conveyance of illegal drugs could subject result in forfeiture of the vessel to forfeiture to the government of such jurisdiction.

Risks Relating to this Offering and the Ownership of our Common Shares and Warrants

The market price of our common shares has been and may in the future be subject to significant fluctuations. Further, there is no guarantee of a continuing public market to resell our common shares.

Our common shares commenced trading on the Nasdaq Global Market on October 15, 2008. Since December 21, 2012, our common shares have traded on the Nasdaq Capital Market. We cannot assure you that an active and liquid public market for our common shares will continue.

The market price of our common shares has been and may in the future be subject to significant fluctuations as a result of many factors, some of which are beyond our control. Among the factors that have in the past and could in the future affect our stock price are:

•	quarterly variations in our results of operations;
•	changes in market valuations of similar companies and stock market price and volume fluctuations generally;
•	changes in earnings estimates or the publication of research reports by analysts;
•	speculation in the press or investment community about our business or the shipping industry generally;
•	strategic actions by us or our competitors such as acquisitions or restructurings;
•	the thin trading market for our common shares, which makes it somewhat illiquid;
•	regulatory developments;
•	additions or departures of key personnel;
•	general market conditions; and
•	domestic and international economic, market and currency factors unrelated to our performance.

The stock markets in general, and the markets for dry bulk shipping and shipping stocks in particular, have experienced extreme volatility that has sometimes been unrelated to the operating performance of individual companies. These broad market fluctuations may adversely affect the trading price of our common stock.

Additionally, there is no guarantee of a continuing public market to resell our common shares. Our common shares now trade on the Nasdaq Capital Market. We cannot assure you that an active and liquid public market for our common shares will continue. On July 15, 2019, we received written notification from the NASDAQ Stock Market, indicating that because the closing bid price of our common stock for 30 consecutive business days, from May 31, 2019 to July 12, 2019, was below the minimum $1.00 per share bid price requirement for continued listing on the Nasdaq Capital Market, we were not in compliance with Nasdaq Listing Rule 5550(a)(2). Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the applicable grace period to regain compliance was 180 days, or until January 13, 2020. On January 14, 2020, we received written notification from the NASDAQ Stock Market, indicating that we were granted an additional 180-day grace period, until July 13, 2020, to cure our non-compliance with Nasdaq Listing Rule 5550(a)(2). We can cure this deficiency if the closing bid price of our common stock is $1.00 per share or higher for at least ten consecutive business days during the grace period. A reverse stock split will be considered by our board of directors if deemed necessary in order to regain compliance prior to the expiration of the grace period. During this time, our common stock will continue to be listed and trade on the Nasdaq Capital Market.

We have broad discretion in the use of the net proceeds from this offering and may use the net proceeds in ways with which you disagree.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our securities. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our securities to decline. Pending the application of these funds, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

Warrants are speculative in nature and there is no assurance that they will ever be profitable for holders of our warrants to exercise the warrants.

The warrants offered in this offering do not confer any rights of common share ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire common shares at a fixed price for a limited period of time. Specifically, commencing on the date of issuance, holders of the Class D Warrants may exercise their right to acquire common shares and pay an exercise price of $0.17 per share (100% of the unit price in this offering), prior to five years from the date of issuance, after which date any unexercised warrants will expire and have no further value. Commencing on the date of issuance, holders of pre-funded warrants may exercise their right to acquire common shares and pay an exercise price of $0.01, representing the unpaid portion of the exercise price. Moreover, following this offering, the market value of the warrants is uncertain and there can be no assurance that the market value of the warrants will equal or exceed the offering price. There can be no assurance that the market price of the common shares will ever equal or exceed the exercise price of the warrants, and consequently, whether it will ever be profitable for holders of the warrants to exercise the warrants.

The declaration and payment of dividends will always be subject to the discretion of our board of directors and will depend on a number of factors. Our board of directors may not declare dividends in the future.

The declaration, timing and amount of any dividend is subject to the discretion of our board of directors and will be dependent upon our earnings, financial condition, market prospects, capital expenditure requirements, investment opportunities, restrictions in our loan agreements, the provisions of Marshall Islands law affecting the payment of dividends to shareholders, overall market conditions and other factors. Our board of directors may not declare dividends in the future.

Our loan facility with Alpha Bank entered into in November 2015 place restrictions on our ability to distribute dividends to our shareholders, specifically that the amount of the dividends so declared shall not exceed 50% of our net income except in case that cash and marketable securities are equal or greater than the amount required to meet our debt service for the following eighteen-month period. However, in February 2020, we received approval from the credit committee of Alpha Bank to, inter alia, remove these restrictions. This approval is subject to completion of definitive documentation. Further, Marshall Islands law generally prohibits the payment of dividends if the company is insolvent or would be rendered insolvent upon payment of such dividend, and dividends may be declared and paid out of our operating surplus. Dividends may also be declared or paid out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. We may be unable to pay dividends in any anticipated amount or at all.

Anti-takeover provisions in our restated articles of incorporation and second amended and restated bylaws could make it difficult for shareholders to replace or remove our current board of directors or could have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our common shares.

Several provisions of our restated articles of incorporation and second amended and restated bylaws could make it difficult for shareholders to change the composition of our board of directors in any one year, preventing them from changing the composition of our management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable.

These provisions:

•	authorize our board of directors to issue “blank check” preferred stock without shareholder approval;
•	provide for a classified board of directors with staggered, three-year terms;
•	require a super-majority vote in order to amend the provisions regarding our classified board of directors;
•	permit the removal of any director from office at any time, with or without cause, at the request of the shareholder group entitled to designate such director; and
•	prevent our board of directors from dissolving the shipping committee or altering the duties or composition of the shipping committee without an affirmative vote of not less than 80% of the board of directors.

These anti-takeover provisions could substantially impede the ability of shareholders to benefit from a change in control and, as a result, may adversely affect the market price of our common shares and your ability to realize any potential change of control premium.

Issuance of preferred shares may adversely affect the voting power of our shareholders and have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our common shares.

Our restated articles of incorporation currently authorize our board of directors to issue preferred shares in one or more series and to determine the rights, preferences, privileges and restrictions, with respect to, among other things, dividends, conversion, voting, redemption, liquidation and the number of shares constituting any series without shareholders’ approval. If our board of directors determines to issue preferred shares, such issuance may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable. The issuance of preferred shares with voting and conversion rights may also adversely affect the voting power of the holders of common shares. This could substantially impede the ability of public shareholders to benefit from a change in control and, as a result, may adversely affect the market price of our common shares and our shareholders’ ability to realize any potential change of control premium.

Jelco and Comet Shipholding Inc. are able to exercise considerable control over the outcome of all matters requiring a shareholder vote, and their interests could conflict with the interests of our other shareholders.

Jelco and Comet Shipholding Inc., or Comet, both companies affiliated with our Sponsor, currently collectively own approximately 7,934,388, or approximately 27%, of our outstanding common shares. Jelco may also acquire up to 2,867,776 additional common shares upon conversion of the convertible notes issued to it by the Company, in which case our Sponsor would own approximately 33.5% of our outstanding common shares, based on the number of common shares outstanding as of the date of this prospectus. Jelco also owns Class B warrants exercisable for an aggregate of 1,823,529 common shares at an exercise price of $1.00 per share. As a result, Jelco and Comet are able to exercise considerable control over the outcome of all matters requiring a shareholder vote. This concentration of ownership may delay, deter or prevent acts that would be favored by our other shareholders or deprive shareholders of an opportunity to receive a premium for their shares as part of a sale of our business, and it is possible that the interests of our Sponsor may in some cases conflict with our interests and the interests of our other holders of shares. For example, conflicts of interest may arise between us, on one hand, and our Sponsor or affiliated entities, on the other hand, which may result in the transactions on terms not determined by market forces. Any such conflicts of interest could adversely affect our business, financial condition and results of operations, and the trading price of our common shares. In addition, this concentration of share ownership may adversely affect the trading price of our shares because investors may perceive disadvantages in owning shares in a company with such concentrated shareholding.

We may issue additional common shares or other equity securities without shareholder approval, which would dilute our existing shareholders’ ownership interests and may depress the market price of our common shares.

We may issue additional common shares or other equity securities of equal or senior rank in the future without shareholder approval in connection with, among other things, future vessel acquisitions, the repayment of outstanding indebtedness, and the conversion of convertible financial instruments.

Our issuance of additional common shares or other equity securities of equal or senior rank in these situations would have the following effects:

•	our existing shareholders’ proportionate ownership interest in us would decrease;
•	the proportionate amount of cash available for dividends payable on our common shares could decrease;
•	the relative voting strength of each previously outstanding common share could be diminished; and
•	the market price of our common shares could decline.

In addition, we may issue additional common shares upon any conversion of our outstanding convertible notes issued to Jelco or upon exercise of our outstanding Class A warrants, Class B warrants or the representative’s warrants issued to Maxim Group LLC, or Maxim, in connection with our public offering in May 2019 and this offering.

As of the date of this prospectus, Jelco had the right to acquire 281,481 common shares upon exercise of a conversion option pursuant to the convertible note dated March 12, 2015, as amended, issued by the Company to Jelco, 1,567,777 common shares upon exercise of a conversion option pursuant to the revolving convertible note dated September 7, 2015, as amended, issued by the Company to Jelco, 1,018,518 common shares upon exercise of a conversion option pursuant to the convertible note dated September 27, 2017, as amended, issued by the Company to Jelco. Under each of the convertible notes, Jelco may, at its option, convert the principal amount under the note at any time into common shares at a conversion price of $13.50 per share. As of the date of this prospectus, Jelco had also the right to acquire 1,823,529 common shares upon exercise of the Class B warrants issued by the Company to Jelco in May 2019. Each Class B Warrant is exercisable for one common share at an adjusted exercise price of $1.00 per share and expires in May 2022. Our issuance of additional common shares in such instance and assuming no exercises from other warrant holders, would cause the proportionate ownership interest in us of our existing shareholders, other than Jelco, to decrease; the relative voting strength of each previously outstanding common share held by our existing shareholders, other than the converting noteholder, to decrease; and the market price of our common shares could decline.

As of the date of this prospectus, we had 11,500,000 Class A warrants outstanding to purchase an aggregate of 766,666 common shares, 4,830,000 Class B Warrants outstanding to purchase an aggregate of 4,830,000 common shares and one representative’s warrant outstanding to purchase an aggregate of 210,000 common shares. Each Class A warrant is exercisable for one common share at an exercise price of $30.00 per share and expires in December 2021. Each Class B Warrant is exercisable for one common share at an adjusted exercise price of $1.00 per share and expires in May 2022. The representative’s warrant has an adjusted exercise price equal $1.00 and expires in May 2022. We are also offering up to Class D warrants in this prospectus and pre-funded warrants. Our issuance of additional common shares upon the exercise of the Class A warrants, Class B warrants, the Representative’s Warrant, the Class D warrants, or the pre-funded warrants would cause the proportionate ownership interest in us of our existing shareholders, other than the exercising warrant holders, to decrease; the relative voting strength of each previously outstanding common share held by our existing shareholders to decrease; and the market price of our common shares could decline.

We are incorporated in the Republic of the Marshall Islands, which does not have a well-developed body of corporate law, which may negatively affect the ability of shareholders to protect their interests.

Our corporate affairs are governed by our Restated Articles of Incorporation, our Second Amended and Restated Bylaws and by the Marshall Islands Business Corporations Act, or the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the laws of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain U.S. jurisdictions. Shareholder rights may differ as well. While the BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, shareholders may have more difficulty in protecting their interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction.

Additionally, the Republic of the Marshall Islands does not have a legal provision for bankruptcy or a general statutory mechanism for insolvency proceedings. As such, in the event of a future insolvency or bankruptcy, our shareholders and creditors may experience delays in their ability to recover for their claims after any such insolvency or bankruptcy. Further, in the event of any bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding involving us or any of our subsidiaries, bankruptcy laws other than those of the United States could apply. If we become a debtor under U.S. bankruptcy law, bankruptcy courts in the United States may seek to assert jurisdiction over all of our assets, wherever located, including property situated in other countries. There can be no assurance, however, that we would become a debtor in the United States, or that a U.S. bankruptcy court would be entitled to, or accept, jurisdiction over such a bankruptcy case, or that courts in other countries that have jurisdiction over us and our operations would recognize a U.S. bankruptcy court’s jurisdiction if any other bankruptcy court would determine it had jurisdiction.

It may not be possible for investors to serve process on or enforce U.S. judgments against us.

We and all of our subsidiaries are incorporated in jurisdictions outside the U.S. and substantially all of our assets and those of our subsidiaries are located outside the U.S. In addition, most of our directors and officers are non-residents of the U.S., and all or a substantial portion of the assets of these non-residents are located outside the U.S. As a result, it may be difficult or impossible for U.S. investors to serve process within the U.S. upon us, our subsidiaries or our directors and officers or to enforce a judgment against us for civil liabilities in U.S. courts. In addition, you should not assume that courts in the countries in which we or our subsidiaries are incorporated or where our assets or the assets of our subsidiaries are located (1) would enforce judgments of U.S. courts obtained in actions against us or our subsidiaries based upon the civil liability provisions of applicable U.S. federal and state securities laws or (2) would enforce, in original actions, liabilities against us or our subsidiaries based on those laws.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $5.1 million, and approximately $5.9 million if the representative of the underwriters exercises in full its option to purchase additional securities, after deducting underwriting discounts and commissions and estimated expenses payable by us.

We intend to use all of the net proceeds of this offering for general corporate purposes which may include, among other things, prepaying debt or partially funding the acquisition of modern Capesize dry bulk vessels in accordance with our growth strategy. There is no intention to repay related party indebtedness with the net proceeds of this offering. However, we do not currently have definitive plans for any debt prepayments nor have we identified any potential acquisitions, and we can provide no assurance that we will be able to complete any debt prepayment or the acquisition of any vessel that we are able to identify.

DIVIDEND POLICY

The declaration, timing and amount of any dividend is subject to the discretion of our board of directors and will be dependent upon our earnings, financial condition, market prospects, capital expenditure requirements, investment opportunities, restrictions in our loan agreements, the provisions of the Marshall Islands law affecting the payment of dividends to shareholders, overall market conditions and other factors. We have not declared any dividends since our inception. Our board of directors may review and amend our dividend policy from time to time in light of our plans for future growth and other factors. In addition, since we are a holding company with no material assets other than the shares of our subsidiaries and affiliates through which we conduct our operations, our ability to pay dividends will depend on our subsidiaries and affiliates distributing to us their earnings and cash flow. Some of our loan agreements limit our ability to pay dividends and our subsidiaries’ ability to make distributions to us.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2019:

•	on an actual basis;
•	on an as adjusted basis, to give effect to events that have occurred between January 1, 2020 and March 30, 2020: (a) $5.9 million of installments paid under our secured long-term debt, other financial liabilities and due to related parties since December 31, 2019, (b) the issuance of 2,500,000 restricted shares of common stock pursuant to our equity incentive plan and (c) the forfeiture of 111 common shares under our equity incentive plan; and
•	on an as further adjusted basis to give effect to the sale of 35,290,000 units at a price of $0.17 per unit, or $0.16 per unit including a pre-funded warrant, in exchange for gross proceeds of $5.9 million, or net proceeds of $5.1 million after deducting an amount of $0.8 million concerning underwriting expenses, commissions related to this offering and other fees, each unit consisting of one common share (or one pre-funded warrant in lieu thereof) and one Class D warrant to purchase one common share.

There have been no significant adjustments to our capitalization since December 31, 2019, other than the adjustments described above. The historical data in the table is derived from, and should be read in conjunction with, our historical financial statements included in this prospectus. You should also read this table in conjunction with the information in the section entitled “Item 5. Operating and Financial Review and Prospects” included in our audited consolidated financial statements for the year ended December 31, 2019 in our Report on Form 20-F, filed with the Commission on March 5, 2020 and is incorporated by reference herein.

(All figures in thousands of U.S. dollars, except for share amounts)	Actual (audited)	As Adjusted (unaudited)*	As Further Adjusted (unaudited)**
Debt:
Secured long-term debt, other financial liabilities and due to related parties, net of deferred finance costs (net of deferred finance costs of $2,556)	$207,303	$201,420	$201,420
Convertible notes (net of deferred finance costs of $229)	14,608	14,608	14,608
Total debt	$221,911	$216,028	$216,028

Shareholders’ equity:
Preferred stock, $0.0001 par value; 25,000,000 shares authorized; none issued	—	—	—
Common shares, $0.0001 par value; 500,000,000 authorized shares as at December 31, 2019; 26,900,050 shares issued and outstanding as at December 31, 2019; 29,399,939 shares issued and outstanding as adjusted; 64,689,939 shares issued and outstanding as further adjusted	$3	$3	$7
Additional paid-in capital (excluding shareholder’s convertible notes)	370,742	370,742	375,816
Additional paid-in capital - Shareholder’s convertible notes	35,354	35,354	35,354
Accumulated deficit - Shareholder’s convertible notes accumulated amortization	(11,476)	(11,476)	(11,476)
Accumulated deficit (excluding shareholder’s convertible notes accumulated amortization)	(364,765)	(364,765)	(364,765)
Total Shareholders’ equity	29,858	29,858	34,936
Total capitalization	$251,769	$245,886	$250,964
*	The As Adjusted Additional paid-in capital and the Accumulated deficit do not include the incentive plan charge from January 1, 2020 to March 30, 2020.
**	The As Further Adjusted common shares and Additional paid-in capital do not include the exercise of the over-allotment option granted to the representative of the underwriters.

BUSINESS

This discussion contains forward-looking statements that involve risks, uncertainties, and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. See the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors”.

History and Development of the Company

Overview

We are an international shipping company specializing in the worldwide seaborne transportation of dry bulk commodities. Our fleet currently consists of ten Capesize bulk carriers with a cargo-carrying capacity of approximately 1,748,581 dwt and an average fleet age of 11 years. We are the only pure-play Capesize shipowner publicly listed in the U.S.

We believe we have established a reputation in the international dry bulk shipping industry for operating and maintaining vessels with high standards of performance, reliability and safety. We have assembled a management team comprised of executives who have extensive experience operating large and diversified fleets, and who have strong ties to a number of international charterers.

Our fleet was acquired at a historically low point in the shipping cycle. In 2015, we acquired eight modern dry bulk vessels (six Capesize and two Supramax vessels). In 2016 and 2017 we acquired a further three Capesize dry bulk vessels. In October and November 2018, we sold our two Supramax vessels and purchased an additional Capesize vessel, following which we became the only pure-play Capesize shipping company listed in the U.S. capital markets. We refer to the ten vessels that we presently operate as our Fleet. Since March 2015, we have invested approximately $300 million to acquire our Fleet.

We manage our vessels’ operations, insurances, claims and bunkering and have the general supervision of our third-party technical and commercial managers. Pursuant to technical management agreements with our vessel owning subsidiaries, V. Ships, an independent third party, provides technical management for our vessels that includes general administrative and support services, such as crewing and other technical management, accounting related to vessels and provisions. Fidelity, an independent third party, provides commercial management services for all of the vessels in our fleet pursuant to a commercial management agreement with Seanergy Management. Seanergy Management provides us with certain other management services.

We changed our name to Seanergy Maritime Holdings Corp. on July 11, 2008. Our registered office is located at Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960. Our registered agent in the Republic of the Marshall Islands is: The Trust Company of the Marshall Islands, Inc., Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960. Our executive offices are located at 154 Vouliagmenis Avenue, 166 74 Glyfada, Athens, Greece and our telephone number is + 30 213 0181507. Our website is www.seanergymaritime.com. The SEC maintains a website that contains reports, proxy and information statements, and other information that we file electronically at www.sec.gov.

History and Development

On April 10, 2018, we entered into a $2 million loan facility with Jelco for working capital purposes, also described below as the Third Jelco Loan Facility. We drew down the $2 million on April 12, 2018.

On June 11, 2018, we entered into a $24.5 million term loan facility with Blue Ocean maritime lending funds managed by EnTrustPermal in order to partially fund the refinancing of a $32 million loan facility with Northern Shipping Funds, or NSF, the NSF Loan Facility. On June 13, 2018, NSF, entered into a deed of release and fully discharged the $16 million balance of the NSF Loan Facility. The first priority mortgage over the Lordship and all other securities granted in favour of NSF were irrevocably and unconditionally released pursuant to the deed of release.

On June 28, 2018, we entered into a sale and leaseback agreement with Hanchen, an affiliate of AVIC, for the purpose of refinancing the outstanding indebtedness under the NSF Loan Facility. On June 28, 2018, NSF, entered into a deed of release and fully discharged the $16 million balance of the NSF Loan Facility. The first priority mortgage over the Knightship and all other securities granted in favour of NSF were irrevocably and unconditionally released pursuant to the deed of release. Under the terms of the sale and leaseback agreement, the Knightship was sold for $26.5 million and leased back on a bareboat basis for a period of 8 years.

On August 31, 2018 we entered into an agreement with an unaffiliated third party to acquire a secondhand Capesize vessel, the Fellowship, for a gross purchase price of $28.7 million. We took delivery of the Fellowship on November 22, 2018. The acquisition costs of the Fellowship were funded with proceeds from an amended and restated term loan facility with UniCredit, the Amended and Restated UniCredit Loan Facility, described below, and by cash on hand.

On September 20, 2018, we entered into two separate definitive agreements with unaffiliated third parties for the sale of our two Supramax vessels, the Gladiatorship and the Guardianship for an aggregate gross sale price of $22.7 million. The previous lender, UniCredit, agreed to rollover the loan amount under the $52.7 million loan facility by funding the Fellowship under the Amended and Restated UniCredit Loan Facility. The Gladiatorship and the Guardianship were delivered to their new owners on October 11, 2018 and on November 19, 2018, respectively.

On November 7, 2018, we entered into a sale and leaseback agreement with Cargill International SA, or Cargill, for the purpose of refinancing the outstanding indebtedness under the Amended and Restated ATB Loan Facility. Pursuant to the terms of the agreement, the Championship was sold and chartered back on a bareboat basis and subsequently was entered into a five-year time charter with Cargill. The refinancing released approximately $7.8 million of liquidity that was used to partially finance the acquisition price of the Fellowship. As part of this agreement 120,000 common shares were issued to Cargill.

On February 13, 2019, we entered into a new loan facility with ATB in order to refinance the existing indebtedness over the Partnership under the Amended and Restated ATB Loan Facility, for general working capital purposes and more specifically, for the financing of installation of open loop scrubber systems on the Squireship and Premiership.

Effective at the opening of trading on March 20, 2019, we effected a one-for-fifteen reverse split of our common stock.

On March 26, 2019, we entered into a $7.0 million loan facility with Jelco, or the Fourth Jelco Loan Facility, the proceeds of which were utilized to (i) refinance the Third Jelco Loan Facility and (ii) for general corporate purposes. We drew down the entire $7.0 million on March 27, 2019.

On May 13, 2019, we sold 4,200,000 units at a price of $3.40 per unit in a public offering. Each unit consisted of one common share (or one pre-funded warrant in lieu of one common share in the unit), one Class B warrant to purchase one common share and one Class C warrant to purchase one common share. In addition, we issued one Representative Warrant to the underwriters to purchase 210,000 common shares. In connection with the offering, the underwriters exercised their overallotment option with regard to 630,000 Class B warrants and 630,000 Class C warrants. The gross proceeds of the offering, before underwriting discounts and commissions and estimated offering expenses, were approximately $14.3 million. The net proceeds from the sale of common shares and warrants, after deducting underwriters’ fees and expenses, were approximately $12.6 million. As of the date of this prospectus, no pre-funded warrants, no Class C warrants and 4,830,000 Class B warrants are outstanding. Of the 4,830,000 Class C warrants issued on May 13, 2019, 4,770,500 were exercised and the remaining 59,500 Class C warrants expired pursuant to their terms on November 13, 2019. All the 1,435,000 pre-funded warrants issued on May 13, 2019 were exercised from May until June 2019. Effective December 13, 2019, each Class B warrant is exercisable to purchase one common share at an exercise price of $1.00 and expires three years from the date of issuance. The Representative Warrant is exercisable to purchase 210,000 common shares at an adjusted exercise price of $1.00 per share and expires three years from the date of issuance.

Concurrently with the public offering on May 13, 2019, we sold 1,823,529 units in a private placement to Jelco in exchange for, inter alia, the forgiveness of certain payment obligations of ours, including all interest payments accrued and due through December 31, 2019, pursuant to a Securities Purchase Agreement entered into with Jelco on May 9, 2019, or the Purchase Agreement. In connection with the private placement, 1,823,529 common shares were issued to Jelco on May 13, 2019 and pursuant to the alternate cashless exercise of Jelco’s Class C warrants further 4,996,469 common shares were issued to Jelco on June 17, 2019. As of the date of this prospectus, the 1,823,529 Class B Warrants issued to Jelco remain outstanding. All Class C Warrants issued to Jelco were exercised on June 14, 2019.

On July 15, 2019, we received written notification from the NASDAQ Stock Market, indicating that because the closing bid price of our common stock for 30 consecutive business days, from May 31, 2019 to July 12, 2019, was below the minimum $1.00 per share bid price requirement for continued listing on the Nasdaq Capital Market, we were not in compliance with Nasdaq Listing Rule 5550(a)(2). Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the applicable grace period to regain compliance was 180 days, or until January 13, 2020. On January 14, 2020, we received written notification from the NASDAQ Stock Market, indicating that we were granted an additional 180-day grace period, until

July 13, 2020, to cure our non-compliance with Nasdaq Listing Rule 5550(a)(2). We can cure this deficiency if the closing bid price of its common stock is $1.00 per share or higher for at least ten consecutive business days during the grace period. During this time, our common stock will continue to be listed and trade on the Nasdaq Capital Market.

During our 2019 annual general meeting, our shareholders approved a reverse stock split of our issued and outstanding common stock at a ratio of not less than 1-for-2 and not more than 1-for-20, and granted our board of directors the authority to determine whether to implement any reverse stock split and, if so, to select an exchange ratio within the approved range. A reverse stock split will be considered by our board of directors if deemed necessary in order to regain compliance with the Nasdaq Capital Market minimum bid price requirement.

In December 2019, we completed our program of installation of scrubbers in anticipation of the IMO’s low sulfur fuel oil requirements in effect from January 1, 2020. We have retrofitted five Capesize vessels, or 50% of our fleet, with scrubbers. The costs of the scrubber program, amounting to approximately $21.4 million, were partly borne by the vessels’ charterers. The five vessels are under long-term time charters, which commenced in 2018 and 2019.

In February 2020, we received approval from the credit committee of Alpha Bank to, inter alia, extend the maturities and cancel certain of the corporate covenants applying on the credit facilities entered into in March 2015 and in November 2015. As of the date of this prospectus we have completed the documentation regarding the amendment of the credit facility entered into in March 2015, and the amendment of the credit facility entered into in November 2015 is subject to completion of definitive documentation.

As of the date of our Annual Report, we were in breach of the security cover ratio covenant under our loan facility with Hamburg Commercial Bank AG, which breach has now been remedied. As of the date of this prospectus, we are in compliance with all applicable financial covenants under our loan facilities.

Competitive Strengths

Our Business Strategy

We currently operate a fleet of ten Capesize vessels. We intend to continue to review the market in order to identify potential acquisition targets which will be accretive to our earnings per share. Our acquisition strategy focuses on newbuilding or secondhand Capesize dry bulk vessels, although we may acquire vessels in other sectors, which we believe offer attractive investment opportunities. Our business strategy is centered on managing our fleet in accordance with world-class standards to produce strong cash flows and to further expand our fleet to build our position as a reliable provider of international seaborne transportation services for dry bulk commodities.

Our Fleet Composition

Focus on Capesize Vessels. Our fleet currently consists of ten modern-design Capesize vessels. We are the only pure-play Capesize shipping company listed in the U.S. capital markets. We expect our focus on a single type of vessel within the dry bulk space to result in superior operational efficiency and commercial performance in this market. We believe, further, that our focus on the Capesize market will attract a broad shareholder base aiming to gain direct exposure to the favorable fundamentals of iron ore and coal transportation, while minimizing their exposure to the rest of the dry bulk market that may be influenced by a much wider range of commodities. We believe our modern-design vessels, which were built at reputable Korean and Japanese shipyards, are preferred by charterers over older vessels since they require lower maintenance and typically have lower operating expenses.

Expanding Our Fleet Through Opportunistic Acquisitions and Disposals. We currently view the Capesize vessel class as providing the highest long-term returns in the dry bulk space given existing vessel price levels. In evaluating acquisitions, we consider and analyze, among other things, our expectation of fundamental developments in the dry bulk shipping industry sector, the level of liquidity in the resale and charter market, the vessel condition and technical specifications, the expected remaining useful life, as well as the overall strategic positioning of our fleet and customers. For vessels acquired with charters attached, we also consider the credit quality of the charterer and the duration and terms of the contracts in place. Based on our successful track record, commercial expertise and reputation in the marketplace as well as our transparent and public corporate structure, we believe that we are well-positioned to source off-market opportunities to acquire secondhand vessels. As a result, our Company may be able to acquire vessels on more favorable terms than what would be obtained without access to such opportunities.

Commercial Partnerships with First Class Dry Bulk Charterers. A significant part of our Fleet is deployed on long term time-charters with reputable charterers comprising international commodities’ trading companies, utilities companies and large-scale operators. We believe all our charterers are considered leading names in the dry bulk space.

The underlying vessels have been fitted with Exhaust Gas Cleaning Systems under a joint investment scheme with the respective charterers. We believe that this attests to the close working relationship that our Company has developed with these charterers and our strong reputation as a shipowner. Moreover, we believe that the structures of these time-charters provide for direct exposure in favorable movements in the freight rates and that the increased utilization achieved by the subject vessels on the back of these period employment arrangements, shall prove to be beneficial to our financial performance.

Assembling a Modern-design Capesize Fleet with Critical Mass. In today’s competitive world, shipping companies with larger fleets can benefit from economies of scale by reducing operating expenses per vessel due to volume price discounting; larger fleets are also preferred by the charterers as they can benefit from such economies of scale themselves. More importantly, shipping companies with larger fleets have better access to financing on competitive terms from shipping banks and lessors, as well as from institutional investors and the capital markets. Our Fleet Deployment

Revenue Upside Potential through Spot Market Exposure. We believe our current fleet is positioned to capture increasing vessel revenues because of an expected upward trend in spot charter rates. As of the date of this prospectus, more than half of our fleet is employed under index-linked time charters and the rest in the spot market, which allows us to benefit from spot market improvements. The annual average of the 5 T/C routes of the BCI, increased significantly in 2019 by 144% from the low level of $7,388 per day in 2016 to $18,025 per day in 2019. Despite the seasonal softening seen in earnings in the first quarter of 2020 due to the adverse weather conditions in Brazil and Australia which are the main iron-ore exporting hubs, and the limited importing activity from China due to the novel coronavirus, we expect to see the continued influence of the positive trend established in the previous three years. The average daily BCI TCE of the last fifteen years from January 2005 until December 2019 is $34,082. As spot charter rates move toward long-term average levels, we may shift towards employing a greater proportion of our fleet under long term fixed-rate contracts in order to minimize downside risk. However, because the spot market is volatile, there can be no assurance that the recent improvements in the dry bulk charter market will continue.

Access to Attractive Chartering Opportunities. Our senior management in combination with Fidelity, our commercial manager, has established strong relationships with international miners, charterers and brokers. We believe that these relationships should provide us with access to attractive chartering opportunities. Furthermore, we aim to maintain our fleet at a level that meets or exceeds stringent industry standards as we believe that owning a modern and well-maintained fleet provides us with a competitive advantage in securing favorable employment. It should be noted that despite our management team’s deep industry experience and high-quality fleet, we expect the daily rates obtained on future time and spot charters to still be subject to market fluctuations. As a demonstration of our ability to source attractive employment opportunities, five of our vessels are under long-term T/Cs with durations of three to five years. As part of the agreements, the charterers covered part of the costs for the installation of exhaust gas cleaning systems, or scrubbers, on our vessels to ensure compliance with the IMO Global Sulphur Cap rules which went into effect on January 1, 2020.

Efficient IMO 2020 Strategy and Implementation: Effective January 1, 2020, IMO regulations require vessels comply with a new global cap on the sulfur in fuel oil used on board of 0.5%, down from the previous cap of 3.5%. Shipowners may comply with this regulation by (i) using 0.5% sulfur fuels on board, which are available at a higher cost; (ii) installing “scrubbers” for cleaning of the exhaust gas; or (iii) retrofitting vessels to be powered by liquefied natural gas (LNG), which may not be a viable option due to the lack of supply network and high costs involved in this process. We have installed scrubbers on 50% of our current fleet in cooperation with first-class time charterers who currently employ the vessels on time charters. As part of these agreements, the charterers covered the installation costs and we are entitled to a profit sharing. We believe that the willingness of our charterers to invest in our vessels is a testament to the attractive employment opportunities enjoyed by our fleet. Furthermore, we made timely preparations for the remaining 50% of our fleet to burn low sulfur fuel (0.5% or 0.1%). All engineering officers, engineering crew and deck officers employed on our vessels have been training and have completed a certain e-module regarding the use of low sulfur fuels. In addition ship specific implementation plans were developed, aiming to safeguard the smooth transition with the usage of compliant fuels for such vessels that will not be equipped with scrubbers.

Environmental, Social, Governance, or ESG, Practices: We actively manage a broad range of ESG initiatives, taking into consideration their expected impact on the sustainability of our business over time, and the potential impact of our business on society and the environment. As far as the environmental aspects are concerned, in 2019 we implemented technical and operational measures that will result in energy savings and a reduced carbon footprint for our vessels. Scrubber installations, Existing Vessel Design Index, or EVDI, upgrades, and Energy Saving Device and Propulsion

Efficiency Devices installations, weather routing, slow steaming, ballast and trim optimization during the ballast voyage legs and frequent propeller and hull cleaning policy constitute examples of the environmental practices we have adopted. Moreover, we pay considerable attention to our human resources both on our vessels and ashore, proven by a variety of practices, including, gender discrimination elimination, performance KPIs, worldwide training and medical insurance.

Our Management Structure

Cost Efficient External Commercial and Technical Management. We manage our vessels’ operations, insurance policies and bunkering and have the general supervision of our third-party technical and commercial managers.

V.Ships, an independent third party, provides technical management for our vessels that includes general administrative and support services, such as crewing and other technical management, accounting related to vessels and provisions. Pursuant to our technical management agreements with V.Ships we paid a monthly fee of $8,240 per vessel in 2019 and we have been paying a monthly fee of about $8,488 per vessel starting from January 1, 2020, in exchange for V.Ships providing these technical, support and administrative services. The management fees do not cover expenses such as voyage expenses, vessel operating expenses, maintenance expenses, crewing costs, which are reimbursed by us to V.Ships. The technical management agreements are for an indefinite period until terminated by either party, giving the other notice in writing, in which event the applicable agreement shall terminate after one month from the date upon which such notice is received.

Seanergy Management has entered into a commercial management agreement with Fidelity, an independent third party, pursuant to which Fidelity provides commercial management services for all of the vessels in our fleet. Fidelity serves as commercial broker for Capesize vessels exclusively to us. Under the commercial management agreement, we have agreed to pay the following fees to Fidelity: (i) an annualized net fee of €120,000 payable in twelve equal monthly payments and (ii) a commission fee equal to 0.15% calculated on the collected gross hire/freight/demurrage payable when the relevant hire/freight/demurrage is collected, provided that on an annual basis the total fees payable under (i) and (ii) are capped at $300,000 net per year. The commercial management agreement may be terminated by either party upon giving one-month prior written notice to the other party or by mutual written agreement without prior notice.

Seanergy Management also provides certain administrative, financial and managerial services to our vessel-owning subsidiaries.

Leverage Manager’s Industry Reputation. We believe that our commercial manager’s and management team’s reputations within the shipping industry and our relationship with many of the leading global charterers, commodity traders and industrial users provide us with numerous benefits that are key to our growth and success. Our commercial manager’s strong track record of high-quality and efficient operations has allowed us to successfully satisfy the operational, safety, environmental and technical vetting criteria of many of the world’s major charterers, including among others Rio Tinto Group, BHP Billiton, Trafigura Group, Glencore Plc, Uniper SE, Cargill, Oldendorff, and Fortescue Metals Group.

Our Current Fleet

The following table lists the vessels currently in our fleet:

Vessel Name	Year Built	Dwt	Flag	Yard	Type of Employment
Fellowship	2010	179,701	MI	Daewoo	Spot
Championship(1)	2011	179,238	MI	Sungdong	T/C Index Linked(2)
Partnership	2012	179,213	MI	Hyundai	T/C Index Linked(3)
Knightship(4)	2010	178,978	LIB	Hyundai	Spot
Lordship	2010	178,838	LIB	Hyundai	T/C Index Linked(5)
Gloriuship	2004	171,314	MI	Hyundai	T/C Index Linked(6)
Leadership	2001	171,199	BA	Koyo-Imabari	Spot
Geniuship	2010	170,058	MI	Sungdong	Spot
Premiership	2010	170,024	IoM	Sungdong	T/C Index Linked(7)
Squireship	2010	170,018	LIB	Sungdong	T/C Index Linked(8)
(1)	In November 2018, we entered into a financing arrangement with Cargill according to which this vessel was sold and leased back on a bareboat basis from Cargill for a five-year-period. We have a purchase obligation at the end of the five-year period and we further have the option to repurchase the vessel at any time during the bareboat charter.

(2)	This vessel is being chartered by Cargill. The vessel was delivered to the charterer on November 7, 2018 for a period of employment of 60 months, with an additional period of 24 to 27 months at the charterer’s option. The net daily charter hire is calculated at an index linked rate based on the BCI TCE plus a gross daily scrubber premium of $1,740. In addition, the time charter provides us with the option to convert the index linked rate to a fixed rate for a period of between three and 12 months priced at the then prevailing Capesize Forward Freight Agreement rate, or FFA, for the selected period.
(3)	This vessel is being chartered by a major European utility and energy company and was delivered to the charterer on September 11, 2019, for a period of minimum 33 to maximum 37 months with an optional period of about 11 to maximum 13 months. The net daily charter hire is calculated at an index linked rate based on the BCI TCE. In addition, the time charter provides us an option for any period of time during the hire to be converted into a fixed rate time charter, between three months and 12 months, with a rate corresponding to the prevailing value of the respective Capesize FFA.
(4)	In June 2018, we entered into a financing arrangement with AVIC International Leasing Co., Ltd., or AVIC, according to which this vessel was sold and leased back on a bareboat basis from AVIC’s affiliate, Hanchen, for an eight-year period. We have a purchase obligation at the end of the eight-year period and we further have the option to repurchase the vessel at any time following the second anniversary of delivery under the bareboat charter.
(5)	This vessel is being chartered by a major European utility and energy company and was delivered to the charterer on August 4, 2019, for a period of minimum 33 to maximum 37 months with an optional period of about 11 to maximum 13 months. The net daily charter hire is calculated at an index linked rate based on the BCI TCE plus a net daily scrubber premium of $3,735. In addition, the time charter provides us an option for any period of time during the hire to be converted into a fixed rate time charter, between three months and 12 months, with a rate corresponding to the prevailing value of the respective Capesize FFA.
(6)	This vessel is being chartered by a dry bulk charter operator and was delivered to the charterer on December 19, 2019, for a period of minimum four to maximum seven months. The net daily charter hire is calculated at an index linked rate based on the BCI TCE.
(7)	This vessel is being chartered by a major commodity trading company and was delivered to the charterer on November 29, 2019 for a period of minimum 36 to maximum 42 months with two optional periods of about 11 to maximum 13 months. The net daily charter hire is calculated at an index linked rate based on the BCI TCE plus a gross daily scrubber premium of $2,163.
(8)	This vessel is being chartered by a major commodity trading company and was delivered to the charterer on December 19, 2019 for a period of minimum 36 to maximum 42 months with two optional periods of about 11 to maximum 13 months. The net daily charter hire is calculated at an index linked rate based on the BCI TCE plus a gross daily scrubber premium of $2,163.

Key to Flags:
BA – Bahamas, IoM – Isle of Man, LIB – Liberia, MI – Marshall Islands.

Management of Our Fleet

We manage our vessel’s operations, insurances and bunkering and have the general supervision of our third-party technical and commercial managers.

V.Ships, an independent third party, provides technical management for our vessels that includes general administrative and support services, such as crewing and other technical management, accounting related to vessels and provisions. Pursuant to our technical management agreements with V.Ships, we paid a monthly fee of $8,240 per vessel in 2019, and we are paying a monthly fee of about $8,488 per vessel as of January 1, 2020 in exchange for V.Ships providing these technical, support and administrative services. The management fees do not cover expenses such as voyage expenses, vessel operating expenses, maintenance expenses and crewing costs, which are reimbursed by us to V.Ships. The technical management agreements are for an indefinite period until terminated by either party, giving the other notice in writing, in which event the applicable agreement shall terminate after one month from the date upon which such notice is received.

Seanergy Management Corp., or Seanergy Management, one of our wholly-owned subsidiaries, has entered into a commercial management agreement with Fidelity, an independent third party, pursuant to which Fidelity provides commercial management services for all of the vessels in our fleet. Fidelity serves as a commercial broker for Capesize vessels exclusively to us. Under the commercial management agreement, we have agreed to reimburse Fidelity for all reasonable running and/or out-of-pocket expenses, including but not limited to, telephone, fax, stationary and printing expenses, as well as any pre-approved travelling expenses. In addition, we have agreed to pay the following fees to Fidelity, (i) an annual fee of EUR 120,000 net payable in equal monthly payments and (ii) commission fees equal to 0.15% calculated on the collected gross hire/freight/demurrage payable when the relevant hire/freight/demurrage is collected. The fees under (i) and (ii) are capped at $300,000 net per year. The commercial management agreement may be terminated by either party upon giving one-month prior written notice to the other party.

Employment of Our Fleet

As of the date of this prospectus, four of our vessels are chartered on the spot charter market, either through trip charter contracts or voyage charter contracts. A spot market voyage charter is generally a contract to carry a specific cargo from a load port to a discharge port for an agreed freight per ton of cargo or a specified total amount. Under spot market voyage charters, we pay specific voyage expenses such as port, canal and bunker costs. Spot charter rates are volatile and fluctuate on a seasonal and year-to-year basis. Fluctuations derive from imbalances in the availability of cargoes for shipment and the number of vessels available at any given time to transport these cargoes. Vessels operating in the spot market generate revenue that is less predictable than those under time charters, but may enable us to capture increased profit margins during periods of improvements in dry bulk vessel charter rates. Downturns in the dry bulk industry would result in a reduction in profit margins and could lead to losses.

The remaining six of our vessels are employed under long-term time charters which have a charter hire calculated at an index-linked rate based on the BCI TCE, while 4 of these vessels earn in addition a fixed daily scrubber premium. Also, under three of our time charter agreements we have the option to convert the index linked rate into a fixed rate corresponding to the prevailing value of the respective Capesize FFAs. In the future, we may opportunistically look to employ more of our vessels under time charter contracts with a fixed rate, should rates become more attractive.

Shipping Committee

We have established a shipping committee. The purpose of the shipping committee is to consider and vote upon all matters involving shipping and vessel finance in order to accelerate the pace of our decision making in respect of shipping business opportunities, such as the acquisition of vessels or companies. The shipping industry often demands very prompt review and decision-making with respect to business opportunities. In recognition of this, and in order to best utilize the experience and skills that our directors bring to us, our board of directors has delegated all such matters to the shipping committee. Transactions that involve the issuance of our securities or transactions that involve a related party, however, shall not be delegated to the shipping committee but instead shall be considered by the entire board of directors. The shipping committee consists of three directors. In accordance with the amended and restated charter of the shipping committee, two of the directors on the shipping committee are nominated by Jelco and one of the directors on the shipping committee is nominated by a majority of our board of directors and is an independent member of the board of directors. The members of the shipping committee are Mr. Stamatios Tsantanis and Ms. Christina Anagnostara, who are Jelco’s nominees, and Mr. Elias Culucundis, who is the nominee of the board of directors.

In order to assure the continued existence of the shipping committee, our board of directors has agreed that the shipping committee may not be dissolved and that the duties or composition of the shipping committee may not be altered without the affirmative vote of not less than 80% of our board of directors. In addition, the duties of our chief executive officer may not be altered without a similar vote. These duties and powers include voting the shares of stock that we own in our subsidiaries. In addition to these agreements, we have amended certain provisions in our articles of incorporation and second amended and restated bylaws to incorporate these requirements.

As a result of these various provisions, in general, all shipping-related decisions will be made by Jelco’s appointees to our board of directors unless 80% of the board members vote to change the duties or composition of the shipping committee.

Organizational Structure

Seanergy Maritime Holdings Corp. is currently the ultimate parent company of the following wholly-owned subsidiaries, either directly or indirectly:

Subsidiary	Jurisdiction of Incorporation
Seanergy Management Corp.	Republic of the Marshall Islands
Seanergy Shipmanagement Corp.	Republic of the Marshall Islands
Leader Shipping Co.	Republic of the Marshall Islands
Sea Glorius Shipping Co.	Republic of the Marshall Islands
Sea Genius Shipping Co.	Republic of the Marshall Islands
Guardian Shipping Co.	Republic of the Marshall Islands
Gladiator Shipping Co.	Republic of the Marshall Islands
Premier Marine Co.	Republic of the Marshall Islands
Squire Ocean Navigation Co.	Liberia
Champion Ocean Navigation Co. Limited	Malta
Lord Ocean Navigation Co.	Liberia
Knight Ocean Navigation Co.	Liberia
Emperor Holding Ltd.	Republic of the Marshall Islands
Partner Shipping Co. Limited	Malta
Pembroke Chartering Services Limited	Malta
Martinique International Corp.	British Virgin Islands
Harbour Business International Corp.	British Virgin Islands
Maritime Capital Shipping Limited	Bermuda
Maritime Capital Shipping (HK) Limited	Hong Kong
Maritime Grace Shipping Limited	British Virgin Islands
Maritime Glory Shipping Limited	British Virgin Islands
Atlantic Grace Shipping Limited	British Virgin Islands
Fellow Shipping Co.	Republic of the Marshall Islands
Champion Marine Co.	Liberia
Champion Marine Co.	Republic of the Marshall Islands

MANAGEMENT

Directors and Senior Management

Set forth below are the names, ages and positions of our current directors and executive officers. Members of our board of directors are elected annually on a staggered basis, and each director elected holds office for a three-year term. Officers are elected from time to time by vote of our board of directors and hold office until a successor is elected. The business address of each of our directors and executive officers listed below is 154 Vouliagmenis Avenue, 166 74 Glyfada, Athens, Greece.

Name	Age	Position	Director Class
Stamatios Tsantanis	48	Chairman, Chief Executive Officer & Director	A (term expires in 2022)
Stavros Gyftakis	41	Chief Financial Officer
Christina Anagnostara	49	Director	B (term expires in 2020)
Elias Culucundis	77	Director*	A (term expires in 2022)
Dimitrios Anagnostopoulos	73	Director*	C (term expires in 2021)
Ioannis Kartsonas	48	Director*	C (term expires in 2021)
*	Independent Director

Biographical information with respect to each of our directors and our executive officer is set forth below.

Stamatios Tsantanis has been a member of our board of directors and our chief executive officer since October 1, 2012. Mr. Tsantanis has also been the Chairman of our Board of Directors since October 1, 2013 and our Interim Chief Financial Officer from November 1, 2013 until October 2, 2018. Mr. Tsantanis brings more than 22 years of experience in shipping and finance and held senior management positions in prominent shipping companies and financial institutions. Mr. Tsantanis previously served as the Chief Financial Officer and as a Director of Top Ships Inc. from its initial public offering and listing on Nasdaq. Prior to that, he was an investment banker at Alpha Finance, a member of the Alpha Bank Group, with active roles in a number of shipping corporate finance transactions. Mr. Tsantanis holds a Master of Science (MSc) in Shipping Trade and Finance from Cass Business School in London and a Bachelor of Science (BSc) in Shipping Economics from the University of Piraeus. He is also a fellow of the Institute of Chartered Shipbrokers.

Stavros Gyftakis has been appointed as our Chief Financial Officer on October 3, 2018, and previously served as Finance Director since November 2017. He has more than 14 years of experience in senior positions in the shipping finance industry. Before joining Seanergy, he was a Senior Vice President in the Greek shipping finance desk at DVB Bank SE. Stavros holds a BSc in Mathematics from the Aristotle University of Thessaloniki, a MSc in Business Mathematics awarded with Honors, from the Athens University of Economics and Business and a MSc in Shipping, Trade and Finance, awarded with Distinction, from Cass Business School of City University in London.

Christina Anagnostara served as our chief financial officer from November 17, 2008 until October 31, 2013 and has served as a member of our board of directors since December 2008. She has more than 22 years of maritime and international business experience in the areas of finance, banking, capital markets, consulting, accounting and audit. She has served in executive and board positions of publicly listed companies in the maritime industry and she was responsible for the financial, capital raising and accounting functions. Since June 2017 she is a Director of the Investment Banking Division of AXIA Ventures Group and from 2014 to 2017 she provided advisory services to corporate clients involved in all aspects of the maritime industry. Between 2006 and 2008 she served as Chief Financial Officer and member of the Board of Directors of Global Oceanic Carriers Ltd, a dry bulk shipping company listed on the Alternative Investment Market of the London Stock Exchange. Between 1999 and 2006, she was a senior management consultant of the Geneva-based EFG Group. Prior to EFG Group she worked for Eurobank EFG and Ernst & Young, the international accounting firm. Ms. Anagnostara studied Economics in Athens and is a Certified Chartered Accountant. She is a member of various industry organizations including ACCA, Propeller Club, WISTA, Shipping Finance Executives and American Hellenic Chamber of Commerce.

Elias Culucundis has been a member of our board of directors since our inception. Since 1999, Mr. Culucundis has been president, chief executive officer and director of Equity Shipping Company Ltd., a company specializing in starting, managing and operating commercial and technical shipping projects. Additionally, from 1996 to 2000, he was a director of Kassian Maritime Shipping Agency Ltd., a vessel management company operating a fleet of ten bulk carriers. During this time, Mr. Culucundis was also a director of Point Clear Navigation Agency Ltd, a marine project company. From 1981 to 1995, Mr. Culucundis was a director of Kassos Maritime Enterprises Ltd., a company engaged in vessel management. While at Kassos, he was initially a technical director and eventually ascended to the position of chief executive officer, overseeing a large fleet of Panamax, Aframax and VLCC tankers, as well as overseeing new vessel building contracts, specifications and the construction of new vessels. From 1971 to 1980, Mr. Culucundis was a director and the chief executive officer of Off Shore Consultants Inc. and Naval Engineering Dynamics Ltd. In Off Shore Consultants Inc. he worked in Floating Production, Storage and Offloading vessel, or FPSO, design and construction and was responsible for the technical and commercial supervision of a pentagon-type drilling rig utilized by Royal Dutch Shell Plc. Seven FPSOs were designed and constructed that were subsequently utilized by Pertamina, ARCO, Total and Elf-Aquitaine. Naval Engineering Dynamics Ltd. was responsible for purchasing, re-building and operating vessels that had suffered major damage. From 1966 to 1971, Mr. Culucundis was employed as a Naval Architect for A.G. Pappadakis Co. Ltd., London, responsible for tanker and bulk carrier new buildings and supervising the technical operation of their fleet. He is a graduate of Kings College, Durham University, Great Britain, with a degree in Naval Architecture and Shipbuilding. He is a member of the Hellenic National Committee of American Bureau of Shipping and he served in the Council of the Union of Greek Shipowners. Mr. Culucundis is a Fellow of the Royal Institute of Naval Architects and a Chartered Engineer.

Dimitrios Anagnostopoulos has been a member of our board of directors since May 2009. Mr. Anagnostopoulos has over 41 years of experience in Shipping, Ship finance and Bank Management. Mr. Anagnostopoulos obtained his BSc at the Athens University of Economics and Business. His career began in the 1970’s as Assistant Lecturer at the same University followed by four years with the Onassis Shipping Group in Monaco. Mr. Anagnostopoulos also held various posts at the National Investment Bank of Industrial Development (ETEBA), Continental Illinois National Bank of Chicago, the Greyhound Corporation, and with ABN AMRO, where he has spent nearly two decades with the Bank, holding the positions of Senior Vice-President and Head of Shipping. Since 2010 he is also an advisor and Board Member in the Aegean Baltic Bank S.A. Mr. Anagnostopoulos has been a speaker and panelist in various shipping conferences in Europe, and a regular guest lecturer at the City University Cass Business School in London, the Athens University of Economics and Business and the ALBA Graduate Business School. He is a member (and ex-vice chairman) of the Association of Banking and Financial Executives of Greek Shipping and an Associate Member of the Institute of Energy of South East Europe. In 2008 he was named by the Lloyd’s Organization as Shipping Financier of the Year.

Ioannis Kartsonas has been a member of our board of directors since May 2017. Mr. Kartsonas has more than 20 years of experience in finance and commodities trading. He is currently the Principal and Managing Partner of Breakwave Advisors LLC., a commodity-focused advisory firm based in New York. From 2011 to 2017, he was a Senior Portfolio Manager at Carlyle Commodity Management, a commodity-focused investment firm based in New York and part of the Carlyle Group, being responsible for the firm’s Shipping and Freight investments. During his tenure, he managed one of the largest freight futures funds globally. Prior to his role, Mr. Kartsonas was a Co-Founder and Portfolio Manager at Sea Advisors Fund, an investment fund focused in Shipping. From 2004 to 2009, he was the leading Transportation Analyst at Citi Investment Research covering the broader transportation space including Shipping. Prior to that, he was an Equity Analyst focusing on Shipping and Energy for Standard & Poor’s Investment Research. Mr. Kartsonas holds an MBA in Finance from the Simon School of Business, University of Rochester.

No family relationships exist among any of the directors and executive officers.

Board Practices

Our directors do not have service contracts and do not receive any benefits upon termination of their directorships. Our board of directors has an audit committee, a compensation committee, a nominating committee and a shipping committee. Our board of directors has adopted a charter for each of these committees.

Audit Committee

Our audit committee consists of Messrs. Dimitrios Anagnostopoulos and Elias Culucundis. Our board of directors has determined that the members of the audit committee meet the applicable independence requirements of the Commission and the Nasdaq Stock Market Rules. Our board of directors has determined that Mr. Dimitrios Anagnostopoulos is an “Audit Committee Financial Expert” under the Commission’s rules and the corporate governance rules of the Nasdaq Stock Market.

The audit committee has powers and performs the functions customarily performed by such a committee (including those required of such a committee by Nasdaq and the Commission). The audit committee is responsible for selecting and meeting with our independent registered public accounting firm regarding, among other matters, audits and the adequacy of our accounting and control systems.

Compensation Committee

Our compensation committee consists of Messrs. Dimitrios Anagnostopoulos and Elias Culucundis, each of whom is an independent director. The compensation committee reviews and approves the compensation of our executive officers.

Nominating Committee

Our nominating committee consists of Messrs. Elias Culucundis and Dimitrios Anagnostopoulos, each of whom is an independent director. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors.

Shipping Committee

We have established a shipping committee. The purpose of the shipping committee is to consider and vote upon all matters involving shipping and vessel finance in order to accelerate the pace of our decision making in respect of shipping business opportunities, such as the acquisition of vessels or companies. The shipping industry often demands very prompt review and decision-making with respect to business opportunities. In recognition of this, and in order to best utilize the experience and skills that our directors bring to us, our board of directors has delegated all such matters to the shipping committee. Transactions that involve the issuance of our securities or transactions that involve a related party, however, shall not be delegated to the shipping committee but instead shall be considered by the entire board of directors. The shipping committee consists of three directors. In accordance with the Amended and Restated Charter of the Shipping Committee, two of the directors on the shipping committee are nominated by Jelco and one of the directors on the shipping committee is nominated by a majority of our board of directors and is an independent member of the board of directors. The members of the shipping committee are Mr. Stamatios Tsantanis and Ms. Christina Anagnostara, who are Jelco’s nominees, and Mr. Elias Culucundis, who is the Board’s nominee.

In order to assure the continued existence of the shipping committee, our board of directors has agreed that the shipping committee may not be dissolved and that the duties or composition of the shipping committee may not be altered without the affirmative vote of not less than 80% of our board of directors. In addition, the duties of our chief executive officer, who is currently Mr. Tsantanis, may not be altered without a similar vote. These duties and powers include voting the shares of stock that Seanergy owns in its subsidiaries. In addition to these agreements, we have amended certain provisions in its articles of incorporation and by-laws to incorporate these requirements.

As a result of these various provisions, in general, all shipping-related decisions will be made by Jelco’s appointees to our board of directors unless 80% of the board members vote to change the duties or composition of the shipping committee.

Employees

We currently have two executive officers, Mr. Stamatios Tsantanis and Mr. Stavros Gyftakis. In addition, we employ Ms. Theodora Mitropetrou, our general counsel, and a support staff of thirty-three employees.

EXECUTIVE COMPENSATION

Compensation

For the year ended December 31, 2019, we paid our executive officers and directors aggregate compensation of $0.58 million. Our executive officers are employed by us pursuant to employment and consulting contracts.

Each member of our board of directors received a fee of $60,000 in 2019. The Shipping Committee fee has been suspended since July 1, 2013 until the board of directors decides otherwise. The aggregate director fees paid by us for the years ended December 31, 2019, 2018 and 2017 totaled $300,000, $300,000 and $246,000, respectively.

On January 12, 2011 our board of directors adopted the Seanergy Maritime Holdings Corp. 2011 Equity Incentive Plan, or the Plan. The Plan was amended and restated on December 15, 2016, to increase the aggregate number of shares of our common stock reserved for issuance under the Plan from 57,111 shares to 66,666 shares. The Plan was also amended and restated on February 1, 2018, to further increase the aggregate number of shares of our common stock reserved for issuance under the Plan to 200,000. The Plan was further amended and restated on January 10, 2019, to further increase the aggregate number of shares of our common stock reserved for issuance under the Plan to 200,000. The Plan was further amended and restated on December 30, 2019, to further increase the aggregate number of shares of our common stock reserved for issuance under the Plan to 3,000,000. The Plan is administered by the Compensation Committee of our board of directors. Under the Plan, our officers, key employees, directors, consultants and service providers may be granted incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, unrestricted stock, restricted stock units, and unrestricted stock at the discretion of our Compensation Committee. Any awards granted under the Plan that are subject to vesting are conditioned upon the recipient’s continued service as an employee or a director, through the applicable vesting date.

On October 1, 2015, the Compensation Committee granted an aggregate of 12,600 restricted shares of common stock pursuant to the Plan. Of the total 12,600 shares issued, 2,400 shares were granted to our board of directors and the other 10,200 shares were granted to certain of our other employees. The fair value of each share on the grant date was $55.50 and was expensed over three years. The shares to our board of directors vested over a period of two years, which commenced on October 1, 2015. On October 1, 2015, 800 shares vested, on October 1, 2016, 800 shares vested, and on October 1, 2017, 800 shares vested. All the shares granted to certain of our employees vested over a period of three years, commencing on October 1, 2015. On October 1, 2015, 1,666 shares vested, on October 1, 2016, 2,066 shares vested, on October 1, 2017, 2,800 shares vested and 3,000 shares vested on October 1, 2018.

On December 15, 2016, the Compensation Committee granted an aggregate of 51,520 restricted shares of common stock pursuant to the Plan. Of the total 51,520 shares issued, 18,320 shares were granted to our board of directors, 29,867 shares were granted to certain of our employees and 3,333 shares were granted to the sole director of our commercial manager, a non-employee. The fair value of each share on the grant date was $19.50. The shares to our board of directors vested over a period of two years, which commenced on December 15, 2016. On December 15, 2016, 6,106 shares vested, on October 1, 2017, 6,107 shares vested and 6,107 shares vested on October 1, 2018. All the other shares granted vested over a period of three years, which commenced on December 15, 2016. Of the shares granted to certain of our other employees, 7,633 shares vested on December 15, 2016, 7,633 shares vested on October 1, 2017, 6,833 shares vested on October 1, 2018 and 6,833 shares vested on October 1, 2019. Of the shares granted to the sole director of our commercial manager, 1,000 shares vested on December 15, 2016, 1,000 shares vested on October 1, 2017, 666 shares vested on October 1, 2018 and 667 shares vested on October 1, 2019.

On February 1, 2018, the Compensation Committee granted an aggregate of 84,000 restricted shares of common stock pursuant to the Plan. Of the total 84,000 shares issued, 38,334 shares were granted to our board of directors, 44,333 shares were granted to certain of our employees and 1,333 shares were granted to the sole director of our commercial manager, a non-employee. The fair value of each share on the grant date was $15.53. 28,001 shares vested on February 1, 2018, 26,999 shares vested on October 1, 2018 and 27,000 shares vested on October 1, 2019.

On January 10, 2019, the Compensation Committee granted an aggregate of 144,000 restricted shares of common stock pursuant to the Plan. Of the total 144,000 shares issued, 66,667 shares were granted to the board of directors, 70,666 shares were granted to certain of the Company’s employees and 6,667 shares were granted to the sole director of our commercial manager, a non-employee. The fair value of each share on the grant date was $9.15. 48,000 shares vested on January 10, 2019, 48,000 shares vested on October 1, 2019 and 48,000 shares will vest on October 1, 2020.

On February 24, 2020, the Compensation Committee granted an aggregate of 2,500,000 restricted shares of common stock pursuant to the Plan. Of the total 2,500,000 shares granted, 720,000 shares were granted to the non-executive members of the board of directors, 685,000 were granted to the executive officers, 970,000 shares were granted to certain of our non-executive employees and 125,000 shares were granted to the sole director of our commercial manager, a non-employee. The fair value of each share on the grant date was $0.32. 833,354 shares vested on February 24, 2020, 833,323 shares will vest on October 1, 2020 and 833,323 will vest on October 1, 2021.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets out information, of which we are aware as of the date of this prospectus, regarding the beneficial ownership of our common shares by (i) the owners of more than five percent of our outstanding common shares and (ii) our directors and executive officers. All of the shareholders, including the shareholders listed in this table, are entitled to one vote for each common share held.

Identity of Person or Group	Number of Shares Owned	Percent of Class(2)
Claudia Restis(1)	12,625,693	37.0%
Stamatios Tsantanis	616,781	2.1%
Stavros Gyftakis	—	*
Christina Anagnostara	—	*
Elias Culucundis	—	*
Dimitrios Anagnostopoulos	—	*
Ioannis Kartsonas	—	*
Directors and executive officers as a group (6 individuals)	1,538,302	5.2%
*	Less than one percent.
(1)	Based on the Schedule 13D/A filed by Jelco, Comet and Claudia Restis on November 8, 2019, Claudia Restis may be deemed to beneficially own 12,571,992 of our common shares through Jelco and 53,701 of our common shares through Comet, each through a revocable trust of which she is beneficiary. The shares she may be deemed to beneficially own through Jelco include: (i) 281,481 common shares, issuable upon exercise of a conversion option pursuant to the First Jelco Note, (ii) 1,567,777 common shares, issuable upon exercise of a conversion option pursuant to the Second Jelco Note, (iii) 1,018,518 common shares, issuable upon exercise of a conversion option pursuant to the Third Jelco Note and (iv) 1,823,529 common shares, representing the maximum number of shares issuable upon exercise of the Class B warrants issued to Jelco pursuant to the Purchase Agreement, and assuming no exercises by any other holder of Class B warrants.
(2)	Based on 29,399,939 common shares outstanding as of the date of this prospectus and any additional shares that such person may be deemed to beneficially own in accordance with Rule 13d-3 under the Exchange Act.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Jelco Loan Facilities

First Jelco Loan

On October 4, 2016, we entered into a $4.2 million loan facility with Jelco to finance the initial deposits for the Lordship and the Knightship. On November 17, 2016 we entered into an amendment of the facility and on November 28, 2016 and February 13, 2019, we amended and restated the facility, which, among other things, increased the aggregate amount that could be borrowed under the facility to up to $12.8 million (to partially finance the remaining payment for the Lordship and the Knightship) and extended the maturity date to June 30, 2020. On May 29, 2019, we further amended the First Jelco Loan to reflect the changes agreed with Jelco in the Purchase Agreement: (i) interest of $0.2 million accrued up to March 31, 2019 was deemed fully and finally settled, (ii) the interest rate for the period of April 1, 2019 to December 31, 2019 was set at 0% and (iii) the interest rate from January 1, 2020 until maturity was set at LIBOR plus a margin of 8.5% per annum. The First Jelco Loan Facility is repayable in one bullet payment together with accrued interest thereon on the maturity date. Seanergy Maritime Holdings Corp. is the borrower under this facility. This facility is secured by the following: a second preferred mortgage and a second priority general assignment covering earnings, insurances and requisition compensation over the Partnership, a guarantee from the vessel-owning subsidiary of the Partnership, all cross collateralized with the Second Jelco Loan Facility and the Third Jelco Note, and a guarantee from Emperor Holding Ltd., or Emperor, our wholly owned subsidiary that owns the vessel-owning subsidiary of the Lordship and the bareboat charterer of the Knightship. As of the date of this prospectus, $5.9 million was outstanding under the First Jelco Loan Facility.

Second Jelco Loan

On May 24, 2017, we entered into an up to $16.2 million loan facility with Jelco to partially finance the acquisition of the Partnership. On June 22, 2017 and on August 22, 2017, we entered into supplemental letters with Jelco to amend the terms of this loan facility, whereby a repayment of $4.8 million was deferred until September 29, 2017, on which date it was repaid.

On September 27, 2017, we amended and restated the Second Jelco Loan Facility and on February 13, 2019, we entered into a supplemental agreement and extended the maturity date to December 30, 2020. On May 29, 2019, we further amended the Second Jelco Loan to reflect the changes agreed with Jelco in the Purchase Agreement: (i) interest of $0.4 million accrued up to March 31, 2019 was deemed fully and finally settled, (ii) the interest rate for the period of April 1, 2019 to December 31, 2019 was set at 0% and (iii) the interest rate from January 1, 2020 until maturity was set at LIBOR plus a margin of 6.0% per annum. The Second Jelco Loan Facility is repayable in one bullet payment together with accrued interest thereon to the maturity date. The facility is secured by the following securities: a second preferred mortgage and a second priority general assignment covering earnings, insurances and requisition compensation over the Partnership and a guarantee from the vessel-owning subsidiary of the Partnership, all cross collateralized with the First Jelco Loan Facility and the Third Jelco Note and a guarantee from Emperor. As of the date of this prospectus, $11.5 million was outstanding under Second Jelco Loan Facility.

Third Jelco Loan

On April 10, 2018, we had entered into a $2.0 million loan facility with Jelco for working capital purposes which was refinanced on March 27, 2019 by the Fourth Jelco Loan Facility, described below. All obligations thereunder were irrevocably and unconditionally discharged pursuant to the deed of release of March 27, 2019.

Fourth Jelco Loan

On March 26, 2019, we entered into a $7.0 million loan facility with Jelco, the proceeds of which were utilized (i) to refinance the $2.0 million outstanding under the Third Jelco Loan Facility and (ii) for general corporate purposes. We drew down the entire $7.0 million on March 27, 2019. The Fourth Jelco Loan Facility is repayable through one installment of $1.0 million which was due on January 5, 2020 and a balloon installment of $6.0 million payable at maturity, September 27, 2020. On May 29, 2019, we further amended the Fourth Jelco Loan Facility to reflect the changes agreed with Jelco in the Purchase Agreement: (i) interest of $0.01 million accrued up to March 31, 2019 was deemed fully and finally settled, (ii) the interest rate for the period of April 1, 2019 to December 31, 2019 was set at 0%, (iii) the interest rate from January 1, 2020 until maturity was set at 6.0% per annum, or 8.5% per annum if the $1.0 million installment is deferred to maturity and (iv) the mandatory prepayment obligation to prepay the full or any part of the Fourth Jelco Loan

Facility by utilizing an amount equal to not less than 25% of the net proceeds of a public offering of securities was waived in respect to our public offering in May 2019. The Fourth Jelco Loan Facility is secured by a guarantee from Emperor. As of the date of this prospectus, $6.0 million was outstanding under the Fourth Jelco Loan Facility.

Jelco Convertible Notes

First Jelco Note

On March 12, 2015, we issued a $4.0 million convertible note to Jelco. Following four amendments between May 2015 and May 2019, the First Jelco Note is repayable in one installment due on December 31, 2020. The fourth amendment entered into on May 29, 2019 reflects the changes agreed with Jelco in the Purchase Agreement: (i) interest of $0.2 million accrued up to March 31, 2019 was deemed fully and finally settled, (ii) the interest rate for the period of April 1, 2019 to December 31, 2019 was set at 0% and (iii) the interest rate from January 1, 2020 until maturity was set at three-month LIBOR plus a margin of 5% with quarterly interest payments. As of the date of this prospectus, $3.8 million was outstanding under the First Jelco Note.

Second Jelco Note

On September 7, 2015, we issued an up to $6.8 million, or the Applicable Limit, revolving convertible note to Jelco. The Second Jelco Note is repayable in one installment due on December 31, 2022. Following twelve amendments between December 2015 and May 2019, the Applicable Limit was raised to $24.7 million. Moreover, pursuant to the eleventh amendment entered into on March 26, 2019, we have been provided with the option to drawdown up to $3.5 million by April 10, 2020, or the Final Revolving Advance Date. If the request is not made by the Final Revolving Advance Date, the advance will not be available to be drawn and the Applicable Limit will be reduced to $21.2 million. The twelfth amendment entered into on May 29, 2019, reflects the changes agreed with Jelco in the Purchase Agreement: (i) interest of $0.9 million accrued up to March 31, 2019 was deemed fully and finally settled, (ii) the interest rate for the period of April 1, 2019 to December 31, 2019 was set at 0% and (iii) the interest rate from January 1, 2020 until maturity was set at three-month LIBOR plus a margin of 5% with quarterly interest payments. As of the date of this prospectus, $21.2 million was outstanding under the Second Jelco Note.

Third Jelco Note

On September 27, 2017, we issued a $13.75 million convertible note to Jelco. Following two amendments between February and May 2019, the Third Jelco Note is repayable in one installment due on December 31, 2022. The second amendment entered into on May 29, 2019, reflects the changes agreed with Jelco in the Purchase Agreement: (i) interest of $0.5 million accrued up to March 31, 2019 was deemed fully and finally settled, (ii) the interest rate for the period of April 1, 2019 to December 31, 2019 was set at 0% and (iii) the interest rate from January 1, 2020 until maturity was set at three-month LIBOR plus a margin of 5% with quarterly interest payments. The Third Jelco Note is secured by a second preferred mortgage and second priority general assignment covering earnings, insurances and requisition compensation over the Partnership and a guarantee from the vessel-owning subsidiary of the Partnership, all cross collateralized with the First Jelco Loan Facility and the Second Jelco Loan Facility. As of the date of this prospectus, $13.75 million was outstanding under the Third Jelco Note.

We may by giving a five business days prior written notice to Jelco at any time, prepay the whole or any part of the three Jelco notes in cash or, subject to Jelco’s prior written agreement on the price per share, in a number of fully paid and nonassessable common shares equal to the amount of the note(s) being prepaid divided by the agreed price per share. At Jelco’s option, our obligation to repay the principal amount(s) under the three Jelco notes or any part thereof may be paid in common shares at a conversion price of $13.50 per share. Jelco also has received customary registration rights with respect to any shares to be received upon conversion of the notes.

Emperor has provided a guarantee, dated September 27, 2017, to Jelco for the Company’s obligations under all three notes.

Frontier Services Agreement

On December 19, 2019, we entered into a services agreement with Frontier Tankers Corp., or Frontier, a corporation controlled by our Sponsor, engaged in the ownership of tanker vessels through wholly owned vessel-owning subsidiaries. Pursuant to the Frontier Services Agreement, the Company and Seanergy Management assist Frontier and Frontier’s vessel-owning subsidiaries in their dealings with third parties and provide certain administration and management services. Each of Frontier’s vessel-owning subsidiaries are paying Seanergy Management a quarterly fee of $0.90.

DESCRIPTION OF CAPITAL STOCK

For the complete terms of our capital stock, please refer to our amended and restated articles of incorporation and our second amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part. The BCA of the Republic of the Marshall Islands may also affect the terms of our capital stock.

For purposes of the following description of capital stock, references to “us”, “we” and “our” refer only to Seanergy Maritime Holdings Corp. and not any of its subsidiaries.

Purpose

Our purpose, as stated in our amended and restated articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the BCA. Our amended and restated articles of incorporation and bylaws do not impose any limitations on the ownership rights of our shareholders.

Authorized Capitalization

Our authorized capital stock consists of 500,000,000 registered common shares, par value $0.0001 per share, of which 29,399,939 shares were issued and outstanding as of the date of this prospectus, and 25,000,000 registered preferred shares with par value of $0.0001, of which no shares are issued and outstanding. Our board of directors has the authority to establish such series of preferred shares and with such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions as shall be stated in the resolution or resolutions providing for the issue of such preferred shares.

Share History

We were incorporated under the laws of the Republic of the Marshall Islands on January 4, 2008, originally under the name Seanergy Merger Corp., as a wholly-owned subsidiary of Seanergy Maritime Corp. We changed our name to Seanergy Maritime Holdings Corp. on July 11, 2008. Seanergy Maritime Corp.’s common shares were originally listed on the American Stock Exchange. On October 15, 2008, Seanergy Maritime Corp.’s common shares commenced trading on the Nasdaq Global Market. Following the dissolution of Seanergy Maritime Corp., our common shares started trading on the Nasdaq Global Market on January 28, 2009. Effective December 21, 2012, we transferred our stock listing to the Nasdaq Capital Market. The following information gives effect to a one-for-fifteen reverse stock split of our common shares that became effective on March 20, 2019.

On February 1, 2018, we issued an aggregate of 84,000 of our common shares to certain of our directors, officers and employees pursuant to the Plan.

On November 7, 2018, we issued an aggregate of 120,000 of our common shares to Cargill in connection with the lease financing transaction for the Championship.

On January 10, 2019, we issued an aggregate of 144,000 of our common shares to certain of our directors, officers and employees pursuant to the Plan.

On May 13, 2019, we sold 4,200,000 units at a price of $3.40 per unit in a public offering. Each unit consisted of one common share (or one pre-funded warrant in lieu of one common share in the unit), one Class B warrant to purchase one common share and one Class C warrant to purchase one common share. In connection with the sale of the securities, we issued one Representative Warrant to the underwriters to purchase 210,000 common shares. In connection with the offering, the underwriters exercised their overallotment option with regard to 630,000 Class B warrants and 630,000 Class C warrants.

Concurrently with the public offering on May 13, 2019, we sold 1,823,529 units in a private placement to Jelco in exchange for, inter alia, the forgiveness of certain payment obligations of ours, including all interest payments accrued and due through December 31, 2019, pursuant to a Securities Purchase Agreement entered into with Jelco on May 9, 2019, or the Purchase Agreement. In connection with the private placement, 1,823,529 common shares were issued to Jelco on May 13, 2019 and pursuant to the alternate cashless exercise of Jelco’s Class C warrants further 4,996,469 common shares were issued to Jelco on June 17, 2019. As of the date of this prospectus, the 1,823,529 Class B Warrants issued to Jelco remain outstanding. All Class C Warrants issued to Jelco were exercised on June 14, 2019.

On February 24, 2020, we issued an aggregate of 2,500,000 of our common shares to certain of our directors, officers and employees pursuant to the Plan.

Our Amended and Restated Articles of Incorporation and Second Amended and Restated Bylaws

Under our second amended and restated bylaws, annual shareholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. Special meetings of the shareholders, unless otherwise prescribed by law, may be called for any purpose or purposes at any time exclusively by the board of directors. Notice of every annual and special meeting of shareholders shall be given at least 15 but not more than 60 days before such meeting to each shareholder of record entitled to vote thereat.

Directors

Our directors are elected by the affirmative vote of a plurality of the votes cast at a meeting of the shareholders by the holders of shares entitled to vote in the election. Our amended and restated articles of incorporation and second amended and restated bylaws prohibit cumulative voting in the election of directors.

The board of directors must consist of at least one member and not more than thirteen. Each director shall be elected to serve until the third succeeding annual meeting of shareholders and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. The board of directors has the authority to fix the amounts which shall be payable to the members of our board of directors, and to members of any committee, for attendance at any meeting or for services rendered to us.

Classified Board

Our amended and restated articles of incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three-year terms. Approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of our company. It could also delay shareholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for two years.

Election and Removal

Our amended and restated articles of incorporation and second amended and restated bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our second amended and restated bylaws provide that our directors may be removed only for cause and only upon the affirmative vote of the majority of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Dissenters’ Rights of Appraisal and Payment

Under the BCA, our shareholders generally have the right to dissent from the sale of all or substantially all of our assets not made in the usual course of our business and receive payment of the fair value of their shares. However, the right of a dissenting shareholder to receive payment of the appraised fair value of his shares is not available under the BCA for the shares of any class or series of stock, which shares at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. In the event of any further amendment of our articles of incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment.

Shareholders’ Derivative Actions

Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Anti-takeover Provisions of our Charter Documents

Several provisions of our amended and restated articles of incorporation and second amended and restated bylaws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Limited Actions by Shareholders

Our amended and restated articles of incorporation and second amended and restated bylaws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders.

Our amended and restated articles of incorporation and second amended and restated bylaws provide that only our board of directors may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder may be prevented from calling a special meeting for shareholder consideration of a proposal over the opposition of our board of directors and shareholder consideration of a proposal may be delayed until the next annual meeting.

Blank Check Preferred Stock

Under the terms of our amended and restated articles of incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue up to 25,000,000 shares of blank check preferred stock. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.

Securities Offered in this Offering

We are offering 35,290,000 units, each unit consisting of one common share and one Class D Warrant to purchase one common share. We are also registering the common shares included in the units and the common shares issuable from time to time upon exercise of the warrants included in the units offered hereby. The following summary of certain terms and provisions of the warrants offered hereby is not complete and is subject to, and qualified in its entirety by the provisions of the form of warrant, which are filed as exhibits to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions set forth in the form of warrant.

We are also offering to each purchaser whose purchase of common shares in this offering would otherwise result in the purchaser, together with its affiliates, beneficially owning more than 4.99% of our outstanding common shares immediately following the consummation of this offering, the opportunity to purchase, if the purchaser so chooses, pre-funded warrants, in lieu of common shares that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding common shares. For each pre-funded warrant we sell (without regard to any limitation on exercise set forth therein), the number of common shares we are offering will be decreased on a one-for-one basis. Subject to limited exceptions, a holder of pre-funded warrants will not have the right to exercise any portion of its pre-funded warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, such limit may be increased to up to 9.99%) of the number of common shares outstanding immediately after giving effect to such exercise. Each pre-funded warrant is being sold together with a Class D Warrant with the same terms as the Class D Warrants accompanying the common shares. Because one Class D Warrant is being sold together in this offering with each common share or, in the alternative, each pre-funded warrant to purchase one common share, the number of Class D Warrants sold in this offering will not change as a result of a change in the mix of the common shares and pre-funded warrants sold.

Exercisability. The warrants are exercisable at any time after their original issuance and at any time up to the date that is five years after their original issuance for the Class D Warrants and until exercised for the pre-funded warrants. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the common shares underlying the warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of common shares purchased upon such exercise. If a registration statement registering the issuance of the common shares underlying the warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, the holder may, in its sole discretion, elect to exercise the warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of common shares determined according to the formula set forth in the warrant. No fractional common shares will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Exercise Limitation. A holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants.

Exercise Price. The exercise price per whole common share purchasable upon exercise of the warrants is $0.17 per share or 100% of the offering price of the unit for the Class D Warrants. The exercise price is subject to appropriate adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common shares. The exercise price for the pre-funded warrants is $0.01 per share and will not adjust in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common shares. The pre-funded warrants will be immediately exercisable and may be exercised at any time until they are exercised in full.

Transferability. Subject to applicable laws, the warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. We intend to apply for the listing of the Class D Warrants offered in this offering on the Nasdaq Capital Market. However, no assurance can be given that an active trading market for the Class D Warrants will develop and continue. Without an active trading market, the liquidity of the Class D Warrants will be limited.

Warrant Agent. The Class D Warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust, as warrant agent, and us. The warrants shall initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company (DTC) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Fundamental Transactions. In the event of a fundamental transaction, as described in the warrants and generally including, with certain exceptions, any reorganization, recapitalization or reclassification of our common shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common shares, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common shares, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction.

Rights as a Shareholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of our common shares, the holder of a warrant does not have the rights or privileges of a holder of our common shares, including any voting rights, until the holder exercises the warrant.

Governing Law. The warrants and the warrant agreement are governed by New York law.

Representative’s Warrant. We have agreed to issue to the Representative a warrant to purchase that number of common shares equal to five percent (5%) of the number of common shares, underlying units and pre-funded warrants sold in the offering. The warrant will be exercisable at any time, and from time to time, in whole or in part, commencing six (6) months from the effective date of the registration statement of which this prospectus forms a part and will expire three years from the effective date of the registration statement of which this prospectus forms a part. The warrant is exercisable at a per share price equal to 125% of the unit price in this offering. In addition, the warrant provides for registration rights upon request, in certain cases. See “Underwriting—Representative’s Warrant” section of this prospectus for a description of this warrant.

Transfer Agent

The registrar and transfer agent for our common shares and warrants is Continental Stock Transfer & Trust Company.

Listing

Our common shares, Class A Warrants and Class B Warrants trade on the Nasdaq Capital Market under the symbols “SHIP”, “SHIPW”, and “SHIPZ”, respectively. We intend to apply for the listing of the Class D Warrants on the Nasdaq Capital Market but not for the pre-funded warrants.

CERTAIN MARSHALL ISLANDS COMPANY CONSIDERATIONS

Our corporate affairs are governed by our amended and restated articles of incorporation, second amended and restated bylaws and the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States, including Delaware. While the BCA also provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands, and we cannot predict whether Marshall Islands courts would reach the same conclusions as Delaware or other courts in the United States. Accordingly, you may have more difficulty in protecting your interests under Marshall Islands law in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction that has developed a substantial body of case law. Furthermore, the Marshall Islands lacks a bankruptcy statute, and in the event of any bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding involving the Company, the bankruptcy laws of the United States or of another country having jurisdiction over the Company would apply. The following table provides a comparison between certain statutory provisions of the BCA and the Delaware General Corporation Law relating to shareholders’ rights.

Marshall Islands	Delaware
Shareholder Meetings
Held at a time and place as designated in the bylaws.	May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors.
Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the articles of incorporation or by the bylaws.	Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.
May be held in or outside of the Marshall Islands.	May be held in or outside of Delaware.
Notice:	Notice:
Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting and, unless it is an annual meeting, indicate that it is being issued by or at the direction of the person calling the meeting.

Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.

A copy of the notice of any meeting shall be given personally or sent by mail not less than 15 nor more than 60 days before the meeting.	Written notice shall be given not less than 10 nor more than 60 days before the meeting.
Shareholders’ Voting Rights

Any action required to be taken by a meeting of shareholders may be taken without a meeting if consent is in writing and is signed by all the shareholders entitled to vote with respect to the subject matter thereof.

Any action required to be taken by a meeting of shareholders may be taken without a meeting if a consent for such action is in writing and is signed by shareholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Any person authorized to vote may authorize another person or persons to act for him by proxy.	Any person authorized to vote may authorize another person or persons to act for him by proxy.

Marshall Islands	Delaware
Unless otherwise provided in the articles of incorporation or the bylaws, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one-third of the common shares entitled to vote at a meeting.

For stock corporations, the certificate of incorporation or bylaws may specify the number of shares required to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.

When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.	When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.
The articles of incorporation may provide for cumulative voting in the election of directors.	The certificate of incorporation may provide for cumulative voting in the election of directors.
Removal:	Removal:
If the articles of incorporation or the bylaws so provide, any or all of the directors may be removed without cause by vote of the shareholders.

Any or all of the directors may be removed for cause by vote of the shareholders.

Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote except: (1) unless the certificate of incorporation otherwise provides, in the case of a corporation whose board is classified, shareholders may effect such removal only for cause, or (2) if the corporation has cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, or, if there be classes of directors, at an election of the class of directors of which such director is a part.

Directors
Number of board members can be changed by an amendment to the bylaws, by the shareholders, or by action of the board under the specific provisions of a bylaw.
Number of board members shall be fixed by, or in a manner provided by, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment to the certificate of incorporation.

The board of directors must consist of at least one member.	The board of directors must consist of at least one member.
If the board of directors is authorized to change the number of directors, it can only do so by a majority of the entire board of directors and so long as no decrease in the number shortens the term of any incumbent director.

Marshall Islands	Delaware
Dissenter’s Rights of Appraisal
Shareholders have a right to dissent from any plan of merger, consolidation or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their shares. However, the right of a dissenting shareholder under the BCA to receive payment of the appraised fair value of his shares is not available for the shares of any class or series of stock, which shares at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders.

Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation, subject to limited exceptions, such as a merger or consolidation of corporations listed on a national securities exchange in which listed shares are the offered consideration or if such shares are held of record by more than 2,000 holders.

A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:

Alters or abolishes any preferential right of any outstanding shares having preference; or
Creates, alters or abolishes any provision or right in respect to the redemption of any outstanding shares.
Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or
Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class.
Shareholders’ Derivative Actions
An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time the action is brought and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law.

In any derivative suit instituted by a shareholder or a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder’s stock thereafter devolved upon such shareholder by operation of law.

A complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board of directors or the reasons for not making such effort. Such action shall not be discontinued, compromised or settled without the approval of the High Court of the Republic of The Marshall Islands.

Attorneys’ fees may be awarded if the action is successful.
A corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the common shares have a value of less than $50,000.

TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax and Marshall Islands tax consequences of the ownership and disposition of the units consisting of one common share or one pre-funded warrant and one Class D Warrant to purchase one common share, and our common shares, and of the ownership, exercise, lapse and disposition of the pre-funded warrantd and Class D Warrants, and of the material U.S. federal and Marshall Islands income tax consequences applicable to us and our operations. The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of our common shares or warrants, as applicable, that is treated for U.S. federal income tax purposes as:

•	an individual citizen or resident of the United States;
•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia; or
•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If you are not described as a U.S. Holder and are not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, you will be considered a “Non-U.S. Holder.” The U.S. federal income tax consequences applicable to Non-U.S. Holders is described below under the heading “United States Federal Income Taxation of Non-U.S. Holders.”

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our common shares or warrants through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common shares or warrants, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership.

This summary is based on the U.S. Internal Revenue Code of 1986, as is in effect as of the date of this prospectus, or the Code, its legislative history, Treasury Regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change, possibly on a retroactive basis.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only holders that will own and hold our common shares and warrants as capital assets within the meaning of Section 1221 of the Code and does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:

•	financial institutions or “financial services entities”;
•	broker-dealers;
•	taxpayers who have elected mark-to-market accounting for U.S. federal income tax purposes;
•	tax-exempt entities;
•	governments or agencies or instrumentalities thereof;
•	insurance companies;
•	regulated investment companies;
•	real estate investment trusts;
•	certain expatriates or former long-term residents of the United States;
•	persons that actually or constructively own 10% (by vote or value) or more of our shares;
•	persons that hold our common shares or warrants as part of a straddle, constructive sale, hedging, conversion or other integrated transaction;
•	persons required to recognize income for U.S. federal income tax purposes no later than when such income is included on an “applicable financial statement;” or

•	persons whose functional currency is not the U.S. dollar.

This summary does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, or state, local or non-U.S. tax laws.

We have not sought, nor do we intend to seek, a ruling from the Internal Revenue Service, or the IRS, as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court.

Because of the complexity of the tax laws and because the tax consequences to any particular holder of our common shares and warrants may be affected by matters not discussed herein, each such holder is urged to consult with its tax advisor with respect to the specific tax consequences of the ownership and disposition of our common shares and warrants, including the applicability and effect of state, local and non-U.S. tax laws, as well as U.S. federal tax laws.

United States Federal Income Tax Consequences

Taxation of Operating Income: In General

Unless exempt from United States federal income taxation under the rules discussed below, a foreign corporation is subject to United States federal income taxation in respect of any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis, from the participation in a shipping pool, partnership, strategic alliance, joint operating agreement, code sharing arrangements or other joint venture it directly or indirectly owns or participates in that generates such income, or from the performance of services directly related to those uses, which we refer to as “shipping income,” to the extent that the shipping income is derived from sources within the United States. For these purposes, 50% of the gross shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States, exclusive of certain U.S. territories and possessions, constitutes income from sources within the United States, which we refer to as “U.S. source gross shipping income.”

Shipping income attributable to transportation that both begins and ends in the United States is considered to be 100% from sources within the United States. We are prohibited by law from engaging in transportation that produces income considered to be 100% from sources within the United States.

Shipping income attributable to transportation exclusively between non-U.S. ports will be considered to be 100% derived from sources outside the United States. Shipping income derived from sources outside the United States will not be subject to any United States federal income tax.

For our 2019 taxable year, we had U.S. source gross shipping income of approximately $3,688,713.

We are subject to a 4% tax imposed without allowance for deductions for such taxable year, as described in “—Taxation in the Absence of Exemption”, unless we qualify for exemption from tax under Section 883 of the Code, the requirements of which are described in detail below. For our 2019 taxable year, we were subject to a U.S federal tax of $147,548.

Exemption of Operating Income from United States Federal Income Taxation

Under Section 883 of the Code and the regulations thereunder, we will be exempt from United States federal income taxation on our U.S.-source shipping income if:

•	we are organized in a foreign country (our “country of organization”) that grants an “equivalent exemption” to corporations organized in the United States; and one of the following is true:
•	more than 50% of the value of our shares is owned, directly or indirectly, by “qualified shareholders,” that are persons (i) who are “residents” of our country of organization or of another foreign country that grants an “equivalent exemption” to corporations organized in the United States, and (ii) we satisfy certain substantiation requirements, which we refer to as the “50% Ownership Test;” or
•	our shares are “primarily” and “regularly” traded on one or more established securities markets in our country of organization, in another country that grants an “equivalent exemption” to United States corporations, or in the United States, which we refer to as the “Publicly-Traded Test.”

The jurisdictions where we and our ship-owning subsidiaries are incorporated grant “equivalent exemptions” to United States corporations. Therefore, we will be exempt from United States federal income taxation with respect to our U.S. source shipping income if we satisfy either the 50% Ownership Test or the Publicly-Traded Test.

50% Ownership Test

Under the regulations, a foreign corporation will satisfy the 50% Ownership Test for a taxable year if (i) for at least half of the number of days in the taxable year, more than 50% of the value of its shares is owned, directly or constructively through the application of certain attribution rules prescribed by the regulations, by one or more shareholders who are residents of foreign countries that grant “equivalent exemption” to corporations organized in the United States and (ii) the foreign corporation satisfies certain substantiation and reporting requirements with respect to such shareholders. Holders of warrants will not be treated as constructive owners of shares for purposes of the 50% Ownership Test.

We did not satisfy the 50% Ownership Test for our 2019 taxable year. Furthermore, these substantiation requirements are onerous and therefore there can be no assurance that we would be able to satisfy them, even if our share ownership would otherwise satisfy the requirements of the 50% Ownership Test.

Publicly-Traded Test

The regulations provide that the stock of a foreign corporation will be considered to be “primarily traded” on an established securities market in a country if the number of shares of each class of stock used to satisfy the Publicly-Traded Test that is traded during the taxable year on all established securities markets in that country exceeds the number of shares in each such class that is traded during that year on established securities markets in any other single country.

Under the regulations, the stock of a foreign corporation will be considered “regularly traded” if one or more classes of its stock representing 50% or more of its outstanding shares, by total combined voting power of all classes of stock entitled to vote and by total combined value of all classes of stock, are listed on one or more established securities markets (such as Nasdaq Capital Market), which we refer to as the “listing threshold.”

The regulations further require that with respect to each class of stock relied upon to meet the listing requirement: (i) such class of the stock is traded on the market, other than in minimal quantities, on at least sixty (60) days during the taxable year or one-sixth (1/6) of the days in a short taxable year; and (ii) the aggregate number of shares of such class of stock traded on such market is at least 10% of the average number of shares of such class of stock outstanding during such year or as appropriately adjusted in the case of a short taxable year. Even if a foreign corporation does not satisfy both tests, the regulations provide that the trading frequency and trading volume tests will be deemed satisfied by a class of stock if such class of stock is traded on an established market in the United States and such class of stock is regularly quoted by dealers making a market in such stock.

Notwithstanding the foregoing, the regulations provide, in pertinent part, that a class of stock will not be considered to be “regularly traded” on an established securities market for any taxable year in which 50% or more of the vote and value of the outstanding shares of such class of stock are owned, actually or constructively under specified attribution rules, on more than half the days during the taxable year by persons who each own directly or indirectly 5% or more of the vote and value of such class of stock, whom we refer to as “5% Shareholders”. We refer to this restriction in the regulations as the “Closely-Held Rule”.

For purposes of being able to determine our 5% Shareholders, the regulations permit a foreign corporation to rely on Schedule 13G and Schedule 13D filings with the Commission. The regulations further provide that an investment company that is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Shareholder for such purposes.

The Closely-Held Rule will not disqualify a foreign corporation, however, if it can establish or substantiate that qualified shareholders own, actually or constructively under specified attribution rules, sufficient shares in the closely-held block of stock to preclude the shares in the closely-held block that are owned by non-qualified 5% Shareholders from representing 50% or more of the value of such class of stock for more than half of the days during the tax year. These substantiation requirements are onerous and consequently there can be no assurance that we would be able to satisfy them with respect to any taxable year. We do not believe that we satisfied that less than 50% of our shares were held for more than half of the days in the 2019 taxable year by non-qualified 5% Shareholders. Additionally, holders of warrants will not be treated as constructive owners of shares for purposes of the Closely-Held Rule.

Due to the factual nature of the issues involved, there can be no assurance that we or any of our subsidiaries will qualify for the benefits of Section 883 of the Code for future taxable years.

Taxation in Absence of Exemption

To the extent the benefits of Section 883 are unavailable, our U.S. source gross shipping income, to the extent not considered to be “effectively connected” with the conduct of a U.S. trade or business, as described below, would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions, otherwise referred to as the “4% Tax.” Since under the sourcing rules described above, no more than 50% of our shipping income would be treated as being derived from U.S. sources, the maximum effective rate of U.S. federal income tax on our shipping income would never exceed 2% under the 4% Tax.

To the extent the benefits of the Section 883 exemption are unavailable and our U.S. source gross shipping income is considered to be “effectively connected” with the conduct of a U.S. trade or business, as described below, any such “effectively connected” U.S. source gross shipping income, net of applicable deductions, would be subject to the U.S. federal corporate income tax currently imposed at a rate of 21%. In addition, we may be subject to the 30% “branch profits” tax on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of our U.S. trade or business.

Our U.S. source gross shipping income would be considered “effectively connected” with the conduct of a U.S. trade or business only if:

•	we have, or are considered to have, a fixed place of business in the United States involved in the earning of shipping income; and
•	substantially all of our U.S. source gross shipping income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States, or, in the case of income from the leasing of a vessel, is attributable to a fixed place of business in the United States.

We do not intend to have, or permit circumstances that would result in having, any vessel operating to the United States on a regularly scheduled basis, or earning income from the leasing of a vessel attributable to a fixed place of business in the United States. Based on the foregoing and on the expected mode of our shipping operations and other activities, we believe that none of our U.S. source gross shipping income will be “effectively connected” with the conduct of a U.S. trade or business.

United States Taxation of Gain on Sale of Vessels

Regardless of whether we qualify for exemption under Section 883, we will not be subject to United States federal income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under United States federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. It is expected that any sale of a vessel by us will be considered to occur outside of the United States.

United States Federal Income Taxation of U.S. Holders

Allocation of Purchase Price and Characterization of a Unit

No statutory, administrative or judicial authority directly addresses the treatment of a unit or instruments similar to a unit for U.S. federal income tax purposes and, therefore, that treatment is not entirely clear. The acquisition of a unit should be treated for U.S. federal income tax purposes as the acquisition of one common share or one pre-funded warrant and one Class D Warrant. For U.S. federal income tax purposes, each holder of a unit must allocate the purchase price paid by such holder for such unit between the common share or pre-funded warrant and Class D Warrant based on the relative fair market value of each at the time of issuance. Under U.S. federal income tax law, each investor must make his or her own determination of such value based on all the relevant facts and circumstances. Therefore, we strongly urge each investor to consult his or her tax adviser regarding the determination of value for these purposes. The price allocated to each common share or pre-funded warrant and each Class D Warrant should be the shareholder’s tax basis in such share or pre-funded warrant and each Class D Warrant, as the case may be. Any disposition of a unit should be treated for U.S. federal income tax purposes as a disposition of the common share or pre-funded warrant and Class

D Warrant comprising the unit, and the amount realized on the disposition should be allocated between the common share or pre-funded warrant and Class D Warrant based on their respective relative fair market values at the time of disposition (as determined by each such unit holder based on all relevant facts and circumstances). The separation of the common share or pre-funded warrant and the Class D Warrant comprising a unit should not be a taxable event for U.S. federal income tax purposes.

The foregoing treatment of the common shares, pre-funded warrants and Class D Warrants and a holder’s purchase price allocation are not binding on the IRS or the courts. Because there are no authorities that directly address instruments that are similar to the units, no assurance can be given that the IRS or the courts will agree with the characterization described above or the discussion below. Accordingly, each prospective investor is urged to consult its own tax advisors regarding the tax consequences of an investment in a unit (including alternative characterizations of a unit). The balance of this discussion assumes that the characterization of the units described above is respected for U.S. federal income tax purposes.

Tax Treatment of the Pre-Funded Warrants

We believe that our pre-funded warrants should be treated as our common shares for U.S. federal income tax purposes, rather than warrants. Assuming this position is upheld, no gain or loss should be recognized upon the exercise of a pre-funded warrant and, upon exercise, the holding period of a pre-funded warrant should carry over to the common share received. Similarly, the tax basis of a pre-funded warrant should carry over to the common share received upon exercise, increased by the exercise price of $0.01 per share. However, our position is not binding on the IRS and the IRS may treat the pre-funded warrants as warrants to acquire our common shares. You should consult your tax advisor regarding the U.S. federal tax consequences of an investment in the pre-funded warrants. The following discussion assumes our pre-funded warrants are properly treated as our common shares.

Taxation of Distributions Paid on Common Shares

Subject to the passive foreign investment company, or PFIC, rules discussed below, any distributions made by us with respect to common shares to a U.S. Holder will generally constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described in more detail below, to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a non-taxable return of capital to the extent of the U.S. Holder’s tax basis in his common shares on a dollar-for-dollar basis and thereafter as capital gain. Because we are not a U.S. corporation, U.S. Holders that are corporations will generally not be entitled to claim a dividends-received deduction with respect to any distributions they receive from us.

Dividends paid on common shares to a U.S. Holder which is an individual, trust, or estate (a “U.S. Non-Corporate Holder”) will generally be treated as “qualified dividend income” that is taxable to such shareholders at preferential U.S. federal income tax rates provided that (1) the common shares are readily tradable on an established securities market in the United States (such as Nasdaq Capital Market on which the common shares are currently listed); (2) we are not a passive foreign investment company, or PFIC, for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are or have been, and do not expect to be); (3) the U.S. Non-Corporate Holder has owned the common shares for more than 60 days in the 121-day period beginning 60 days before the date on which the common shares become ex-dividend; and (4) certain other conditions are met.

Any dividends paid by us which are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Holder.

Special rules may apply to any “extraordinary dividend”—generally, a dividend in an amount which is equal to or in excess of 10% of a shareholder’s adjusted basis in a common share—paid by us. If we pay an “extraordinary dividend” on our common shares that is treated as “qualified dividend income,” then any loss derived by a U.S. Non-Corporate Holder from the sale or exchange of such common shares will be treated as long-term capital loss to the extent of such dividend.

Sale, Exchange or other Disposition of Common Shares and Warrants

Assuming we do not constitute a PFIC for any taxable year, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our common shares or warrants in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s tax basis in such shares or warrants. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period in the common shares or warrants is greater than one year at the time of the sale, exchange or other disposition. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations.

U.S. Federal Income Tax Treatment of the Warrants

Neither we nor a U.S. Holder of a warrant will recognize gain or loss as a result of the U.S. Holder’s receipt of our common shares upon exercise of a warrant. A U.S. Holder’s adjusted tax basis in the common shares received will be an amount equal to the sum of (i) the U.S. Holder’s adjusted tax basis in the warrant exercised and (ii) the amount of the exercise price for the warrant. If the warrants lapse without being exercised, the U.S. Holder will recognize capital loss in the amount equal to the U.S. Holder’s adjusted tax basis in the warrants. A U.S. Holder’s holding period for common shares received upon exercise of a warrant (other than a pre-funded warrant) will commence on the date the warrant is exercised.

The exercise price of a warrant is subject to adjustment under certain circumstances. If an adjustment increases a proportionate interest of the holder of a warrant in the fully diluted common shares without proportionate adjustments to the holders of our common shares, U.S. Holder of the warrants may be treated as having received a constructive distribution, which may be taxable to the U.S. Holder as a dividend.

The tax consequences of holding and disposing of our common shares is discussed above. U.S. Holders of our warrants should also carefully review the section titled “Passive Foreign Investment Company Rules” as a U.S. Holder generally will not be able to make a QEF election with respect to the warrants if we are a PFIC.

Passive Foreign Investment Company Rules

Special U.S. federal income tax rules apply to a U.S. Holder that holds stock, or is treated as holding stock by application of certain attribution rules (for instance, treating options or warrants as stock), in a foreign corporation classified as a PFIC for U.S. federal income tax purposes. In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which such holder held our common shares or warrants, either:

•	at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or
•	at least 50% of the average value of the assets held by the corporation during such taxable year produce, or are held for the production of, passive income.

For purposes of determining whether we are a PFIC, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any of our subsidiary corporations in which we own at least 25% of the value of the subsidiary’s stock. Income earned, or deemed earned, by us in connection with the performance of services should not constitute passive income. By contrast, rental income, which includes bareboat hire, would generally constitute “passive income” unless we are treated under specific rules as deriving rental income in the active conduct of a trade or business.

Based on our current operations and future projections, we do not believe that we are or have been a PFIC during our 2019 taxable year, nor do we expect to become a PFIC with respect to our 2020 taxable year or any future taxable year. Although there is no legal authority directly on point, our belief is based principally on the position that, for purposes of determining whether we are a PFIC, the gross income we derive or are deemed to derive from the time chartering and voyage chartering activities of our wholly-owned subsidiaries should constitute services income, rather than rental income. Correspondingly, we believe that such income does not constitute passive income, and the assets that we or our wholly-owned subsidiaries own and operate in connection with the production of such income, in particular, the vessels, do not constitute passive assets for purposes of determining whether we are a PFIC. We believe there is substantial legal authority supporting our position consisting of case law and Internal Revenue Service pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes. It should be noted that in the absence of any legal authority specifically relating to the statutory provisions governing PFICs, the Internal Revenue Service or a court could disagree with this position. In addition, although we intend to conduct our affairs in a manner so as to avoid being classified as a PFIC with respect to any taxable year, there can be no assurance that the nature of our operations will not change in the future.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder of our common shares (but not our warrants, other than pre-funded warrants) makes an election to treat us as a “Qualified Electing Fund,” which election is referred to as a “QEF election.” As an alternative to making a QEF election, a U.S. Holder of our common shares (but not our warrants, other than pre-funded warrants) should be able to make a “mark-to-market” election with respect to the common shares, as discussed below. In addition, if we were to be treated as a PFIC, a U.S. Holder would be required to file an IRS Form 8621 with respect to such holder’s common shares.

Taxation of U.S. Holders Making a Timely QEF Election

If a U.S. Holder of our common shares (including pre-funded warrants) makes a timely QEF election, which U.S. Holder is referred to as an “Electing Holder,” the Electing Holder must report each year for U.S. federal income tax purposes its pro rata share of our ordinary earnings and our net capital gain, if any, for our taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from us by the Electing Holder. The Electing Holder’s adjusted tax basis in the common shares will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the adjusted tax basis in the common shares and will not be taxed again once distributed. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of the common shares. A U.S. Holder would make a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with his, her or its U.S. federal income tax return. After the end of each taxable year, we will determine whether we were a PFIC for such taxable year. If we determine or otherwise become aware that we are a PFIC for any taxable year, we will use commercially reasonable efforts to provide each U.S. Holder with all necessary information, including a PFIC Annual Information Statement, in order to enable such holder to make a QEF election for such taxable year. A U.S. Holder will not be able to make a QEF election in respect of our warrants (other than pre-funded warrants). U.S. Holders of our common shares or warrants are urged to consult their own tax advisors regarding the application of the PFIC rules and the QEF rules to them.

Taxation of U.S. Holders Making a “Mark-to-Market” Election

Alternatively, if we were to be treated as a PFIC for any taxable year and, as anticipated, our common shares are treated as “marketable stock,” a U.S. Holder would be allowed to make a “mark-to-market” election with respect to our common shares. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common shares at the end of the taxable year over such U.S. Holder’s adjusted tax basis in the common shares. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the common shares over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s tax basis in his common shares would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of the common shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder. The mark-to-market election is generally unavailable to U.S. Holders of our warrants, other than pre-funded warrants.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election

Finally, if we were to be treated as a PFIC for any taxable year, a U.S. Holder who does not make either a timely QEF election or a timely “mark-to-market” election for that year, whom we refer to as a “Non-Electing Holder,” would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common shares in a taxable year in excess of 125 percent of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for the common shares), and (2) any gain realized on the sale, exchange or other disposition of our common shares or warrants. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the Non-Electing Holders’ aggregate holding period for the common shares or warrants (as the case may be);
•	the amount allocated to the current taxable year and any taxable year before we became a passive foreign investment company would be taxed as ordinary income; and

•	the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a pension or profit sharing trust or other tax-exempt organization that did not borrow funds or otherwise utilize leverage in connection with its acquisition of our common shares or warrants. If a Non-Electing Holder who is an individual dies while owning our common shares, such Non-Electing Holder’s successor generally would not receive a step-up in tax basis with respect to such common shares or warrants.

Net Investment Income Tax

A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) such U.S. Holder’s “net investment income” (or undistributed “net investment income” in the case of estates and trusts) for the relevant taxable year and (2) the excess of such U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income will generally include its gross dividend income and its net gains from the disposition of the common shares, unless such dividends or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). Net investment income generally will not include a U.S. Holder’s pro rata share of the Company’s income and gain (if we are a PFIC and that U.S. Holder makes a QEF election, as described above in “—Taxation of U.S. Holders Making a Timely QEF or Mark-to Market Election”). However, a U.S. Holder may elect to treat inclusions of income and gain from a QEF election as net investment income. Failure to make this election could result in a mismatch between a U.S. Holder’s ordinary income and net investment income. If you are a U.S. Holder that is an individual, estate or trust, you are urged to consult your tax advisor regarding the applicability of the net investment income tax to your income and gains in respect of your investment in our common shares or warrants.

United States Federal Income Taxation of Non-U.S. Holders

Dividends paid to a Non-U.S. Holder with respect to our common shares generally should not be subject to U.S. federal income tax, unless the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States).

In addition, a Non-U.S. Holder generally should not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of our common shares or warrants unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case such gain from United States sources may be subject to tax at a 30% rate or a lower applicable tax treaty rate).

Dividends and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally should be subject to tax in the same manner as for a U.S. Holder and, if the Non-U.S. Holder is a corporation for U.S. federal income tax purposes, it also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

A Non-U.S. Holder will generally not be subject to U.S. federal income tax upon the acquisition, holding, exercise or lapse of our warrants.

Backup Withholding and Information Reporting

In general, information reporting for U.S. federal income tax purposes should apply to distributions made on our common shares within the United States to a non-corporate U.S. Holder and to the proceeds from sales and other dispositions of our common shares or warrants to or through a U.S. office of a broker by a non-corporate U.S. Holder. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances.

In addition, backup withholding of U.S. federal income tax, currently at a rate of 24%, generally should apply to distributions paid on our common shares to a non-corporate U.S. Holder and the proceeds from sales and other dispositions of our common shares or warrants by a non-corporate U.S. Holder, who:

•	fails to provide an accurate taxpayer identification number;
•	is notified by the IRS that backup withholding is required; or
•	fails in certain circumstances to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding generally should be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS.

Individuals who are U.S. Holders (and to the extent specified in applicable Treasury regulations, certain individuals who are Non-U.S. Holders and certain U.S. entities) who hold “specified foreign financial assets” (as defined in Section 6038D of the Code) are required to file IRS Form 8938 with information relating to the asset for each taxable year in which the aggregate value of all such assets exceeds $75,000 at any time during the taxable year or $50,000 on the last day of the taxable year (or such higher dollar amount as prescribed by applicable Treasury regulations). Specified foreign financial assets would include, among other assets, the common shares, unless the shares held through an account maintained with a U.S. financial institution. Substantial penalties apply to any failure to timely file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not due to willful neglect. Additionally, in the event an individual U.S. Holder (and to the extent specified in applicable Treasury regulations, an individual Non-U.S. Holder or a U.S. entity) that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed. U.S. Holders (including U.S. entities) and Non-U.S. Holders are encouraged consult their own tax advisors regarding their reporting obligations under this legislation.

Marshall Islands Tax Consequences

We are incorporated in the Republic of the Marshall Islands. Under current Marshall Islands law, we are not subject to tax on income or capital gains, no Marshall Islands withholding tax will be imposed upon payment of dividends by us to its shareholders, and holders of our common shares that are not residents of or domiciled or carrying on any commercial activity in the Marshall Islands will not be subject to Marshall Islands tax on the sale or other disposition of our common shares.

UNDERWRITING

We have entered into an underwriting agreement with Maxim Group LLC (the “Representative”), as the sole representative and sole book-running manager, dated March 31, 2020. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below, and each underwriter below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of units listed next to its name in the following table:

Number of Units
Maxim Group LLC	35,290,000

The underwriters are committed to purchase all of the units offered by us other than those covered by the over-allotment option described below, if they purchase any units. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the units, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by its counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-Allotment Option

We have granted a 45-day option to the underwriters, exercisable one or more times in whole or in part, to purchase up to 5,293,500 additional common shares and/or pre-funded warrants and/or 5,293,500 additional Class D Warrants, less the underwriting discounts and commissions, to cover over-allotments, if any.

Discounts

The following table shows the per unit and total underwriting discounts and commissions to be paid to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional securities.

			Total
	Per Unit	Per Pre- Funded Unit	Without Option	With Option
Public offering price	$0.17	$0.16	$5,898,300	$6,798,195
Underwriting discounts and commissions	$0.0119	$0.0119	$419,951	$482,944
Proceeds, before expenses, to us	$0.1581	$0.1481	$5,478,349	$6,315,251

The underwriters propose to offer the units offered by us to the public at the public offering price set forth on the cover of this prospectus. In addition, the underwriters may offer some of the units to other securities dealers at such price less a concession of $0.0068 per unit. If all of the units offered by us are not sold at the public offering price, the Representative may change the offering price and other selling terms by means of a supplement to this prospectus.

We have paid an expense deposit of $15,000 to the Representative, which will be applied as a reasonable advance against out-of-pocket accountable expenses actually anticipated to be incurred by the Representative. The advance will be returned to us to the extent not actually incurred in accordance with FINRA Rule 5110(f)(2)(c).

We have also agreed to pay the following expenses of the Representative relating to the offering: (a) all filing fees and communication expenses associated with the review of this offering by FINRA; (b) all fees, expenses and disbursements relating to background checks of our officers and directors in an amount not to exceed $5,000 in the aggregate; and (c) fees for underwriters’ counsel; in an aggregate amount not to exceed $75,000.

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $400,000. This amount includes the Representative’s accountable expenses, including legal fees for Representative’s legal counsel, that we have agreed to pay at the closing of the offering in an aggregate amount of up to $75,000.

Discretionary Accounts

The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which it has discretionary authority.

Lock-Up Agreements

Pursuant to “lock-up” agreements, we, all of our executive officers and directors, and certain affiliates, have agreed, subject to certain exceptions, without the prior written consent of the Representative not to directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) any of our units, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of our securities, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any common shares or securities convertible into or exercisable or exchangeable for common shares or any other securities of our Company or publicly disclose the intention to do any of the foregoing, subject to certain exceptions, for a period of 120 days from the closing of this offering.

Representative’s Warrant

We have agreed to issue to the Representative a warrant to purchase that number of common shares equal to 5% of the number of common shares, underlying units and pre-funded warrants sold in this offering. The warrant will be exercisable at any time, and from time to time, in whole or in part, commencing six months from the effective date of the registration statement of which this prospectus forms a part and will expire three years from the effective date of the registration statement of which this prospectus forms a part. The warrant is exercisable at a per share price equal to 125% of the unit price in this offering. Such warrant will be subject to FINRA Rule 5110(g)(1) in that, except as otherwise permitted by FINRA rules, for a period of 180 days following the effective date of the registration statement of which this prospectus forms a part, the warrant shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person except as permitted by FINRA Rule 5110(g)(2).

The warrants will have piggyback and demand registration rights as permitted under FINRA Rule 5110(f)(2)(G). The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation.

Right of First Refusal

Upon the closing of this offering, for a period of 180 days following the effective date of the registration statement of which this prospectus forms a part, the Representative shall have the right of first refusal to act as lead left book runner and lead left manager and/or lead left placement agent, with between 40% to 75% of the economics for a transaction involving two investment banks and between 30% to 60% of the economics for a transaction involving three investment banks as determined by certain variables, for any and all future public and private equity (with limited exclusions), equity-linked, convertible or debt offerings of our securities in the United States.

Other Compensation

Within six (6) months following either the expiration of our engagement of the Representative or the consummation of the offering, if we complete any financing of equity, equity-linked, convertible or debt or other capital raising activity (other than the exercise by any person or entity of any options, warrants or other convertible securities issued in the offering) with any of the investors that have participated in the offering (excluding any investors that held any of our securities prior to the expiration of the engagement or the closing of the offering, or have been introduced by us to the Representative), the Representative will be entitled to compensation as set forth in this section and a Representative’s Warrant upon the closing of such other financing.

Electronic Offer, Sale and Distribution of Shares

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members. The Representative may agree to allocate a number of common shares to the underwriters and selling group members for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriter and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us, and should not be relied upon by investors.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

•	Stabilizing transactions permit bids to purchase securities so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress.
•	Over-allotment transactions involve sales by the underwriters of securities in excess of the number of securities the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriters is not greater than the number of securities that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of securities in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing securities in the open market.
•	Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of the securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared with the price at which they may purchase securities through exercise of the over-allotment option. If the underwriters sell more securities than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the securities in the open market that could adversely affect investors who purchase in the offering.
•	Penalty bids permit the Representative to reclaim a selling concession from a syndicate member when the securities originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As a result, the price of our securities in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our securities. These transactions may be effected on the Nasdaq Capital Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In connection with this offering, the underwriters and selling group members may engage in passive market making transactions in our securities in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Certain Relationships

The underwriters and their affiliates have provided, or may in the future provide, various investment banking, commercial banking, financial advisory, brokerage or other services to us and our affiliates for which services they have received, and may in the future receive, customary fees and expense reimbursement.

The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of its business for which they may receive customary fees and reimbursements of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of our Company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

Canada

This prospectus constitutes an “exempt offering document” as defined in and for the purposes of applicable Canadian securities laws. No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of the securities. No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this prospectus or on the merits of the securities and any representation to the contrary is an offence.

Canadian investors are advised that this prospectus has been prepared in reliance on section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”). Pursuant to section 3A.3 of NI 33-105, this prospectus is exempt from the requirement that the Company and the underwriter(s) provide Canadian investors with certain conflicts of interest disclosure pertaining to “connected issuer” and/or “related issuer” relationships that may exist between the Company and the underwriter(s) as would otherwise be required pursuant to subsection 2.1(1) of NI 33-105.

Resale Restrictions

The offer and sale of the securities in Canada is being made on a private placement basis only and is exempt from the requirement that the Company prepares and files a prospectus under applicable Canadian securities laws. Any resale of securities acquired by a Canadian investor in this offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, pursuant to a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the securities outside of Canada.

Representations of Purchasers

Each Canadian investor who purchases securities will be deemed to have represented to the Company, the underwriters and to each dealer from whom a purchase confirmation is received, as applicable, that the investor is (i) purchasing as principal, or is deemed to be purchasing as principal in accordance with applicable Canadian securities laws, for investment only and not with a view to resale or redistribution; (ii) an “accredited investor” as such term is defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions or, in Ontario, as such term is defined in section 73.3(1) of the Securities Act (Ontario); and (iii) is a “permitted client” as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Taxation and Eligibility for Investment

Any discussion of taxation and related matters contained in this prospectus does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian investor when deciding to purchase the securities and, in particular, does not address any Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment in the securities or with respect to the eligibility of the securities for investment by such investor under relevant Canadian federal and provincial legislation and regulations.

Rights of Action for Damages or Rescission

Securities legislation in certain of the Canadian jurisdictions provides certain purchasers of securities pursuant to an offering memorandum (such as this prospectus), including where the distribution involves an “eligible foreign security” as such term is defined in Ontario Securities Commission Rule 45-501 Ontario Prospectus and Registration Exemptions and in Multilateral Instrument 45-107 Listing Representation and Statutory Rights of Action Disclosure Exemptions, as applicable, with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where the offering memorandum, or other offering document that constitutes an offering memorandum, and any amendment thereto, contains a “misrepresentation” as defined under applicable Canadian securities laws. These remedies, or notice with respect to these remedies, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed under, and are subject to limitations and defenses under, applicable Canadian securities legislation. In addition, these remedies are in addition to and without derogation from any other right or remedy available at law to the investor.

Language of Documents

Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (the “PRC”) (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

(a) to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

(c) to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of our Company or any underwriter for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by our Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs non-qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the “ISA”), nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societá e la Borsa, “CONSOB”) pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

•	to Italian qualified investors, as defined in Article 100 of Decree No. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 11971”) as amended (“Qualified Investors”); and
•	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and
•	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”), pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the

Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority.

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor have we received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by our Company.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to our company.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

EXPENSES RELATING TO THIS OFFERING

We estimate the expenses in connection with the distribution of our securities in this offering, other than underwriting discounts, will be as set forth in the table below.

Commission registration fee	$1,937
Financial Industry Regulatory Authority Filing fee	$2,365
Printing expenses	$50,000
Legal fees and expenses	$150,000
Accounting fees and expenses	$100,000
Miscellaneous fees and expenses	$95,698
Total	$400,000

LEGAL MATTERS

The validity of the securities offered by this prospectus and certain other legal matters relating to United States and Marshall Islands law are being passed upon for us by Watson Farley & Williams LLP, New York, New York. The underwriters are being represented by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The consolidated financial statements of Seanergy Maritime Holdings Corp. appearing in Seanergy Maritime Holdings Corp.’s Annual Report (Form 20-F) for the year ended December 31, 2019 (including schedule appearing therein), have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 3 to the consolidated financial statements), included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing. Ernst & Young (Hellas) Certified Auditors Accountants S.A. is located at Chimarras 8B, 15125, Maroussi, Athens, Greece and is registered as a corporate body with the public register for company auditors-accountants kept with the Body of Certified-Auditors-Accountants, or SOEL, Greece with registration number 107.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission a registration statement on Form F-1 under the Securities Act, with respect to the common shares offered hereby. For the purposes of this section, the term registration statement on Form F-1 means the original registration statement on Form F-1 and any and all amendments including the schedules and exhibits to the original registration statement or any amendment. This prospectus does not contain all of the information set forth in the registration statement on Form F-1 we filed. Each statement made in this prospectus concerning a document filed as an exhibit to the registration statement on Form F-1 is qualified by reference to that exhibit for a complete statement of its provisions. The registration statement on Form F-1, including its exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. 20549. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

Information Provided by the Company

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. GAAP. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of Nasdaq, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

DOCUMENTS INCORPORATED BY REFERENCE

The Commission allows us to “incorporate by reference” into this prospectus the information we file with, and furnish to it, which means that we can disclose important information to you by referring you to those filed or furnished documents. The information incorporated by reference is considered to be a part of this prospectus. However, statements contained in this prospectus or in documents that we file with or furnish to the Commission and that are incorporated by reference into this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed or furnished documents or reports that have been incorporated by reference into this prospectus, to the extent the new information differs from or is inconsistent with the old information. We hereby incorporate by reference the documents listed below:

•	our Annual Report on Form 20-F for the year ended December 31, 2019, filed with the Commission on March 5, 2020; and
•	our Report on Form 6-K filed on March 5, 2020.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus. You may obtain a copy of these documents by writing to or telephoning us at the following address: Attn: General Counsel, Seanergy Maritime Holdings Corp., 154 Vouliagmenis Avenue, 166 74 Glyfada, Athens, Greece, Tel: +30 2130181507. Alternatively, copies of these documents are available via our website (http://www.seanergymaritime.com/). The information on our website is not incorporated by reference into this prospectus.

35,290,000

Units consisting of
Common Shares or
Pre-Funded Warrants to Purchase Common Shares and
Class D Warrants to Purchase Common Shares

PROSPECTUS

Maxim Group LLC

March 31, 2020